   As filed with the Securities and Exchange Commission on November 12, 2003.

                                                             File No. 333-101570

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               -------------------

                              LP INNOVATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            NEVADA                                  8742                          13-4222128

(State or Other Jurisdiction of        (Primary Standard Industrial       (IRS Employer Identification
 Incorporation or Organization)         Classification Code Number)                Number)

                                   66 B STREET
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 444-7447
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

              DOUGLAS A. LAUE
          CHIEF FINANCIAL OFFICER                             Copy to:
            LP INNOVATIONS, INC.
                66 B STREET                              PETER G. SMITH, ESQ.
        NEEDHAM, MASSACHUSETTS 02494             KRAMER LEVIN NAFTALIS & FRANKEL LLP
               (781) 444-7447                              919 THIRD AVENUE
                                                      NEW YORK, NEW YORK 10022
                                                          (212) 715-9100

  (Name, Address, Including Zip Code, and
  Telephone Number, Including Area Code,
  of Agent for Service)
       ------------------------------------------------------------------

              Approximate date of commencement of proposed sale to
         the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                         ------------------------------

                         CALCULATION OF REGISTRATION FEE


-------------------------- ----------------------- ----------------------- ----------------------- ------------------------
 Title of Each Class of                               Proposed Maximum        Proposed Maximum
    Securities to be            Amount to be         Offering Price Per      Aggregate Offering    Amount of Registration
       Registered                Registered               Unit                    Price                     Fee
-------------------------- ----------------------- ----------------------- ----------------------- ------------------------
Common stock, par value        9,459,419 (1)             $1.00 (2)(a)            $9,529,419(3)             $377(4)
$0.01 per share                                          $1.25 (2)(b)
-------------------------- ----------------------- ----------------------- ----------------------- ------------------------
Rights                           7,507,481                  --                      --                       --
-------------------------- ----------------------- ----------------------- ----------------------- ------------------------
Options                           545,816                   --                      --                       --
-------------------------- ----------------------- ----------------------- ----------------------- ------------------------
Warrants                          280,000                   --                      --                       --
-------------------------- ----------------------- ----------------------- ----------------------- ------------------------

(1) Represents the aggregate of (a) 7,507,481, the estimated maximum number of shares of Registrant common stock to be offered in the rights offering to its stockholders and to stockholders of Casual Male Retail Group, Inc.
      (CMRG), (b) 545,816, the number of shares of Registrant common stock that may be issuable upon exercise of options to be issued to CMRG optionholders in connection with the rights offering, (c) 1,126,122, the approximate number of additional shares of Registrant common stock that may be purchased by certain mandatory purchasers (over-allocation shares) in connection with the rights offering, and (d) 280,000, the number of shares of Registrant common stock that may be issuable upon exercise of warrants to be issued to certain mandatory purchasers (warrant shares) in connection with the rights offering. The precise maximum number of Registrant shares to be issued cannot presently be determined because (i) such number will only be finally determined following completion of the rights offering and (ii) any shares resulting from the rounding up of fractional shares will not be known until completion of the rights offering.
(2) Pursuant to Rule 457(o) under the Securities Act of 1933 and estimated solely for the purpose of calculating the registration fee, (a) the proposed maximum offering price per unit for the shares referred to in note (1)(a), (1)(b) and (1)(c) above is $1.00, the exercise price per share for the rights, options and the over-allocation shares, and (b) the proposed maximum offering price per unit for the shares referred to in note (1)(d) above is $1.25, the exercise price per share for the warrants.
(3) Pursuant to Rule 457(o) under the Securities Act of 1933 and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the sum of (a) the product of
      (i) $1.00, the exercise price per share described in note (2)(a) and (ii) 9,179,419, the number of shares of Registrant common stock that will be issuable upon exercise of the rights, options and over-allocation shares, and (b) the product of (i) $1.25, the exercise price per share described in note (2)(b) and (ii) 280,000, the number of warrant shares.

(4) A fee in the amount of $449 was previously paid by Registrant with the initial filing of this Registration Statement in respect of shares of Registrant common stock underlying certain warrants which were initially contemplated to be issued by the Registrant. The Registrant no longer intends to issue those warrants. The fee balance, as recalculated, with respect to the increase in the Proposed Maximum Aggregate Offering Price, is $377, which is being paid with this filing. The rights, options and warrants are being registered in the same registration statement as the shares of common stock underlying such rights, options and warrants and, therefore, no separate registration fee is required pursuant to Rule 457(g).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2003

                                   PROSPECTUS

                           [LP INNOVATIONS, INC. LOGO]



                              LP INNOVATIONS, INC.

           APPROXIMATELY 9,455,000 SHARES OF COMMON STOCK PURSUANT TO APPROXIMATELY 7,500,000 RIGHTS, APPROXIMATELY 1,125,000 OVER-ALLOCATION SHARES,
               APPROXIMATELY 550,000 OPTIONS AND 280,000 WARRANTS

LP Innovations, Inc. (which we refer to as LPI), which is presently majority-owned by Casual Male Retail Group, Inc. (which we refer to as CMRG), is granting to its stockholders, which consist of CMRG, and holders of LPI restricted common stock, rights to purchase approximately 7,500,000 shares of LPI common stock. The rights offering is being effected in connection with a plan to establish LPI as a separate public company, which will be owned by CMRG stockholders who subscribe for shares of LPI common stock in the offering and LPI restricted stockholders. The holders of LPI restricted common stock consist of LPI's executive officers, certain other members of LPI management and an LPI director. CMRG is distributing to its stockholders the approximately 6,000,000 rights that it receives from LPI. If you own shares of CMRG common stock, you will receive one non-transferable right for every six shares of CMRG common stock that you own as of the record date. If you own shares of LPI restricted common stock, you will receive one right for every approximately 0.60 shares of LPI common stock that you own as of the record date. The record date is ____________. Each right entitles its holder to:

o a basic subscription privilege to purchase one share of LPI common stock at a subscription price of $1.00 per share; and

o if you elect to exercise the basic subscription privileges for all of your rights, an over-subscription privilege to subscribe for additional shares that are not subscribed for by other holders of rights at the same subscription price per share. Over-subscription privileges as to rights received by CMRG stockholder distributees will be limited to CMRG stockholder distributees. Over-subscription privileges as to rights received by LPI restricted stockholder distributees will be limited to LPI restricted stockholder distributees.

If there are not enough shares available to satisfy all over-subscriptions, LPI will allocate the available shares separately among holders who exercise their over-subscription privilege pro rata according to their respective holdings in CMRG common stock or LPI restricted common stock, as applicable.

The expiration date of the subscription period will be at 5:00 p.m., eastern standard time, on ____________, unless otherwise extended. The completion of the rights offering will be the date on which LPI delivers the shares subscribed for in the offering, which LPI expects to occur as soon as practicable after the expiration date. LPI may amend, modify or cancel the rights offering before its completion for any reason. The proceeds from the sale of shares of LPI common stock upon exercise of the rights will be held in a non-interest bearing escrow account to be maintained by JP Morgan Chase Bank and will only be released to LPI upon completion of the rights offering.


Pursuant to a mandatory purchase agreement, dated _________, Jewelcor Management, Inc., Clark Partners I, L.P., Glenhill Capital, L.P. and Glenhill Capital Overseas Partners, Ltd., which are collectively holders in the aggregate of approximately 23.0% of the outstanding CMRG common stock, as well as LPI's executive officers and certain other members of LPI management, have agreed to subscribe for a minimum of 4,000,000 shares of LPI common stock, in the aggregate, through exercise of their basic subscription privileges and over-subscription privileges. The mandatory purchasers will receive warrants to purchase an aggregate of 280,000 shares, will be entitled to purchase any shares not subscribed for in the rights offering and will be entitled to purchase an additional 1,125,000 shares if all of the shares offered in the rights offering are sold. The mandatory purchasers may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933 in connection with this rights offering.


In addition, CMRG optionholders will receive an option to purchase one share of LPI common stock for every option to purchase six shares of CMRG common stock they hold on the record date. Each of these LPI options will entitle the holder to purchase one share of LPI common stock at a price per share of $1.00. LPI will only receive funds for options that are exercised. The options will only be distributed upon completion of the rights offering.

The maximum aggregate offering price for all of the shares underlying the rights together with the over-allocation shares will be approximately $8,625,000. LPI expects the net proceeds per share from the exercise of rights and potential sale of over-allocation shares to be approximately $0.88. The maximum aggregate net proceeds from the exercise of rights and sale of over-allocation shares is expected to be approximately $7,625,000. If any options or warrants issued in connection with the offering are exercised, then the proceeds from such exercise will be $1.00 and $1.25 per share, respectively, with maximum aggregate proceeds of approximately $900,000.

No current public trading market exists for LPI common stock. LPI anticipates that, following the rights offering, its common stock will be traded over-the-counter and quoted on the Pink Sheets(R) quotation service.

PURCHASING SHARES OF LPI COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 14.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   TABLE OF CONTENTS

                                                                                                               Page


SUMMARY...........................................................................................................1
   The Company....................................................................................................1
   Background of the Company and the Rights Offering..............................................................1
   Terms of the Rights Offering...................................................................................2
   Questions and Answers about the Rights Offering................................................................9

RISK FACTORS.....................................................................................................14
   Risks Related to LPI's Business and Industry..................................................................14
   Risks Related to LPI's Separation from CMRG and the Rights Offering...........................................17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................23

THE RIGHTS OFFERING..............................................................................................24
   Background and Reasons for the Offering.......................................................................24
   Distribution of Rights........................................................................................24
   Subscription Privileges.......................................................................................25
   No Fractional Rights; No Fractional Exercise..................................................................26
   Procedure for Exercising Rights...............................................................................26
   Calculation of Rights Exercised...............................................................................27
   Notice from Record Holders to Beneficial Owners of CMRG Common Stock..........................................27
   Beneficial Owners of CMRG Common Stock; Exercising Rights through Brokers or Nominees.........................28
   Foreign and Other Stockholders of CMRG........................................................................28
   Subscription Period Expiration Date...........................................................................28
   Completion of the Rights Offering and Delivery of Shares to Record Holders....................................28
   Subscription Agent............................................................................................28
   Amendments; Modifications; Cancellation.......................................................................29
   No Revocation; No Transfer of Rights..........................................................................29
   Regulatory Matters............................................................................................29
   No Underwriter; No Board Recommendation.......................................................................30
   Mandatory Purchase Agreement..................................................................................30
   Treatment of CMRG Options.....................................................................................31
   Approval and Trading of the Shares of LPI Common Stock........................................................31
   Shares Eligible for Future Sale...............................................................................32

USE OF PROCEEDS..................................................................................................33
   General.......................................................................................................33
   Potential Issuance of LPI Preferred Stock to CMRG.............................................................33

PLAN OF DISTRIBUTION.............................................................................................34
   General.......................................................................................................34
   Escrow Agent..................................................................................................34

DILUTION.........................................................................................................35

DIVIDEND POLICY..................................................................................................36

DETERMINATION OF SUBSCRIPTION PRICE..............................................................................36

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING...................................................37
   Consequences to CMRG..........................................................................................37
   Consequences to CMRG Stockholders.............................................................................38

ARRANGEMENTS BETWEEN CMRG AND LPI RELATING TO THE RIGHTS OFFERING................................................41
   Administrative Services Agreement.............................................................................41
   Tax Sharing Agreement.........................................................................................41
   Sublease Agreement............................................................................................42
   Potential Issuance of LPI Series A Convertible Preferred Stock................................................42

SELECTED HISTORICAL FINANCIAL DATA...............................................................................43

PRO FORMA FINANCIAL DATA.........................................................................................44

CAPITALIZATION...................................................................................................50

LPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................51
   Overview of our Company.......................................................................................51
   Results of Operations.........................................................................................53
   Liquidity and Capital Resources...............................................................................56
   Plan of Operation.............................................................................................56
   Transactions with Related Parties.............................................................................57
   Critical Accounting Policies..................................................................................58
   Recent Accounting Pronouncements..............................................................................58
   Quantitative and Qualitative Disclosures About Market Risk....................................................59

BUSINESS.........................................................................................................60
   Background....................................................................................................60
   Services and Products.........................................................................................62
   Targeted Clients and Marketing................................................................................63
   Client Concentrations.........................................................................................64
   Competition...................................................................................................64
   Employees.....................................................................................................64
   Properties and Assets.........................................................................................64
   Legal Proceedings.............................................................................................64

MANAGEMENT.......................................................................................................65
   Directors, Committee Members and Executive Officers...........................................................65
   Committees of the Board of Directors..........................................................................67
   Non-Director, Member of the Executive Committee...............................................................67
   Director Compensation.........................................................................................68
   Executive Compensation........................................................................................68
   Stock Incentive Plan..........................................................................................69
   Other Restricted Stock Grants.................................................................................72

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................74
   Ownership by and Relationship with CMRG.......................................................................74
   Other Relationships...........................................................................................75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT........................................77
   Security Ownership of Certain Beneficial Owners...............................................................77


LPI CAPITAL STOCK................................................................................................82
   Authorized Capital Stock......................................................................................82
   Common Stock..................................................................................................82
   Preferred Stock...............................................................................................82
   Governance....................................................................................................83
   Anti-Takeover Effects of Certain Charter and Bylaw Provisions.................................................83

EXPERTS..........................................................................................................85

ADDITIONAL INFORMATION...........................................................................................86

INDEX TO FINANCIAL STATEMENTS..................................................................................F-1

                                     SUMMARY

         The following is a summary of material information contained elsewhere in this prospectus. This summary is included for convenience only and is qualified in its entirety by reference to the more detailed information, including the financial statements and notes thereto, set forth elsewhere in this prospectus. We encourage you to read the entire prospectus and, in particular, the Risk Factors beginning on page 14. Unless the context otherwise requires, references in this prospectus to "we", "us", "our", "LPI" or the "Company" mean LP Innovations, Inc., a Nevada corporation, and its subsidiaries, or its predecessor company, LP Innovations, Inc., a Delaware corporation and its subsidiaries. References to "CMRG" mean Casual Male Retail Group, Inc. and its subsidiaries, exclusive of LPI.
THE COMPANY
         An effective loss prevention program for a retail organization is a cost-effective solution to reduce the loss of inventory. LPI's goal is to shift this spending from internal staffing and program development to an outsourced solution. LPI is a national provider of outsourced loss prevention solutions to companies in the retail industry. LPI's loss prevention services include in-store audits, investigations, employee training and awareness, and specially designed software. Through its subsidiary, Securex LLC, LPI also sells and installs security equipment and offers alarm and security central monitoring, which allows LPI to provide a comprehensive loss prevention solution to its clients.


         LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. LPI currently has approximately 50 loss prevention retail clients representing over 5,000 retail locations. Approximately 64.8% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits or in-store employee investigation. For fiscal year 2003, loss prevention services generated revenues of approximately $6.2 million, which accounted for approximately 64.5% of LPI's total revenues of approximately $9.5 million.



         LPI's principal executive offices are currently located at 66 B Street, Needham, Massachusetts 02494, and LPI's telephone number is (781) 444-7447. BACKGROUND OF THE COMPANY AND THE RIGHTS OFFERING
         LPI is a Nevada corporation and currently a subsidiary of CMRG, which owns 80% of LPI's outstanding common stock. On May 14, 2002, LPI's predecessor Delaware corporation (which we refer to as Delaware LPI) acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as Former LPI), as part of the acquisition by CMRG (then known as Designs, Inc.) of substantially all of the assets of Casual Male Corp. and certain of its subsidiaries in an asset purchase transaction pursuant to a bankruptcy court ordered auction. We refer to the asset purchase transaction as the Casual Male asset purchase.
         Former LPI was launched in May 1998 to provide loss prevention services to its then parent, Casual Male Corp. In 1999, Former LPI began to experiment with an outsourcing model by providing loss prevention services to other smaller retail companies. In January 2001, Former LPI expanded beyond loss prevention services to include providing security system sales and installation and security central monitoring services by acquiring Securex LLC. During fiscal year 2003, LPI de-emphasized the Securex related business due to the continued losses incurred by Securex and LPI's desire to refocus its efforts on its core loss prevention services. With the new focus on its outsourced loss prevention services and continued client and revenue growth, LPI intends to more efficiently utilize the nationwide loss prevention service infrastructure it has created over the past years. Although LPI has made and continues to make changes to its business to facilitate the realization of its business plan, there can be no assurance that LPI will be successful in expanding its retail client base and capitalizing upon its established infrastructure.
         The rights offering is being effected in connection with a plan to establish LPI as a separate public company which will be owned by CMRG stockholders who subscribe for shares of LPI common stock in the offering and LPI restricted stockholders. The rights offering is primarily intended to completely separate LPI from CMRG and raise capital for LPI. Upon successful completion of the rights offering, LPI will be a separate, publicly held company.

TERMS OF THE RIGHTS OFFERING

Distribution of Rights............  LPI, which is presently majority-owned by
                                    CMRG, is granting to its stockholders, which consist of CMRG and holders of LPI restricted common stock, rights to purchase approximately 7,500,000 shares of LPI common stock. The rights offering is being effected in connection with a plan to establish LPI as a separate public company which will be owned by CMRG stockholders who subscribe for shares of LPI common stock in the offering and LPI restricted stockholders. The holders of LPI restricted common stock consist of LPI's executive officers, certain other members of LPI management and an LPI director.

                                    CMRG is distributing to its stockholders the approximately 6,000,000 rights that it receives from LPI. If you own shares of CMRG common stock, CMRG will grant to you one non-transferable right for every six shares of CMRG common stock that you own as of the record date. If you own shares of LPI restricted common stock, LPI will grant to you one right for every approximately 0.60 shares of LPI common stock that you own as of the record date.

                                    Based on the number of shares of LPI common stock outstanding on October 29, 2003, LPI will distribute approximately 7,500,000 rights. The approximately 6,000,000 rights distributed to CMRG will be distributed to CMRG's stockholders.

Rights............................. Each right consists of a basic subscription privilege and a potential over-subscription privilege.


Basic Subscription Privilege....... The basic subscription privilege for each right entitles you to purchase one share of LPI common stock.

Over-Subscription Privilege........ If you elect to exercise the basic subscription privileges for all of your
                                    rights, you will have an over-subscription privilege to subscribe for additional shares of LPI common stock, if any, that are not purchased by other holders of rights through exercise of their basic subscription privileges. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privileges in full. If you exercise your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment will be returned to you by mail without interest or deduction as soon as practicable after the completion of the offering. Over-subscription privileges as to rights received by CMRG stockholder distributees will be limited to CMRG stockholder distributees. Over-subscription privileges as to rights received by LPI restricted stockholder distributees will be limited to LPI restricted stockholder distributees.

Proration of Over-Subscriptions...  If there is an insufficient number of shares of LPI common stock to satisfy all
                                    over-subscriptions, LPI will allocate the available shares, if any, among the holders who exercise their over-subscription privileges pro rata according to their respective holdings in CMRG common stock or LPI restricted common stock, as applicable. That is, LPI will determine the total number of shares of CMRG common stock or LPI restricted common stock, as applicable, held by all holders who exercised their over-subscription privilege, and will then calculate the percentage of the applicable total held by each of them. Each holder who over-subscribes will be allocated the same proportion of shares of LPI common stock available to the CMRG stockholder holder distributees or LPI restricted stock distributees, as applicable, as the proportion the holder holds of that total number. For example, if a holder of CMRG common stock over-subscribes and is determined to hold 3% of the total number of shares of CMRG common stock held by all stockholders of CMRG participating in the over-subscription, that holder will be allocated 3% of the shares of LPI common stock available for the satisfaction of over-subscription privileges in respect of the rights granted to CMRG. If the amount of shares allocated to a holder in accordance with the allocation method described above exceeds the amount over-subscribed for by that holder, LPI will allocate the excess among those holders whose subscriptions are not fully satisfied on the same principle until all available shares of LPI common stock have been allocated. Proration of over-subscriptions will be made separately among CMRG stockholder distributees and LPI restricted stockholder distributees who exercise their over-subscription privileges pro rata according to their respective holdings in CMRG common stock or LPI restricted common stock, as applicable.

Record Date.......................  The record date for the rights offering is _________.

Subscription Price...............   The subscription price is $1.00 per share of
                                    LPI common stock.

No Fractional Rights; No
Fractional Exercise..............   No fractional rights will be distributed in
                                    the offering. Any fractional right you would otherwise be entitled to receive based on the total number of shares of CMRG common stock or LPI restricted common stock, as applicable, that you own as of the record date will be rounded up to the next whole right. In the case of a nominee who holds
                                    CMRG common stock for a beneficial owner, LPI will calculate the number of rights based upon the number of shares of CMRG common stock held by each beneficial owner individually rather than on the basis of the aggregate amount of stock held of record by such broker or nominee. When the ratios used in the rights offering are applied to the number of shares that you own, any fractional right that you would otherwise be entitled to will be rounded up to the next whole number. For example, if you own 50 shares of CMRG common stock you will receive
                                    9 rights in the offering in respect of those CMRG shares. The calculation is as follows:

                                       50 divided by 6 = 8.3333, which will be
                                       rounded up to 9.

                                    You may only exercise rights in whole
                                    numbers. You may not exercise fractions of rights. In the case of a nominee who holds CMRG common stock for a beneficial owner, LPI will calculate the number of rights based upon the number of CMRG shares held by each beneficial owner individually rather than on the basis of the aggregate amount of stock held of record by such broker or nominee.

No Revocation; Non-
Transferability of Rights ........  Once you have exercised your rights, you may not revoke your
                                    exercise. All rights distributed in this offering are non-transferable and may only be exercised by a subscribing owner for his or her own account. However, rights may be transferred by operation of law in the case of the death, dissolution, liquidation, or bankruptcy of the owner, or in accordance with an order of a court of competent jurisdiction.

Procedure for Exercising Rights.... If you wish to exercise any part or all of your rights, which include your basic
                                    subscription privilege and over-subscription privilege, you should properly complete, sign and deliver your subscription certificate, together with full payment of the subscription price for each share subscribed for (including shares subscribed for through the exercise of your over-subscription privilege), to the subscription agent on or prior to the expiration date.

Beneficial Owners; Exercising       If you are a beneficial owner of CMRG common
Rights Through Brokers or Other     stock or will receive your rights through a
Nominees..........................  broker, custodian bank or other nominee, LPI will ask your broker, custodian bank or
                                    other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.
                                    To indicate your decision, you should
                                    complete and return to your broker,
                                    custodian bank or other nominee the form entitled "Beneficial Owner Election Form," together with full payment of the subscription price for each share subscribed for (including shares subscribed for through the exercise of your over-subscription privilege). You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

Exercise of Rights by Foreign       The subscription agent will mail a
CMRG Stockholders and CMRG          subscription certificate to you if you are a
Stockholders with APO or            stockholder whose address is outside the
FPO Addresses.....................  United States or if you have an Army Post
                                    Office or a Fleet Post Office address. To exercise your rights and subscribe for shares, you must notify the subscription agent on or prior to 5:00 p.m., eastern standard time, on _________, 2003 and take all other steps which are necessary to exercise your rights on or prior to the expiration date.

Subscription Period Expiration      The expiration date of the subscription
Date..............................  period will be at 5:00 p.m., eastern standard time, on ____________. LPI may
                                    extend the subscription period, to a date that it does not intend to be later than ____________, by giving notice to the subscription agent on or before the scheduled expiration date and making a public announcement thereof no later than 9:00 a.m., eastern standard time, on the next business day after the previously scheduled expiration date.

Completion of the Rights            The completion of the rights offering will
Offering.......                     be the date on which LPI delivers the shares
                                    subscribed for in the rights offering, which LPI expects to occur as soon as practicable after the expiration date.

Amendments;  Modifications;
Cancellation......................  LPI reserves the right to amend, modify or cancel the rights offering for any reason at any time prior to completion of the rights offering. If LPI cancels the offering, it will promptly return to all persons who subscribed for shares by exercising their rights, without interest or deduction, any payment received in respect of the subscription price and no shares of LPI common stock will be issued.

No Underwriter; No Board
Recommendation....................  The subscription price for LPI common stock has been determined solely by LPI's board of directors and the offering is not the subject of any underwriting agreement with any investment bank. Accordingly, an investment in LPI common stock must be made based on your evaluation of your best interests. NEITHER THE BOARD OF DIRECTORS NOR ANY FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO YOU REGARDING YOUR DECISION WHETHER OR NOT TO EXERCISE YOUR RIGHTS AND INVEST IN LPI COMMON STOCK.

Mandatory Purchase Agreement....... Pursuant to a mandatory purchase agreement, dated ______, Jewelcor Management, Inc.,
                                    Clark Partners I, L.P., Glenhill Capital,
                                    L.P. and Glenhill Capital Overseas Partners,
                                    Ltd., which are collectively holders in the aggregate of approximately 23.0% of the outstanding CMRG common stock, as well as LPI's executive officers and certain other members of LPI management, have agreed to subscribe for a minimum of 4,000,000 shares of LPI common stock, in the aggregate, through exercise of their basic subscription privileges and over-subscription privileges. We refer to Glenhill Capital, L.P. and Glenhill Capital Overseas Partners, Ltd. collectively as Glenhill. We refer to LPI's executive officers and these other members of LPI management as the LPI management group. We refer to Jewelcor Management, Clark Partners, Glenhill and the LPI management group as the mandatory purchasers, and to each individually as a mandatory purchaser. The mandatory purchasers will receive warrants, exercisable for two years, to purchase an aggregate of 280,000 shares at an exercise price of $1.25 per share. They will also be entitled to purchase any shares not subscribed for in the rights offering as of the expiration date. In addition, the mandatory purchasers will be entitled to purchase an additional approximately 1,125,000 over-allocation shares if all of the shares offered in the rights offering are sold. The mandatory purchasers may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933 in connection with this rights offering.

Treatment of CMRG Options.........  Any outstanding options to purchase shares of CMRG common stock will remain outstanding and will continue to represent the right to purchase the same number of shares after completion of the rights offering. In addition, upon completion of the rights offering, all CMRG optionholders will receive an option to purchase one share of LPI common stock for every option to purchase six shares of CMRG common stock that they hold on the record date. One-third of these options will vest immediately on the date of the grant, another one-third will vest on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. These options will expire three years from the date of the grant. The exercise price of these LPI options will be $1.00 per share. No fractional options will be issued. Any fractional options will be rounded up to the next whole number. You may only exercise options in whole numbers. You may not exercise fractions of options. Based on the approximately 3,300,000 shares underlying CMRG options which were outstanding on October 29, 2003, CMRG optionholders will receive options to purchase approximately 550,000 shares of LPI common stock, in the aggregate.

Shares of LPI Common Stock          Immediately following completion of the
Outstanding Following Completion    rights offering and prior to exercise of
of the Rights Offering............. any options or warrants, approximately
                                    8,400,000 shares of LPI common stock will be outstanding, assuming that all of the approximately 7,500,000 shares offered in the rights offering are sold, not including the sale of any of the approximately
                                    1,125,000 over-allocation shares. This
                                    includes the sale of all of the
                                    approximately 7,500,000 shares offered in the rights offering and the 900,000 shares of restricted stock owned by LPI's executive officers, certain other members of LPI management and an LPI director. Upon completion of the rights offering, CMRG will relinquish to LPI all of the 3,600,000 shares of LPI common stock that it owns.

                                    If all of the approximately 7,500,000 shares offered in the rights offering are sold and the mandatory purchasers purchase all of the approximately 1,125,000 over-allocation shares, there will be up to 9,525,000 shares of LPI common stock outstanding immediately following completion of the rights offering.

                                    Additionally, LPI options and warrants will be issued upon completion of the rights offering and may be exercised following completion of the rights offering. Assuming the exercise of all of the options exercisable for a total of 817,500 shares of LPI common stock which are being granted to LPI directors, officers, committee members and employees pursuant to the 2003 Stock Incentive Plan, all of the options exercisable for approximately 550,000 shares of LPI common stock issued to CMRG optionholders and all of the warrants exercisable for a maximum of 280,000 shares of LPI common stock that are being issued to the mandatory purchasers, there could be up to approximately 11,172,500 shares of LPI common stock outstanding three years following completion of the rights offering, assuming no other shares of LPI common stock are issued or repurchased by LPI.

Potential Issuance of LPI           If at least $5.5 million of net proceeds to
Preferred Stock to CMRG...........  LPI is raised in the rights offering, then
                                    LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay in full the balance of approximately $4.0 million owed by LPI to CMRG. If less than $5.5 million of net proceeds to LPI is raised in the rights offering, then a portion of the amount owed by LPI to CMRG will remain due and payable following the rights offering. In this case, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall between the amounts repaid to CMRG in cash and the approximately $4.0 million owed to CMRG.

                                    Any shares of LPI preferred stock issued to CMRG will include the following significant terms:

                                    o        Each share of LPI preferred stock
                                             will be convertible at CMRG's
                                             option into one share of LPI common
                                             stock at a conversion price of
                                             $1.25 per share.

                                    o        The preferred stock will earn a
                                             cumulative dividend at a rate of 6%
                                             per annum, which rate will increase
                                             each year and will be capped at 12%
                                             per annum. The dividend will be
                                             payable in kind in additional
                                             shares of preferred stock.

                                    o        LPI will have the option to redeem
                                             the preferred stock in whole or in
                                             part at any time for cash at a
                                             price equal to the face amount plus
                                             accrued and unpaid dividends
                                             thereon.

                                    o        If CMRG receives LPI preferred
                                             stock, it will be entitled to vote
                                             on all matters that are subject to
                                             stockholder approval on as
                                             as-converted basis. In addition,
                                             CMRG will have certain special
                                             class voting rights on matters that
                                             affect its rights as holder of the
                                             preferred stock.

                                    o        The preferred stock will have a
                                             liquidation preference equal to the
                                             face amount plus accrued and unpaid
                                             dividends thereon.

                                    If the only shares sold in the rights
                                    offering are the 4,000,000 shares of LPI common stock that the mandatory purchasers have agreed to subscribe for, then LPI will issue to CMRG shares of preferred stock having an aggregate face amount of $1.5 million, which will give CMRG approximately 19.7% of the aggregate voting power of LPI capital stock.

No Current Public Market........... Currently, there is no public market for LPI common stock. LPI anticipates that,
                                    following completion of the rights offering, LPI common stock will be eligible to be traded over-the-counter and quoted on the Pink Sheets(R)quotation service. LPI cannot predict the trading prices for the LPI common stock after completion of the rights offering.

Use of Proceeds...................  Assuming all of the approximately 7,500,000 shares offered in the rights offering are sold, the proceeds from the exercise of rights will be approximately $7.5 million before payment of expenses. LPI intends to allocate a minimum of $1.5 million to the general working capital needs of LPI and approximately $4.0 million to repay amounts owned to CMRG, including advances made by CMRG to LPI and costs incurred in connection with the rights offering. Any additional proceeds will be allocated to working capital. LPI has funded, through CMRG's advance, approximately $734,000 of expenses related to the rights offering through August 2, 2003. LPI expects that total expenses will be approximately $1.0 million.

                                    If less than $5.5 million is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay amounts owed to CMRG. In this case, LPI will issue to CMRG shares of series A convertible preferred stock to account for any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.

                                    LPI expects to allocate to working capital any proceeds from the purchase by the mandatory purchasers of the over-allocation shares and/or exercise of options or warrants.

Escrow Agent......................  The proceeds from the sale of shares of LPI common stock in the rights offering will be held in a non-interest bearing escrow account maintained by JP Morgan Chase Bank and will only be released to LPI following completion of the offering. If the offering is cancelled or you exercise your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, any excess payment will be returned as soon as practicable, without interest or deduction.

Material United States Federal     The receipt by CMRG of the rights to purchase
Income Tax Consequences..........  shares of LPI common stock will be treated as a nontaxable distribution from LPI to CMRG.
                                    However, CMRG will recognize income upon the distribution of the rights to purchase shares of LPI common stock to CMRG stockholders. The amount required to be included in income will reflect the excess of the fair market value of the rights to purchase shares of LPI common stock, taking into account CMRG's associated relinquishment of its existing LPI shares, over CMRG's basis in such rights and in its LPI shares.

                                    The receipt by CMRG stockholders of rights to purchase shares of LPI common stock will constitute a taxable distribution for U.S. federal income tax purposes, subject to taxation under the rules of Section 301 of the Internal Revenue Code of 1986, as amended. Under those rules, the fair market value of the rights will be treated as: (1) dividends, to the extent of CMRG's current and/or accumulated earnings and profits, as determined under U.S. federal income tax rules; (2) then, as tax-free returns of capital, to the extent of a stockholder's basis in its CMRG shares; and (3) thereafter, as gain from the sale or exchange of property. Subject to applicable rules, the dividend portion is subject to taxation by noncorporate U.S. Holders at a maximum rate of 15%.

Subscription Agent................  American Stock Transfer & Trust Company will act as subscription agent for the rights offering. If you have any questions relating to the mechanics of the rights offering, you can contact American Stock Transfer & Trust Company at the following address and telephone number:

                                    American Stock Transfer & Trust Company
                                    59 Maiden Lane
                                    New York, NY 10038
                                    Attention:  Stockholder Relations
                                    Telephone:  1-800-937-5449

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: Why is LPI being completely separated from CMRG and why is the separation being effected through a rights offering?

A: CMRG currently owns 80% of the outstanding common stock of LPI. Although CMRG and LPI will retain a significant level of interrelation following completion of the rights offering, the LPI board of directors believes that a rights offering of the shares of LPI common stock offers stockholders the potential for greater long-term value, is an efficient way to separate the companies and raise capital for LPI and has the potential to:

         o improve LPI's opportunities to penetrate the broader retail market;

         o        further LPI's ability to attract and retain key employees;

         o enhance LPI's access to capital markets, as such access is limited while it is a majority-owned subsidiary of another company;

         o enable the management teams of CMRG and LPI to focus exclusively on their respective financial, investment and operating characteristics, strategic direction and core businesses; and

         o assist investors to better evaluate the separate companies and measure the performance of both CMRG and LPI against other comparable companies in similar businesses.

Q: What are the risks associated with the rights offering and an investment in LPI common stock?

A: The rights offering and an investment in LPI common stock involve risks that you should carefully consider and which are discussed in detail under "Risk Factors" starting at page 14. These risks include the following:

         o LPI has incurred significant losses in the past and may not be able to continue operating if it continues to incur losses.

         o LPI may need additional capital to fund its operations and finance its growth, and may be unable to obtain additional capital on terms favorable to LPI, if at all.

         o LPI may not be able to recruit, train and retain the personnel needed to grow its business.

         o A high concentration of revenue in a small number of clients makes LPI's results of operations extremely vulnerable to the loss of certain individual accounts.

         o A failure of LPI's systems to function properly or an inability to expand or upgrade its systems to manage growth could cause its business to fail.

         o LPI may not be able to compete effectively either against new entrants in the outsourced loss prevention business or against more established competitors in the security system installation and monitoring business.

         o LPI is subject to significant risk of liability due to the nature of the services it provides.

         o LPI may be legally liable for its clients' mistreatment of LPI employees while at a client location.

         o LPI has no operating history as a separate company and it may be difficult to evaluate LPI's business because LPI's historical consolidated financial information may not be representative of its results as a stand-alone company.

         o LPI will incur additional administrative and overhead costs as a separate public company and may incur additional costs if CMRG does not continue to provide services to LPI, which could adversely affect LPI's results of operations.

         o Because, among other reasons, the subscription price was not established in a competitive market and LPI's stock will be subject to "penny stock" requirements, it is not possible to predict whether a liquid market will develop for LPI's stock or how LPI's stock will perform after completion of the rights offering.

         o The combined post-offering market value of CMRG common stock and LPI common stock may not equal or exceed the pre-offering market value of CMRG common stock.

         o Investors may experience immediate and substantial dilution due to the potential sale of over-allocation shares to the mandatory purchasers and may experience additional significant dilution if options and/or warrants are exercised.

         o LPI's charter and bylaws contain provisions that may have anti-takeover effects.

         o LPI's insiders and significant stockholders will be able to influence matters requiring stockholder approval and could discourage purchase of LPI's outstanding shares at a premium as well as depress the stock price.

         o Agreements between LPI and CMRG may not reflect terms LPI could have obtained from a third party and conflicts of interest may arise because certain of LPI's directors will remain directors or officers of CMRG and LPI will maintain ongoing administrative relationships with CMRG, which will also continue to be a significant client of LPI.

         o Due to the expected lack of analyst coverage and to the extent that LPI is not required to comply with periodic public reporting obligations, you may not be able to receive access to important information about LPI and other investor protections and benefits.

         o LPI cannot assure that it will be able to effect any state required registration or qualification for sale of LPI common stock.

         o LPI may not effectively use the proceeds of the offering to grow its business.

         o You will not receive a return on your subscription price payment while it is held in escrow.

         o If LPI does not receive proceeds of at least $5.5 million in the rights offering LPI will issue to CMRG shares of series A convertible preferred stock in exchange for any amounts still owed by LPI to CMRG, in which case, you will experience additional ownership percentage dilution and CMRG may have substantial voting power and may own a large percentage of LPI.

Q:       Who owns that portion of LPI that CMRG does not own?


A: On October 23, 2003, LPI granted an aggregate of 900,000 shares of restricted common stock to its three executive officers, certain other members of LPI management and to Thomas A. Filandro, an LPI director. Through their ownership of this LPI restricted stock, these individuals own an aggregate of 20% of LPI's outstanding common stock. These individuals may also participate in the rights offering by exercising rights distributed to them by LPI in the ratio of one right for every approximately 0.60 shares of LPI restricted common stock that they own as of the record date. Pursuant to a mandatory purchase agreement, dated _______, LPI's executive officers and certain other members of LPI management have agreed to collectively subscribe for a minimum of 1,000,000 rights through the exercise of their basic and over-subscription privileges. For more detail on the mandatory purchase agreement, see "The Rights Offering--Mandatory Purchase Agreement."

Q: Will the rights offering change the number of CMRG shares that a CMRG stockholder owns?

A: No. Immediately following completion of the rights offering, each CMRG stockholder will continue to own the same number of shares and proportionate interest in CMRG that such stockholder owned prior to the offering, provided such stockholder did not buy or sell shares of

         CMRG common stock in the interim. CMRG stockholders who exercise their rights will, following the offering, also own an interest in LPI, which will then be a separate public company.

Q:       Will the rights offering affect the trading price of CMRG common stock?

A: After completion of the rights offering, the trading price of CMRG common stock may be lower than the trading price immediately prior to the offering. Moreover, until the market has evaluated the operations of CMRG without LPI, the trading prices of CMRG common stock and LPI common stock may fluctuate significantly. The combined trading prices of CMRG common stock and LPI common stock after the rights offering may be more or less than the trading price of CMRG common stock prior to the rights offering.

Q: What percentage of common stock do current and prospective executive officers, directors and committee members of LPI own in CMRG and what percentage will they own in LPI following completion of the rights offering?


A: Current and prospective executive officers, directors and committee members of LPI collectively, excluding other beneficial 5.0% owners, hold approximately 15.0% of the outstanding CMRG common stock as of October 29, 2003. Assuming all of the basic subscription privileges are exercised, but prior to the exercise of any options, LPI expects that immediately following completion of the rights offering, these individuals and its other beneficial 5.0% owners will collectively hold in the aggregate approximately 67.9% of the outstanding common stock of LPI. The percentage in the previous sentence includes shares owned by LPI's executive officers, directors and committee members, representing approximately 29.5% of the outstanding shares of LPI common stock. These parties will be in a position to significantly influence virtually all of LPI's activities, including matters requiring stockholder approval such as electing or removing directors, determining whether to pay dividends and discouraging the purchase of shares of LPI's common stock at a premium. If all of the basic subscription privileges are not exercised, insiders may own a majority of LPI common stock due to their potential exercise of over-subscription privileges to purchase a larger number of shares in the rights offering. In addition, pursuant to a mandatory purchase agreement, dated ________, certain mandatory purchasers have agreed to subscribe for a minimum of 4,000,000 shares of LPI common stock, in the aggregate, through the exercise of their basic subscription privileges and over-subscription privileges. The mandatory purchasers will receive warrants, exercisable for two years, to purchase an aggregate of 280,000 shares of LPI common stock, will be entitled to purchase any shares not subscribed for in the rights offering by other holders of rights, and will be entitled to purchase an additional approximately 1,125,000 shares if all of the shares offered in the rights offering are sold. Furthermore, because these insiders, on a combined basis, will own a significant percentage of LPI stock, the stock may be thinly traded which may cause the stock price to be depressed or susceptible to significant volatility.


Q: What indebtedness will LPI have immediately after completion of the rights offering?


A: LPI expects that it will have no indebtedness, other than in the ordinary course of business, immediately following completion of the rights offering. This assumes satisfaction by LPI of amounts owed to CMRG, which includes advances made by CMRG to LPI and costs incurred in connection with the rights offering, either through repayment by LPI to CMRG from the proceeds of the rights offering or the issuance by LPI to CMRG of newly created series A preferred stock to account for any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.


Q: Will CMRG retain any ownership interest in LPI following completion of the rights offering?


A: CMRG may own shares of newly created LPI series A preferred stock following the offering. Assuming that the proceeds from the exercise of rights are sufficient, after allocating the first $1.5 million to the general working capital needs of LPI, LPI intends to use approximately $4.0 million to repay amounts owned to CMRG, which includes advances made by CMRG to LPI and costs incurred in connection with the rights offering. If less than $5.5 million is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay amounts owed to CMRG. In this case, LPI will issue to CMRG shares of series A convertible preferred stock to account for any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.


Q: What ongoing relationships will there be between the LPI and CMRG following the rights offering?


A: Following are the significant ongoing relationships that LPI and CMRG will maintain following the offering:

         o LPI will continue to provide loss prevention and security services to CMRG;

         o CMRG will continue to provide certain administrative support services to LPI;

         o LPI and CMRG have entered into a tax sharing agreement which allocates federal state and local tax liabilities for periods prior to and/or including the date the offering is completed;

         o CMRG is subleasing to LPI the premises at 66 B Street in Needham, Massachusetts, where LPI maintains its corporate headquarters;

         o Immediately following completion of the offering, CMRG and LPI may have substantially overlapping significant stockholder bases;

         o Two of LPI's six directors will also continue to serve as directors of CMRG and may have significant influence over the activity of LPI's board;

         o LPI has agreed to repay advances from CMRG upon completion of the rights offering. Any shortfall in the proceeds of the rights offering below the total advances from CMRG will be converted in to series A preferred stock, as noted below; and

         o CMRG may own shares of newly issued LPI series A convertible preferred stock if less than $5.5 million is raised in the rights offering, which LPI will issue to CMRG to account for any shortfall between amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.

Q:       Will LPI have any other classes of stock?

A: Possibly. Following the offering, LPI may issue to CMRG shares of newly created LPI series A convertible preferred stock. LPI intends to allocate the first $1.5 million of the proceeds from the exercise of rights to the general working capital needs of LPI. LPI intends to use approximately $4.0 million of the proceeds from the exercise of rights to repay amounts owed to CMRG, which includes advances made by CMRG to LPI and costs incurred in connection with the rights offering. If less than $5.5 million is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay amounts owed to CMRG. In this case, LPI will issue to CMRG shares of series A convertible preferred stock to account for any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.

Q: Will LPI be issuing any options other than the options to be issued to CMRG optionholders?

A: Yes. Pursuant to the 2003 Stock Incentive Plan, LPI intends to grant options to purchase a total of approximately 817,500 shares of LPI common stock contemporaneously with completion of the rights offering, to its directors, executive officers, committee members and certain other members of LPI management.

Summary Historical Financial Data

         The following selected financial data should be read in conjunction with LPI's financial statements and accompanying notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended February 1, 2003, February 2, 2002 and February 3, 2001, and the balance sheet data as of February 1, 2003 and February 2, 2002, are derived from, and are qualified by reference to, LPI's financial statements and related notes which have been audited by Ernst & Young LLP and are included in this prospectus. The summary historical financial data for the six months ended August 2, 2003 and August 3, 2002 and as of August 2, 2003 and August 3, 2002 have been derived from LPI's unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future.


                                 LPI/
                              PREDECESSOR  PREDECESSOR  PREDECESSOR   PREDECESSOR      LPI       LPI/PREDECESSOR
                              -----------  -----------  -----------   -----------      ---       ---------------
                                                                       FOR THE
                                                                       PERIOD       SIX MONTHS      SIX MONTHS
                                        FISCAL YEAR ENDED             FEBRUARY 3,     ENDED          ENDED
                                                                        2002 TO
                              FEBRUARY 1,  FEBRUARY 2,  FEBRUARY 3,     MAY 14,      AUGUST 2,      AUGUST 3,
                                 2003         2002         2001          2002          2003           2002
                              -----------  -----------  -----------     -------      ---------      ---------
                                                                     (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
AMOUNTS IN THOUSANDS
STATEMENT OF OPERATIONS
DATA:
Sales                            $9,534       $ 7,675    $ 3,332         $2,593         $ 4,600       $ 4,338
Gross profit                        958           962      1,197           (147)          1,314           170
Net loss                        (3,091)        (5,532)    (1,642)        (1,889)          (586)        (2,106)



                                             LPI       PREDECESSOR      PREDECESSOR        LPI             LPI
                                             ---       -----------      -----------        ---             ---
                                                                          AS OF
                                          -----------------------------------------------------------------------
                                          FEBRUARY 1,    FEBRUARY 2,      MAY 14,        AUGUST 2,      AUGUST 3,
                                             2003           2002           2002             2003           2002
                                          -----------    -----------      -------        ---------      ---------
                                                                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
  AMOUNTS IN THOUSANDS
  BALANCE SHEET DATA:
  Working capital                            $(1,697)         $ 202           $ 1,345        $(2,533)        $(102)
  Accounts receivable, net                     1,958            909             1,234          1,680           838
  Inventory                                      200            667               281            323           370
  Property and equipment, net                    268            572               522            323           151
  Total assets                                 3,074          2,179             2,105          3,417         1,418
  Total long term obligations                     45              -                 -             47             -
  Total parent company (deficit)/equity         (937)           775             1,867         (1,523)           49


                                  RISK FACTORS

         Any investment in shares of LPI common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to exercise your rights. The risks and uncertainties described below are those that LPI currently believes may materially affect LPI. If any of the events enumerated in the following risks actually occur, LPI's business, financial condition and results of operations would likely suffer. In this case, the market price of LPI common stock could decline, and you may lose all or part of your investment. Neither LPI nor CMRG makes, nor is any other person authorized to make, any representation as to the future market value of LPI common stock.

RISKS RELATED TO LPI'S BUSINESS AND INDUSTRY

LPI HAS INCURRED SIGNIFICANT OPERATING LOSSES IN THE LAST THREE FISCAL YEARS AND FOR THE SIX MONTHS ENDED AUGUST 2, 2003 AND MAY NOT BE ABLE TO CONTINUE OPERATING IF IT CONTINUES TO INCUR LOSSES.

         LPI has historically sustained operating losses as it expanded its nationwide loss prevention infrastructure to provide loss prevention services to retail stores nationwide and funded the acquisition and ongoing operations of Securex LLC, LPI's security system installation and monitoring business. These losses, which have historically been funded by CMRG or Former LPI's parent company, Casual Male Corp., were $1.6 million, $5.5 million, $3.1 million and $586,000, respectively, for the fiscal years 2001, 2002 and 2003 and the six months ended August 2, 2003. The combined accumulated deficit from inception for both the loss prevention and Securex lines of business as of August 2, 2003 was approximately $11.6 million, of which approximately $1.8 million represents the accumulated deficit for the period from May 14, 2002 to August 2, 2003.

         LPI requires further growth in revenues through the procurement of loss prevention contracts with retail companies and the installation and monitoring of security systems. LPI will continue to incur significant losses if it is unable to expand its client base and effectively manage its costs of operations. As a stand-alone company, LPI may not have adequate equity or debt financing to fund future losses to the extent realized in the past.

LPI MAY NEED ADDITIONAL CAPITAL TO FUND ITS OPERATIONS AND FINANCE ITS GROWTH, AND MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL ON TERMS FAVORABLE TO LPI, IF AT ALL.

         LPI may require additional debt or equity financing in the future, which may result in higher leverage or the dilution of then existing holders' investments in LPI common stock. Any inability on LPI's part to obtain additional needed capital will likely adversely affect LPI's ability to continue to operate or to grow its business.

         Implementation of LPI's growth strategy will require LPI to make additional capital expenditures for computer and related systems acquisitions and programming, expansion and integration of these systems. LPI anticipates that its cash requirements through its present fiscal year and next fiscal year for these capital expenditures will be less than $200,000. LPI also may require additional cash to hire and train additional management and other employees and for general corporate purposes, including rent, furniture and equipment, vendor contracts, marketing expenses and consultant fees.

IN ORDER TO PERFORM ADDITIONAL CONTRACTUAL OBLIGATIONS AND TO GROW ITS CLIENT BASE, LPI WILL NEED TO SUCCESSFULLY RECRUIT, TRAIN AND MAINTAIN A MUCH LARGER EMPLOYEE BASE IN THE LONG TERM AND ADDITIONAL EMPLOYEES IN THE SHORT TERM AND CANNOT ENSURE THAT IT WILL BE ABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

         LPI's success will depend on its ability to attract, assimilate and retain audit, investigative and managerial professionals who possess the skills, experience and licenses necessary to meet the requirements of LPI's industry. LPI must continually evaluate and expand its personnel base to keep pace with its clients' growing needs. There is significant competition for experienced audit and investigative personnel, both from LPI's existing and potential future direct competitors and from loss prevention departments within large retailers. The cost of attracting loss prevention professionals and providing them with attractive benefit packages may be higher than LPI anticipates and, as a result, if LPI is unable to pass these costs on to its clients, LPI may never become profitable.

         If LPI is not able to attract, assimilate or retain qualified audit, investigative and managerial personnel, LPI may be precluded from maintaining and growing its client base and performing the necessary audits and investigations which LPI is contractually obligated to perform. A dramatic increase in the number of field personnel will be necessary to achieve LPI's desired revenue levels. Based on current projections, as part of this growth, LPI anticipates hiring additional employees during the next twelve months based on its achievement of retaining additional customers. Moreover, if LPI is unable to attract and retain loss prevention professionals, the quality of LPI's services to its existing clients may decline and, as a result, LPI may lose existing clients.

OPERATIONS MAY DETERIORATE IF LPI IS UNABLE TO ATTRACT, DEVELOP AND RETAIN ITS SALESPEOPLE.

         LPI's ability to increase sales depends upon the performance of its executive and sales personnel, especially at the loss prevention account director level. The number of individuals who meet LPI's qualifications for these positions is limited and LPI may experience difficulty attracting qualified candidates. In addition, LPI commits substantial resources to the training, development and support of these individuals. Competition for qualified director level loss prevention is strong and there is a risk that LPI may not be able to retain its sales personnel after it has expended the time and expense to recruit and train them.

LOSS OF KEY SENIOR MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT LPI'S ABILITY TO REMAIN COMPETITIVE.

         LPI believes that the success of its business strategy depends on the continued employment of its senior management team, which is led by Steven P. May, President, and Craig Matsumoto, Senior Vice President and Chief Operating Officer. If Mr. May, Mr. Matsumoto or other members of LPI's senior management team become unable or unwilling to continue in their positions, LPI risks losing several of its large client accounts as these accounts have been cultivated through individual business relationships over many years. In addition, the members of LPI's senior management team are all intimately involved in the daily operations of LPI and the loss of any of them would seriously hinder LPI's operational efficiency during the time period it would take to identify, recruit and train a suitable replacement.

THE HIGH CONCENTRATION OF REVENUE IN A LIMITED NUMBER OF CLIENTS MAKES LPI'S RESULTS OF OPERATIONS VULNERABLE TO A LOSS OF SPECIFIC INDIVIDUAL CLIENT ACCOUNTS.

         A significant portion of LPI's loss prevention revenue is attributable to a limited number of clients and LPI's five largest clients comprised 55.6% of its total revenue during fiscal year 2003. During fiscal year 2003, Reebok International Ltd. accounted for approximately 21.7% of LPI's revenue. During the same time period, CMRG, which until completion of the rights offering, will continue to own 80% of the outstanding LPI common stock, accounted for approximately 18.0% of LPI's revenue. LPI renewed the contract for services to CMRG in September 2002. The initial term of the agreement is for three years and the agreement is terminable by either CMRG or LPI upon default of the other. It would be difficult to recover from the loss of any one of LPI's top loss prevention clients and any such loss would have a material adverse effect on LPI's revenues and could have a material adverse effect on LPI's results of operations.

A FAILURE OF LPI'S INFORMATION SYSTEMS TO FUNCTION PROPERLY WILL NEGATIVELY IMPACT LPI'S ABILITY TO CONDUCT ITS BUSINESS.

         Information systems are used in daily operations to identify, match and staff LPI's internal resources with client assignments, perform analysis for costs of security system installations, perform billing and accounts receivable functions, and remit payments to vendors. LPI's information systems are vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software theft and sabotage and similar events. If LPI's information systems fail, malfunction or are otherwise unavailable, these functions would have to be accomplished manually, which could impact LPI's ability to identify business opportunities quickly, manage costs of system installation and service calls, maintain billing records reliably, pay its staff and outside vendors in a timely fashion and efficiently bill for services rendered.

LPI MAY BE UNABLE TO EXPAND OR UPGRADE ITS BUSINESS SYSTEMS AND INFRASTRUCTURE TO EFFECTIVELY MANAGE ALL ASPECTS OF ITS GROWTH STRATEGY.

         LPI's growth strategy will place significant demands on its field and management personnel and its system resources. In order to successfully grow its business, LPI needs to significantly improve its existing accounting and reporting systems for both daily operations and financial reporting requirements. If LPI fails to develop and improve its operating systems and to manage these internal aspects of its growth strategy, LPI may experience operating inefficiencies, dissatisfaction among its client base and lost revenue opportunities.

LPI MAY FACE SIGNIFICANT COMPETITION FROM GROWING AND NEW LOSS PREVENTION OUTSOURCING COMPANIES.

         Historically, most national retail chains have not turned to outside service providers to design comprehensive loss prevention solutions and the market for outsourced loss prevention services is relatively new and evolving. There are few barriers to entering the loss prevention outsourcing industry for companies already in related industries and LPI anticipates increased competition in all aspects of the loss prevention business as the industry grows and develops. LPI cannot assure you that it will be able to compete effectively with current or future competitors or that the competitive pressures LPI will face will not harm its business.

LPI MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST MORE ESTABLISHED COMPETITORS IN THE SECURITY SYSTEM INSTALLATION AND MONITORING BUSINESS.

         Most of LPI's competitors in the security system and monitoring portion of its business have longer operating histories and many have significantly greater financial, technical, marketing and other resources than LPI. In addition, many of LPI's competitors offer a wider range of services than LPI, and therefore may be able to respond more quickly to evolving opportunities, technologies and client requirements. Some current and potential competitors also have greater name recognition and larger client bases that could be cultivated, thereby potentially denying LPI the opportunity to increase market share. These competitors may conduct more extensive marketing activities and may offer better terms and lower prices to clients than LPI will. Accordingly, it is possible that new competitors may emerge or existing competitors may grow and significantly reduce LPI's market share or force LPI to provide its services at lower prices, which could have a material adverse effect on its results of operations.

LPI IS SUBJECT TO SIGNIFICANT RISK OF LIABILITY DUE TO THE NATURE OF SERVICES IT PROVIDES.

         The nature of the services that LPI provides exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. In the event of a breach of a loss prevention or security system designed, installed, maintained, or engineered by it, LPI may be subject to a claim that an error or omission on its part contributed to the damages resulting from such breach, which damages could be substantial and may include the amount of inventory loss (which we refer to as shrinkage) caused by the error or omission. Most of the agreements through which LPI sells its products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation concerning these matters, there can be no assurance that these limitations of liability will be enforced, and the costs of such litigation could have a material adverse effect on LPI's results of operations.

         LPI carries insurance of various types, including general liability and errors and omissions insurance. LPI's loss experience and that of other security service companies, however, may affect the availability and cost of such insurance. Further, certain of LPI's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence or wanton behavior. Lastly, there can be no assurance that LPI's coverage will be adequate or that such insurance will cover all such risks associated with LPI's services. Any such claim, even if covered by insurance, could materially and adversely affect LPI.

LPI MAY BE LEGALLY LIABLE FOR ITS CLIENTS' MISTREATMENT OF ITS EMPLOYEES WHILE AT A CLIENT LOCATION.

         LPI's employees are placed in the workplaces of other companies and LPI is subject to possible claims by its employees alleging discrimination, sexual harassment, negligence and other similar activities by its clients. The cost of defending such claims, even if groundless, may be significant and could, therefore, have a material adverse effect on LPI's business, financial condition and operating results. In addition, the associated negative publicity could adversely affect LPI's ability to attract and retain qualified employees in the future.

RISKS RELATED TO LPI'S SEPARATION FROM CMRG AND THE RIGHTS OFFERING

LPI HAS NO OPERATING HISTORY AS A SEPARATE COMPANY AND IT MAY BE DIFFICULT TO EVALUATE LPI'S BUSINESS BECAUSE ITS HISTORICAL CONSOLIDATED FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF ITS RESULTS AS A STAND-ALONE COMPANY.

         Due to its lack of operating history as a separate public company, there can be no assurance that LPI's business strategy will be successful on a long-term basis. LPI's management team has never operated LPI as a stand-alone company. Following completion of this offering, LPI will have less financial and other resources than CMRG. LPI may not be able to grow its business as planned and may never become profitable. LPI's ability to satisfy its obligations will be solely dependent upon the future performance of the lines of business it owns and operates, and LPI will not be able to rely upon the financial and other resources and cash flows of CMRG. You should consider LPI's prospects based on the risks, expenses and difficulties frequently encountered in the operation of a new public company in a relatively new and evolving industry.

         The financial statements included in this prospectus may not reflect the results of operations, financial condition and cash flows that LPI would have achieved had it been operated independently during the periods and as of the dates presented. The amount of capital required since inception has been approximately $15.6 million and LPI's historical financial statements do not reflect the costs to LPI of borrowing funds as a stand-alone entity. Accordingly, the historical consolidated financial information included in this prospectus is not necessarily indicative of LPI's future results of operations, financial position and cash flows.

PRIOR TO THE SEPARATION, CMRG HAS PERFORMED CERTAIN ADMINISTRATIVE FUNCTIONS FOR LPI. CMRG WILL NOT BE BOUND TO CONTINUE TO PROVIDE SERVICES TO LPI AFTER THE INITIAL ONE-YEAR TERM OF THE ADMINISTRATIVE SERVICES AGREEMENT. IF LPI HAS TO FIND ALTERNATIVE SOURCES FOR THESE SERVICES, IT WILL BEAR ADDITIONAL COSTS AND THIS COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

         CMRG historically performed certain corporate functions for LPI, including legal functions, treasury administration, insurance administration, corporate income tax administration, payroll, benefits and certain accounting and reporting services. LPI's historical financial statements include, in selling, general and administrative expenses, an allocation of corporate overhead costs incurred by CMRG using both incremental and proportional methods on a revenue and capital basis. There can be no assurance that these costs will not increase, perhaps substantially, after completion of this offering. CMRG will continue to provide legal, information systems, payroll, benefits and certain accounting and reporting services to LPI under an administrative services agreement at a cost to LPI of $25,000 per month. The initial term of the administrative services agreement is for one year and the agreement will renew for successive one-year periods unless either LPI or CMRG gives 30 days notice of the intent to not renew before the end of any one-year period. LPI may also terminate the agreement at any time upon 30 days notice to CMRG. Until such time as LPI can incur the capital expenditures and operating expenses necessary to support the functions covered by the administrative services agreement, LPI intends to allow the agreement to renew automatically. However, there can be no assurance that CMRG will choose to renew the agreement after the initial one-year term. In the event that CMRG does not renew the agreement, LPI would have to arrange alternative sources for these services, which could have a material adverse effect on its results of operations.

COSTS AND POTENTIAL COSTS ASSOCIATED WITH BEING A PUBLIC COMPANY MAY HAVE AN ADVERSE EFFECT ON LPI'S RESULTS OF OPERATIONS.

         Following completion of this offering, LPI will be responsible for the additional costs associated with being a public company, including costs related to corporate governance, publicly traded and registered securities and investor relations issues. These costs could have a material adverse effect on LPI's results of operations.

THERE IS NO ASSURANCE THAT AN ACTIVE PUBLIC MARKET WILL DEVELOP FOR LPI COMMON STOCK AND IT IS NOT POSSIBLE TO PREDICT HOW LPI COMMON STOCK WILL PERFORM AFTER THIS OFFERING.

         There is currently no public market for LPI common stock. LPI anticipates that, following completion of this offering, shares of LPI common stock will be traded over-the-counter and quoted on the Pink Sheets(R) quotation service. If LPI common stock is not accepted for quotation or otherwise not quoted, your liquidity in LPI common stock will be adversely affected. There can be no assurance that an active public market will develop for LPI common stock. Even if a liquid market for LPI common stock exists in the future, there can be no assurance that your shares could be transferred at or above the market price following completion of this offering. The market price of LPI common stock could be subject to significant fluctuations in response to certain factors, such as variations in LPI's anticipated or actual results of operations, the operating results or actions of other companies in the loss prevention and security services industry, general trends in the industry, changes in conditions affecting the economy generally, including incidents of terrorism, sales of stock by insiders, regulatory actions, as well as other factors unrelated to LPI's operating results. Accordingly, there can be no assurance as to the prices at which trading in LPI common stock will occur after completion of this offering. Any of these factors could adversely affect the market price of LPI common stock and, therefore, adversely affect stockholder value.

SINCE THE PRICE YOU WILL PAY FOR LPI COMMON STOCK IN THIS OFFERING WAS NOT ESTABLISHED IN A COMPETITIVE MARKET, THE SUBSEQUENT MARKET PRICE COULD BE LOWER.

         If you exercise your rights in this offering and purchase shares of LPI common stock, you will pay a price that was not established in a competitive market. The subscription price was determined by LPI's board of directors based on a variety of factors, including the intended use of proceeds of the offering, the amount of proceeds LPI needed to raise, prevailing market conditions, and an assessment of LPI's management, prospects and capital structure. The subscription price may not be indicative of the actual value of LPI common stock and may bear no relationship to the price at which LPI common stock will trade after completion of this offering. As a result, you may be unable to sell your stock at or above the price you paid for it.

LPI'S COMMON STOCK WILL MOST LIKELY BE SUBJECT TO THE REQUIREMENTS FOR PENNY STOCKS, WHICH COULD ADVERSELY AFFECT THE LIQUIDITY AND MARKET PRICE OF YOUR SHARES.

         LPI currently expects that its common stock will meet the definition of a penny stock. The Securities Exchange Act of 1934 (which we refer to as the Exchange Act) defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on The NASDAQ Stock Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15g under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities. In general, a broker-dealer, prior to a transaction in a penny stock, must deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the client with current bid and offer quotations for the penny stock, information about the commission payable to the broker-dealer and its salesperson in the transaction and monthly statements that disclose recent price information for each penny stock in the client's account. Finally, prior to any transaction in a penny stock, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written consent for the transaction prior to sale. All of these requirements may restrict your ability to sell LPI stock, limit the trading volume of LPI stock and adversely affect the price investors are willing to pay for LPI stock.

SUBSTANTIAL SALES OF LPI COMMON STOCK MAY OCCUR IN CONNECTION WITH THE RIGHTS OFFERING, WHICH COULD CAUSE LPI'S STOCK PRICE TO DECLINE.

         LPI expects that all of the shares of LPI common stock that it will offer and sell in the rights offering, other than shares offered to LPI's affiliates, will be eligible for immediate resale in the public market. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of the rights offering or otherwise, could cause declines in the market price of LPI common stock. LPI is unable to predict whether significant amounts of common stock will be sold in the open market following the rights offering or whether a sufficient number of buyers will be in the market at that time. LPI has not entered into any lockup agreements with any of CMRG's stockholders or other individuals who may purchase shares of LPI common stock in the rights offering.

THE COMBINED POST-OFFERING MARKET VALUE OF CMRG COMMON STOCK AND LPI COMMON STOCK MAY NOT EQUAL OR EXCEED THE PRE-OFFERING MARKET VALUE OF CMRG COMMON STOCK.

         The combined market value of CMRG common stock and LPI common stock immediately following completion of this offering may not be equal to or greater than the market value of CMRG common stock immediately before the offering. After completion of this offering, CMRG expects that the CMRG common stock will continue to be listed for trading on the NASDAQ National Market under the symbol "CMRG."

LPI'S EXECUTIVE OFFICERS, DIRECTORS, COMMITTEE MEMBERS AND SIGNIFICANT STOCKHOLDERS WILL BE ABLE TO INFLUENCE OR CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DISCOURAGE THE PURCHASE OF LPI'S OUTSTANDING SHARES AT A PREMIUM. FURTHERMORE, SIGNIFICANT INSIDER OWNERSHIP AND CONTROL MAY DEPRESS THE STOCK PRICE.


         Current and prospective executive officers, directors and committee members of LPI collectively, excluding other beneficial 5.0% owners, hold approximately 15.0% of the outstanding CMRG common stock as of October 29, 2003. Assuming the sale of all of the 7,500,000 shares offered in the rights offering pursuant to the basic subscription privileges and the sale of all of the approximately 1,125,000 over-allocation shares, LPI's executive officers, directors, committee members, certain major CMRG stockholders and its other beneficial 5.0% owners will collectively be holders in the aggregate of approximately 67.9% of the outstanding shares of LPI common stock. The percentage in the previous sentence includes shares owned by LPI's executive officers, directors and committee members, representing approximately 29.5% of the outstanding shares of LPI common stock. These parties will be in a position to significantly influence virtually all of LPI's activities, including matters requiring stockholder approval such as electing or removing directors, determining whether to pay dividends and discouraging the purchase of outstanding shares of LPI common stock at a premium. If all of the basic subscription privileges are not exercised, insiders may own a majority of LPI common stock due to their potential exercise of over-subscription privileges to purchase a larger number of shares in the rights offering. In addition, pursuant to a mandatory purchase agreement, dated _________, certain mandatory purchasers have agreed to subscribe for a minimum of 4,000,000 shares of LPI common stock, in the aggregate, through the exercise of their basic subscription privileges and over-subscription privileges. The mandatory purchasers will receive warrants, exercisable for two years, to purchase an aggregate of 280,000 shares of LPI common stock, will be entitled to purchase any shares not subscribed for in the rights offering by other holders of rights, and will be entitled to purchase an additional approximately
1,125,000 shares if all of the shares offered in the rights offering are sold. Furthermore, because these insiders, on a combined basis, will own a significant percentage of LPI stock, the stock may be thinly traded which may cause the stock price to be depressed or susceptible to significant volatility.


LPI'S CHARTER AND BYLAWS CONTAIN CERTAIN PROVISIONS THAT MAY DISCOURAGE TAKE-OVER ATTEMPTS AND MAY REDUCE LPI'S STOCK PRICE OR ITS STOCKHOLDERS' ABILITY TO RECEIVE A PREMIUM FOR THEIR SHARES.

         The anti-takeover effects of certain provisions of LPI's articles of incorporation and bylaws may reduce LPI's stock price or its stockholders' ability to receive a premium for their shares. These provisions include those that provide for authorized but unissued stock, exclusive board ability to call special stockholder meetings and change the size of LPI's board, lack of cumulative voting and advance notice and informational requirements for director nominations and stockholder proposals.

AGREEMENTS BETWEEN LPI AND CMRG WERE NOT NEGOTIATED ON AN ARM'S-LENGTH BASIS AND MAY THEREFORE NOT REFLECT THE TERMS THAT LPI COULD POSSIBLY HAVE OBTAINED FROM AN UNRELATED PARTY.

         The terms of the administrative services agreement, tax sharing agreement, loss prevention services agreement and sublease agreement between LPI and CMRG were not negotiated on an arm's length basis and were determined by CMRG as the sole stockholder of LPI. Therefore, the terms of these agreements may not reflect the terms that LPI could possibly have obtained from an unrelated third party.

CONFLICTS OF INTEREST MAY ARISE BECAUSE CERTAIN OF LPI'S DIRECTORS AND/OR COMMITTEE MEMBERS WILL ALSO REMAIN DIRECTORS AND/OR OFFICERS OF CMRG AND CMRG CONTINUES TO BE A SIGNIFICANT CLIENT OF LPI.

         Several persons associated with LPI will have a continuing relationship with CMRG. Seymour Holtzman and David A. Levin, two of LPI's six directors, and Dennis R. Hernreich, an LPI executive committee member, are also directors and/or executive officers of CMRG, and may have great influence on business decisions of LPI. These persons were asked to serve as directors and/or executive committee members of LPI because of their knowledge of and experience with the business of LPI and its operations.

         These affiliations with both CMRG and LPI could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for CMRG and LPI. For example, business decisions made by the board of CMRG regarding its relationship with LPI under the administrative services agreement, the tax sharing agreement, the loss prevention services agreement and the sublease agreement LPI will enter into with CMRG could adversely affect LPI.

LPI MAY NOT EFFECTIVELY USE THE PROCEEDS OF THE OFFERING TO GROW ITS BUSINESS.

         Assuming all of the approximately 7,500,000 shares offered in the rights offering are sold, the proceeds from the exercise of rights will be approximately $7.5 million before payment of expenses. LPI intends to allocate a minimum of $1.5 million to the general working capital needs of LPI and approximately $4.0 million to repay amounts owed to CMRG, which includes advances made by CMRG to LPI and costs incurred in connection with the rights offering. Any additional proceeds will be allocated to working capital. If less than $5.5 million is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay amounts owed to CMRG. In this case, LPI will issue to CMRG shares of series A convertible preferred stock to account for any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG. Assuming full exercise of the LPI options granted to CMRG optionholders, the proceeds of such exercise will be approximately $550,000 before payment of expenses. LPI expects to allocate any such proceeds to working capital. In addition, any proceeds from the purchase by the mandatory purchasers of the over-allocation shares and/or exercise of warrants will be allocated to working capital.

         There can be no assurance that LPI's management will be able to use the proceeds allocated for working capital to effectively grow its business or enhance its financial condition, and the failure of its management to apply these funds effectively could have a material adverse effect on its business, results of operations and financial condition.

INVESTORS MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION DUE TO THE POTENTIAL SALE OF OVER-ALLOCATION SHARES TO THE MANDATORY PURCHASERS AND IN THE EVENT ANY OPTIONS OR WARRANTS ARE EXERCISED.

         The subscription price in the rights offering is substantially higher than the anticipated pro forma net tangible book value of each outstanding share of our common stock following completion of the rights offering. Investors will therefore incur immediate and substantial value dilution of about $0.38 per share, or 38.0% of their investment at a subscription price of $1.00 per share, so that the resulting net tangible book value of our common stock after the rights offering will be approximately $0.62 per share. In addition, the mandatory purchasers will be entitled to purchase approximately 1,125,000 over-allocation shares if all of the approximately 7,500,000 shares offered in the rights offering are sold. Assuming all of the approximately 7,500,000 shares offered in the rights offering are sold, and taking into account the sale to the mandatory purchasers of all approximately 1,125,000 over-allocation shares, investors will experience ownership percentage dilution.

         Contemporaneously with completion of this rights offering, LPI intends to issue options to CMRG optionholders, and also intends to grant options to its directors and executive committee members pursuant to the 2003 Stock Incentive Plan. LPI also anticipates that it will grant additional options after the completion of the rights offering; however, the details of these option grants have not yet been determined. In addition, for the first 1,000,000 shares of LPI common stock purchased by each mandatory purchaser, such mandatory purchaser will receive 70,000 warrants to purchase LPI common stock at an exercise price of $1.25 per share. The warrants will be exercisable for two years. As a result, warrants exercisable for a maximum of 280,000 LPI shares may be issued to the mandatory purchasers. To the extent any options or warrants are exercised, you will experience ownership percentage dilution. Furthermore, you will experience dilution in the value of your shares to the extent that any shares of common stock underlying the options are sold at or exchanged for a price less than the then net tangible book value per share of our common stock.

BECAUSE LPI WILL LACK ANALYST COVERAGE, YOU MAY FIND IT MORE DIFFICULT TO OBTAIN RELIABLE INFORMATION ABOUT LPI.

         LPI expects that its common stock will lack public market research analyst coverage because it will not be listed on a national securities exchange or NASDAQ. Because LPI common stock will lack analyst coverage, it will be more difficult to obtain reliable information about its value or the extent of risks to which an investment in LPI common stock is exposed.

IF LPI DOES NOT CONTINUE TO BE SUBJECT TO THE PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT OR DOES NOT BECOME SUBJECT TO OTHER REPORTING OBLIGATIONS OF THE EXCHANGE ACT AND DOES NOT VOLUNTARILY COMPLY WITH THE ABOVE, YOU WILL BE DENIED ACCESS TO PUBLICLY AVAILABLE INFORMATION ABOUT LPI AND OTHER INVESTOR PROTECTIONS AND BENEFITS.

         Once LPI has filed the registration statement in relation to this offering and it has become effective, the Exchange Act requires LPI to comply with the periodic reporting requirements of the Exchange Act for as long as it meets specific conditions. The periodic reporting requirements involve the obligation to file annual and other periodic reports with the SEC so that reliable, detailed and current financial and other information about LPI is available to the investing public.

         The Exchange Act may also require LPI's disclosure of important facts in materials used to solicit stockholder votes in annual and special meetings held for the election of directors and the approval of other corporate actions such as "going private" transactions, and disclosure of important facts by any person seeking to acquire more than 5% of a company's securities by direct purchase, tender offer or otherwise. These disclosure obligations enable investors to make informed decisions about critical corporate events.

         However, if in the future LPI is no longer required to comply with the Exchange Act periodic reporting or does not become subject to other disclosure requirements, and does not elect to comply voluntarily with such obligations, you will not be able to access regular publicly available reports about LPI and you will not be entitled to the level of disclosure outlined above.

THERE MUST BE A CURRENT STATE BLUE SKY REGISTRATION FOR YOU TO EXERCISE YOUR RIGHTS AND SELL YOUR SHARES. LPI CANNOT GUARANTEE THAT IT WILL BE ABLE TO EFFECT ANY REQUIRED BLUE SKY REGISTRATION OR QUALIFICATION.

         You will have the right to exercise your rights to purchase shares of LPI common stock only if the shares have been qualified for sale under the laws of the state where you reside, or if the shares fall within an exemption from registration. LPI will not knowingly issue shares to holders of CMRG common stock in jurisdictions in which such issuances are not registered or otherwise qualified for issuance or exempt from registration. However, there is a risk that purchasers may buy the shares of LPI common stock in the after-market from, or may move to, jurisdictions in which the common stock underlying the rights in this offering are not registered, qualified or exempt. LPI cannot guarantee that it will be able to effect any required Blue Sky registration or qualification.

YOU WILL NOT RECEIVE A RETURN ON YOUR SUBSCRIPTION PRICE PAYMENT WHILE IT IS HELD IN THE ESCROW ACCOUNT EVEN IF LPI CANCELS THE RIGHTS OFFERING.

         All subscription price payments received by LPI in this offering will be placed in an escrow account maintained by JP Morgan Chase Bank and will not be released from that account to LPI until the completion of the rights offering. Your subscription price payment will not bear interest while it is held in the escrow account. LPI expects that it will hold the proceeds of this offering for at least 30 days from the commencement of the offering, although it will hold the proceeds for a longer period if it choose to extend the subscription period beyond the expiration date of _____________.

         If the offering is cancelled, LPI will not have any obligations with respect to the rights except to promptly arrange for the refund, without interest or deduction, of all funds received from holders of rights. If you exercise your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned, as soon as practicable, without interest or deduction.

IF LPI DOES NOT RECEIVE PROCEEDS OF AT LEAST APPROXIMATELY $5.5 MILLION FROM THE RIGHTS OFFERING, THEN LPI WILL ISSUE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK TO CMRG IN EXCHANGE FOR ANY AMOUNTS STILL OWED BY LPI TO CMRG. IF SUCH SHARES ARE ISSUED YOU WILL EXPERIENCE DILUTION. IN ADDITION, CMRG MAY HAVE SUBSTANTIAL VOTING POWER AND WILL HAVE THE RIGHT TO CONVERT THESE SHARES INTO COMMON STOCK.

         If less than $5.5 million is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay amounts owed to CMRG. In this case, LPI will issue to CMRG shares of series A convertible preferred stock to account for any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.

         If LPI issues any shares of convertible preferred stock to CMRG, CMRG will have the power to convert those shares into common stock and may own a significant equity interest in LPI. Depending on the number of shares of preferred stock issued, if any, you may experience immediate and substantial dilution with respect to your ownership percentage. In addition, if any shares of preferred stock are issued, CMRG may have the ability to exercise substantial voting power.

         LPI stockholders will experience dilution in the value of their shares to the extent any shares of LPI preferred stock are converted if the conversion price of $1.25 per share is less than the then net tangible book value per share of LPI common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding LPI's future financial condition and results of operations and LPI's business operations in this prospectus. All forward-looking statements reflect the present expectation of future events of LPI's management and are subject to a number of important factors, risks, uncertainties and assumptions, including industry and economic conditions, that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed under "Risk Factors," starting on page 14, as well as any cautionary language in this prospectus and LPI's filings with the SEC, provide examples of these risks and uncertainties.

         You are cautioned not to place undue reliance on the forward-looking statements. The safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering.

                               THE RIGHTS OFFERING

BACKGROUND AND REASONS FOR THE OFFERING

         This rights offering represents the initial public offering of LPI's securities. Unlike a traditional public offering, this offering is only being directed at CMRG stockholders and LPI restricted stockholders.

         The LPI board of directors concluded that the separation of LPI by way of a rights offering of the common stock of LPI offers the potential for greater long term value and is an efficient way to separate the companies. Although CMRG and LPI will retain a significant level of interrelation following completion of the offering, including the administrative services agreement, tax sharing agreement, sublease agreement, loss prevention services agreement, and potential ownership by CMRG of newly created LPI series A convertible preferred stock, the rights offering, if successful, will completely separate LPI from CMRG, raise capital for LPI and provide LPI with funds to repay CMRG for its advances. The LPI board of directors believes that the separation of LPI from CMRG will provide greater growth opportunities for LPI and has the potential to generate the following benefits:

         o ATTRACT BROADER CLIENT BASE. As a majority-owned subsidiary of a national retail company, LPI believes that it suffers from a perceived conflict of interest by a number of potential clients. As a stand-alone company, LPI believes it will be able to penetrate the broader retail market and demonstrate a clearer and less ambiguous position to potential clients.

         o ATTRACT KEY EMPLOYEES. LPI believes that it will be able to attract and retain qualified managerial employees if employee equity compensation is directly related to the operations and anticipated success of LPI as an independent entity.

         o IMPROVED ACCESS TO CAPITAL MARKETS. By establishing LPI as a separate public company, LPI hopes to improve its access to the capital markets, as such access is limited while LPI is a majority-owned subsidiary of another company.

         o MANAGEMENT FOCUS. The executive officers and management team of each company will be better able to focus on its distinct financial, investment and operating characteristics, strategic direction and core business, which the CMRG board believes will help increase stockholder value over the long term.

         o PERMIT INVESTORS TO BETTER EVALUATE THE PERFORMANCE OF SEPARATE COMPANIES. Investors in LPI and CMRG will be better able to evaluate the financial performance of each company, enhancing the potential that each will achieve appropriate market recognition.

         Following completion of the offering, CMRG will continue to own and operate its retail apparel and other lines of business, exclusive of its interest in LPI.

DISTRIBUTION OF RIGHTS

         LPI, which is presently majority-owned by CMRG, is granting to its stockholders, which consist of CMRG, and holders of LPI restricted common stock, rights to purchase approximately 7,500,000 shares of LPI common stock. The rights offering is being effected in connection with a plan to establish LPI as a separate public company which will be owned by CMRG stockholders who subscribe for shares of LPI common stock in the offering and LPI restricted stockholders. The holders of LPI restricted common stock consist of LPI's executive officers, certain other members of LPI management and an LPI director. Based on the number of shares of LPI common stock outstanding on October 29, 2003, LPI will grant approximately 7,500,000 rights, of which approximately 6,000,000 will be distributed by CMRG to its stockholders.

         CMRG is distributing to its stockholders the rights that it receives from LPI. If you own shares of CMRG common stock, CMRG will grant to you one non-transferable right for every six shares of CMRG common stock that you own as of the record date. If you own shares of LPI restricted common stock, LPI will grant to you one right for every approximately 0.60 shares of LPI common stock that you own as of the record date. The record date is _____________________.

SUBSCRIPTION PRIVILEGES

         Each right consists of a basic subscription privilege and a potential over-subsciption privilege:

         BASIC SUBSCRIPTION PRIVILEGE. The basic subscription privilege for each right entitles you to purchase one share of LPI common stock at a subscription price of $1.00 in cash per share. You are entitled to subscribe for all or any portion of the shares of LPI common stock underlying your basic subscription privileges.

         OVER-SUBSCRIPTION PRIVILEGE. If you elect to exercise the basic subscription privileges for all of you rights, you will also have an over-subscription privilege to subscribe for additional shares of LPI common stock, if any, at the same subscription price per share, that are not purchased by other holders of rights under their basic subscription privileges as of the subscription period expiration date. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privileges in full. Although you are not limited in the number of shares you can elect to over-subscribe for, your ability to purchase the number of shares you subscribed for will depend on the availability of such shares. If the number of shares of LPI common stock remaining unsold after holders have exercised their basic subscription privileges is sufficient to satisfy in full all over-subscriptions, LPI will allocate the shares according to the over-subscriptions submitted. However, LPI cannot provide any assurance that any shares of LPI common stock will be available to satisfy in whole or in part, your request to subscribe for additional shares of LPI common stock in excess of the shares underlying your basic subscription privilege. If you exercise your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment will be returned to you by mail without interest or deduction as soon as practicable after the completion of the offering. Over-subscription privileges as to rights received by CMRG stockholder distributees will be limited to CMRG stockholder distributees. Over-subscription privileges as to rights received by LPI restricted stockholder distributees will be limited to LPI restricted stockholder distributees.

         PRORATION OF OVER-SUBSCRIPTION PRIVILEGES. If there is an insufficient number of shares of LPI common stock to satisfy all over-subscriptions, LPI will allocate the available shares, if any, among the holders who exercise their over-subscription privileges pro rata according to their respective holdings in CMRG common stock or LPI restricted common stock, as applicable. That is, LPI will determine the total number of shares of CMRG common stock or LPI restricted common stock, as applicable, held by all holders who exercised their over-subscription privilege, and will then calculate the percentage of the applicable total held by each of them. Each holder who over-subscribes will be allocated the same proportion of shares of LPI common stock available to the CMRG stockholder distributees or LPI restricted stockholder distributees, as applicable, as the proportion the holder holds of that total number. For example, if a holder of CMRG common stock over-subscribes and is determined to hold 3% of the total number of shares of CMRG common stock held by all stockholders of CMRG participating in the over-subscription, that holder will be allocated 3% of the shares of LPI common stock available for the satisfaction of over-subscription privileges in respect of the rights granted to CMRG. If the amount of shares allocated to a holder in accordance with the allocation method described above exceeds the amount over-subscribed for by that holder, LPI will allocate the excess among those holders whose subscriptions are not fully satisfied on the same principle until all available shares of LPI common stock have been allocated. Proration of over-subscriptions will be made separately among CMRG stockholder distributees and LPI restricted stockholder distributees who exercise their over-subscription privileges pro rata according to their respective holdings in CMRG common stock or LPI restricted common stock, as applicable.

         FULL EXERCISE OF BASIC SUBSCRIPTION PRIVILEGES. To determine if you have exercised the basic subscription privileges for all of your rights, LPI will consider only the rights held by you in the same capacity. For example, suppose that you were granted rights for shares of CMRG common stock which you own individually and for shares of CMRG common stock that you own together with your spouse. If you wish to exercise your over-subscription privilege with respect to the rights you own individually, but not with respect to the rights you own together with your spouse, you only need to fully exercise your basic subscription privileges with respect to your individually owned rights.

         When you complete the portion of your subscription certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privileges as to all rights which you hold in that capacity. If you own shares of CMRG common stock through your bank, broker or other nominee holder who will exercise your over-subscription privilege on your behalf, the bank, broker or other nominee holder will be required to certify to LPI and to the subscription agent the following information:

         o the number of shares of CMRG common stock held on your behalf on the record date;

         o the number of shares subscribed for under your basic subscription privileges;

         o that your basic subscription privileges have been exercised as to all of your rights held in the same capacity; and

         o the number of shares subscribed for under your over-subscription privilege.

         Your bank, broker or other nominee holder may also disclose to LPI other information received from you.

NO FRACTIONAL RIGHTS; NO FRACTIONAL EXERCISE

         No fractional rights will be distributed in the offering. Any fractional right you would otherwise be entitled to receive based on the total number of shares of CMRG common stock or LPI restricted common stock, as applicable, that you own as of the record date will be rounded up to the next whole right. In the case of a nominee who holds CMRG common stock for a beneficial owner, LPI will calculate the number of rights based upon the number of shares of CMRG common stock held by each beneficial owner individually rather than on the basis of the aggregate amount of stock held of record by such broker or nominee. When the ratios used in the rights offering are applied to the number of shares that you own, any fractional right that you would otherwise be entitled to will be rounded up to the next whole number. For example, if you own 50 shares of CMRG common stock you will receive 9 rights in the offering in respect of those CMRG shares. The calculation is as follows:

             50 divided by 6 = 8.3333 which will be rounded up to 9.

         You may only exercise rights in whole numbers. You may not exercise fractions of rights.

PROCEDURE FOR EXERCISING RIGHTS

         You should read and follow the instructions accompanying the subscription certificates carefully.

         You may exercise your basic subscription privileges and over-subscription privilege by delivering the following to the subscription agent at or prior to 5:00 p.m., eastern standard time, on the expiration date:

         o your properly completed and executed subscription certificate with any required signature guarantees or other supplemental documentation; and

         o your full subscription price payment for each share subscribed for, including shares subscribed for through the exercise of your over-subscription privilege.

         Your signature on each subscription certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the NASD, or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

         o your subscription certificate provides that shares are to be delivered to you as record holder of those rights; or

         o        you are an eligible institution.

         The subscription price must be paid in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

         o a bank certified or cashier's check payable to the order of the escrow agent; or

         o wire transfer of immediately available funds, to the subscription account maintained by the escrow agent at JP Morgan Chase Bank, ABA No. ____________, credit to Account #_________, for further credit to LP Innovations, Inc., Account #________, F/B/O (Subscriber's name), Attention:
                  _____________.

         Subscription certificates will be deemed to have been received by the subscription agent only upon its reciept at the address provided under the caption "Subscription Agent" below. The subscription price will be deemed to have been received by the subscription agent only upon receipt (i) by the subscription agent of any bank certified or cashier's check or (ii) of good funds in the subscription account designated above.

         The method of delivery of subscription certificates and payment of the subscription price will be at your election and risk. If you send the certificates and payment by mail, LPI recommends that you use registered or certified mail, return receipt requested and properly insured, or via an overnight courier service with delivery confirmation. LPI does not intend to honor any exercise of rights received by the subscription agent after the expiration date.

         COMPLETED SUBSCRIPTION CERTIFICATES AND PAYMENT SHOULD BE MAILED OR DELIVERED TO THE SUBSCRIPTION AGENT AND NOT TO LPI. QUESTIONS SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT. SEE "SUBSCRIPTION AGENT" BELOW. PAYMENT OF THE SUBSCRIPTION PRICE BY WIRE TRANSFER AS DESCRIBED ABOVE IS A VALID METHOD OF DELIVERY OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT.

CALCULATION OF RIGHTS EXERCISED

         If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privileges with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares with your overpayment. If LPI does not apply your full subscription price payment to your purchase of shares of LPI common stock, it will return the excess amount to you by mail without interest or deduction as soon as practicable after completion of the offering.

NOTICE FROM RECORD HOLDERS TO BENEFICIAL OWNERS OF CMRG COMMON STOCK

         If you are a broker, a trustee or a depositary for securities who held shares of CMRG common stock for the account of others on the record date for this offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions you should have received for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of CMRG common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of CMRG common stock on the record date for this offering, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which you should receive with your offering materials. A nominee may request any subscription certificate held by it to be split into such smaller denominations as it wishes, provided that the subscription certificate is received by the subscription agent, properly endorsed, no later than the expiration date.

BENEFICIAL OWNERS OF CMRG COMMON STOCK; EXERCISING RIGHTS THROUGH BROKERS OR NOMINEES

         If you are a beneficial owner of shares of CMRG common stock or will receive your rights through a broker, custodian bank or other nominee, your broker, custodian bank or other nominee should notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate subscription certificate, you should contact the nominee as soon as possible and request that a separate subscription certificate be issued to you.

FOREIGN AND OTHER STOCKHOLDERS OF CMRG

         The subscription agent will mail subscription certificates to you if you are a stockholder whose address is outside the United States or if you have an APO or an FPO address. To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., eastern standard time, on _________ and take all other steps which are necessary to exercise your rights, on or prior to the expiration date. If the procedures set forth in the preceding sentence are not followed on or prior to the expiration date, your rights will expire.

SUBSCRIPTION PERIOD EXPIRATION DATE

         You may exercise your rights at any time before 5:00 p.m., eastern standard time, on ______________, the expiration date of the subscription period for this offering. LPI may, in its sole discretion, extend the time for exercising your rights, although LPI does not intend to extend the subscription period beyond ______________. LPI may extend the subscription period by giving notice to the subscription agent on or before the scheduled expiration date and making a public announcement thereof no later than 9:00 a.m., eastern standard time, on the next business day after the previously scheduled expiration date. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. LPI will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the expiration date, regardless of when you transmitted the documents.

COMPLETION OF THE RIGHTS OFFERING AND DELIVERY OF SHARES TO RECORD HOLDERS

         The completion of the rights offering is the date on which LPI will deliver the shares subscribed for in this offering, which it expects will be as soon as practicable after the expiration date.

         If you acquire shares of LPI common stock in this offering, certificates representing such shares will be mailed to record holders as soon as practicable after all pro rata allocations and adjustments have been completed. Certificates for shares of LPI common stock issued upon the exercise of rights will be registered in the name of the record holder exercising such rights.

         LPI will not pay any interest to holders on funds delivered to the escrow agent in connection with the exercise of rights. If you exercise your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after completion of the offering.

SUBSCRIPTION AGENT

         American Stock Transfer & Trust Company will act as LPI's subscription agent to accept exercises of rights for this offering. All communications to the subscription agent, including the delivery of subscription certificates and (except in the case of wire transfers as described above) payment of the subscription price, should be addressed as follows:

                           American Stock Transfer & Trust Company
                           59 Maiden Lane

                           New York, NY  10038
                           Attention:  Stockholder Relations

         Your delivery to an address other than the address set forth above will not constitute valid delivery. Delivery by facsimile will not constitute valid delivery.

         The subscription agent will place all payments received into an escrow account until such funds are distributed to LPI at the completion of or refunded to holders of rights at the cancellation of this offering.
See "Plan of Distribution--Escrow Agent."

         Any questions or requests for assistance concerning the method of subscribing for shares of LPI common stock or for additional copies of this prospectus or the instructions as to use of the subscription certificates can be directed to the subscription agent at the address specified above or at telephone number 1-800-937-5449.

         LPI will pay the subscription agent fees of up to $5,000, plus expenses and has also agreed to indemnify the subscription agent against certain liabilities which it may incur in connection with this offering.

         American Stock Transfer & Trust Company has not been retained to provide, and has not provided, any financial advisory services to LPI in connection with this offering and is not acting as an underwriter with respect to this offering. American Stock Transfer & Trust Company makes no recommendation to you or any other person as to whether you should exercise your rights to purchase common stock.

AMENDMENTS; MODIFICATIONS; CANCELLATION

         LPI reserves the right to amend or modify the terms and conditions of this offering, whether the amended or modified terms are more or less favorable to you.

         LPI will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in its sole discretion, and its determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by LPI. Alternative, conditional or contingent subscriptions will not be accepted. LPI reserves the right to reject any exercise if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of shares of LPI common stock thereto could be deemed unlawful. LPI reserves the right to waive any deficiency or irregularity with respect to any subscription certificate.

         LPI reserves the right, in its sole discretion, to cancel the rights offering at any time prior to completion of the offering. If LPI cancels the offering, it will do so by giving oral or written notice to the subscription agent and making a public announcement. If LPI cancels the rights offering, the escrow agent will promptly return to all persons who elected to exercise rights, without interest or deduction, any payment received in respect of the subscription price and no shares of LPI common stock will be issued.

NO REVOCATION; NO TRANSFER OF RIGHTS

         Once you have exercised your rights, you may not revoke the exercise.

         All rights received by you in this offering are non-transferable and may only be exercised by a subscribing owner for his or her own account. However, rights may be transferred by operation of law in the case of the death, dissolution, liquidation, or bankruptcy of the holder, or in accordance with an order of a court of competent jurisdiction.

REGULATORY MATTERS

         LPI is not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor is LPI issuing or accepting any offers to purchase any shares of LPI common stock from holders of rights who are residents of those states or other jurisdictions. LPI may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. LPI may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, residents of those states or jurisdictions will not be eligible to participate in this offering.

         LPI will not be required to issue shares of LPI common stock in this offering to any holders rights who would be prohibited by any state or federal regulatory authority from purchasing or owning such shares. LPI will make any such shares available to satisfy the exercise of over-subscription privileges.

NO UNDERWRITER; NO BOARD RECOMMENDATION

         The subscription price for LPI common stock has been determined solely by LPI's board of directors and the offering is not the subject of any underwriting agreement with any investment bank. Accordingly, an investment in LPI common stock must be based on your evaluation of your best interests. NEITHER THE LPI BOARD OF DIRECTORS NOR ANY FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO YOU REGARDING YOUR DECISION WHETHER OR NOT TO EXERCISE YOUR RIGHTS AND INVEST IN LPI COMMON STOCK.

MANDATORY PURCHASE AGREEMENT


         Pursuant to a mandatory purchase agreement, dated __________, each of the following have agreed that they will subscribe for a minimum of 1,000,000 shares of LPI common stock through the exercise of all of their basic subscription privileges and over-subscription privileges.

         o Jewelcor Management, Inc., holder of approximately 11.4% of the outstanding shares of CMRG common stock;

         o Clark Partners I, L.P., holder of approximately 6.7% of the outstanding shares of CMRG common stock;

         o Glenhill Capital, L.P., and Glenhill Capital Overseas Partners, Ltd., collectively holders of approximately 5.0% of the outstanding shares of CMRG common stock; and

         o LPI's executive officers and certain other members of LPI management.

         We refer to Glenhill Capital, L.P. and Glenhill Capital Overseas Partners, Ltd. collectively as Glenhill. We refer to LPI's executive officers and these other members of LPI management as the LPI management group. We refer to Jewelcor Management, Clark Partners, Glenhill and these members of the LPI management group as the mandatory purchasers, and to each individually as a mandatory purchaser.


         The mandatory purchase agreement will also provide as follows:

         o For the first 1,000,000 shares of LPI common stock purchased by each mandatory purchaser, such mandatory purchaser will receive 70,000 warrants to purchase LPI common stock at an exercise price of $1.25 per share. The warrants will be exercisable for two years. As a result, warrants exercisable for a maximum of 280,000 LPI shares may be issued to the mandatory purchasers.

         o Following the expiration of the subscription period, the mandatory purchasers may also purchase any shares of LPI common stock that have not been sold in the rights offering as of the expiration date.

         o If all of the approximately 7,500,000 shares offered in the rights offering are sold, then the mandatory purchasers will be entitled to purchase an additional approximately 1,125,000 shares of LPI common stock for $1.00 per share. We refer to these shares as the over-allocation shares.

         The obligations of the mandatory purchasers under the agreement are subject to the conditions that this offering has been commenced in connection with an effective registration statement filed with the SEC and that the effectiveness of the registration statement has not been suspended by stop order and no proceedings for the issuance of a stop order have been initiated by the SEC. LPI will notify the mandatory purchasers promptly following the subscription period expiration date of the total number of shares, if any, to be purchased by them under their obligations and the amount payable for such shares. LPI may cancel the rights offering and if LPI does so, the escrow agent will promptly return to all persons who elected to exercise rights, without interest or deduction, any payment received in respect of the subscription price and no shares of LPI common stock will be issued.

         If all of the approximately 7,500,000 shares offered in the rights offering are sold and the mandatory purchasers purchase the 4,000,000 shares that they have agreed to purchase and all of the approximately 1,125,000 over-allocation shares, and purchase all of the 280,000 shares underlying the warrants, then the mandatory purchasers will own an aggregate of approximately 63.2% of LPI common stock following completion of the offering. This includes the 800,000 shares of restricted stock owned by LPI's executive officers and certain other members of LPI management who are parties to the mandatory purchase agreement.

TREATMENT OF CMRG OPTIONS

         Any outstanding options to purchase shares of CMRG common stock will remain outstanding and will continue to represent the right to purchase the same number of shares after completion of the rights offering. In addition, upon completion of the rights offering, all CMRG optionholders will receive an option to purchase one share of LPI common stock for every option to purchase six shares of CMRG common stock that they hold on the record date. No fractional options will be issued. Any fractional options will be rounded up to the next whole number. You may only exercise options in whole numbers. You may not exercise fractions of options.

         On October 29, 2003, there were options to purchase approximately 3,300,000 shares of CMRG common stock outstanding. Based on this number, LPI intends, contemporaneously with the completion of the offering, to grant options to purchase approximately 550,000 shares of LPI common stock to these CMRG optionholders. One-third of these options will vest immediately on the date of the grant, another one-third will vest on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. These options will expire three years from the date of the grant. The exercise price of these options will be $1.00 per share of LPI common stock, which is equal to the subscription price of one basic subscription privilege on the date the rights offering is completed.

         These LPI options are intended to make the CMRG optionholders financially whole, because the CMRG options will, if and when exercised after completion of this offering, only reflect ownership of the portion of CMRG excluding LPI.

APPROVAL AND TRADING OF THE SHARES OF LPI COMMON STOCK

         There is no existing market for LPI common stock. LPI anticipates that, following completion of the rights offering, shares of LPI common stock will be eligible to be traded over-the-counter and quoted on the Pink Sheets(R) quotation service.

         Issuers whose securities are traded over-the-counter may experience a greater spread between the "bid" and "asked" prices of their securities compared with securities traded on a national securities exchange or NASDAQ. In addition, some of CMRG's investors have policies against the purchase or holding of securities traded in the over-the-counter markets. Trading in an over-the-counter market will affect both the trading volume and the market value of LPI common stock for the foreseeable future.

         LPI expects that its common stock will lack public market research analyst coverage because it will not be listed on a national securities exchange or NASDAQ. Therefore, it will be more difficult for investors to obtain reliable information about the value of LPI common stock or the extent of risks to which an investment in LPI common stock is exposed.

         There can be no assurance regarding the trading prices for LPI common stock after completion of this offering, and until the shares of LPI common stock are fully distributed and an orderly market develops, the trading prices for shares of LPI common stock may fluctuate. Prices for LPI common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting LPI's business generally, the impact of the factors referred to in "Risk Factors," investor perceptions of LPI and its business, LPI's operating results, its dividend policies and general economic and market conditions.

         It is expected that CMRG common stock will continue to trade on the NASDAQ National Market under the symbol "CMRG." After completion of this offering, the trading price of CMRG common stock will likely be lower than the trading price immediately prior to completion of the offering. Until the market has evaluated the operations of CMRG without LPI as a subsidiary, the trading price of CMRG common stock may fluctuate. In addition, the combined trading prices of LPI common stock and CMRG common stock held by stockholders after completion of this offering may be less than, equal to or greater than the trading price of CMRG common stock prior to completion of this offering.

SHARES ELIGIBLE FOR FUTURE SALE

          Immediately upon completion of this rights offering, but prior to the exercise of any options, LPI expects that there may be up to a maximum of approximately 8,400,000 shares of LPI common stock outstanding. This assumes the sale of all of the approximately 7,500,000 shares offered in the rights offering and includes the 900,000 shares of restricted stock that were granted on October 23, 2003, to LPI's executive officers, certain other members of LPI management and Mr. Filandro, an LPI director pursuant to LPI's 2003 Stock Incentive Plan. Upon completion of the rights offering, CMRG will relinquish to LPI all of the 3,600,000 shares of LPI common stock that it owns.

         If all of the approximately 7,500,000 shares offered in the rights offering are sold and the mandatory purchasers purchase all of the approximately 1,125,000 over-allocation shares, there will be up to a maximum of approximately 9,525,000 shares of LPI common stock outstanding subsequent to completion of the rights offering. Assuming the exercise of all of the options exercisable for a total of 817,500 shares of LPI common stock which are being granted to LPI directors, officers, committee members and employees pursuant to the 2003 Stock Incentive Plan, all of the options exercisable for approximately 550,000 shares of LPI common stock issued to CMRG optionholders and all of the warrants exercisable for a maximum of 280,000 shares of LPI common stock that are being issued to the mandatory purchasers, there could be up to approximately 11,172,500 shares of LPI common stock outstanding three years following completion of the rights offering, assuming no other shares of LPI common stock are issued or repurchased by LPI during that time period.

         LPI expects that all of the common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except any shares purchased by LPI's "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares of LPI common stock purchased by LPI's affiliates may generally only be sold in compliance with the limitations of Rule 144 described below. Substantial future sales of LPI common stock in the public market after the offering may adversely affect LPI's common stock price. Shares of LPI common stock acquired by the mandatory purchasers through the exercise of their rights in the rights offering and under a mandatory purchase agreement may constitute shares held by an "affiliate." In general, under Rule 144 as currently in effect, an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of LPI common stock or the average weekly trading volume in the common stock on an exchange in the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about LPI.

         With respect to the shares of restricted stock that were granted to LPI's executive officers, certain other members of management and one director of LPI, and the options to purchase 817,500 shares of LPI common stock that LPI intends to grant contemporaneously with completion of the offering to its directors, executive officers and certain other members of management, all of which were issued pursuant to LPI's 2003 Stock Incentive Plan, LPI intends to file a registration statement on Form S-8 under the Securities Act to register the shares of its common stock relating to these issuances and other future issuances under our 2003 Stock Incentive Plan.

                                 USE OF PROCEEDS

GENERAL

         Assuming all of the approximately 7,500,000 shares of common stock offered in the rights offering are sold, LPI anticipates that the proceeds will be approximately $7.5 million before payment of approximately $1.0 million in offering fees and expenses, of which approximately $734,000 has already been incurred and funded through CMRG advances.

         After payment of any incremental rights offering costs, LPI expects that the proceeds of this offering will be allocated as follows:

         o A minimum of approximately $1.5 million of the proceeds will be allocated to general working capital needs of LPI;

         o Approximately $4.0 million of the proceeds will be used to repay amounts owed to CMRG, including advances made by CMRG to LPI and costs incurred in connection with the rights offering; and

         o        Any additional proceeds will be allocated to working capital.

         In addition, any of the maximum amount of proceeds of approximately $1,125,000 from the sale to the mandatory purchasers of the approximately 1,125,000 over-allocation shares and/or any of the maximum amount of proceeds of $350,000 from the exercise of warrants by the mandatory purchasers will be allocated to working capital.

         If and to the extent that any of the options to purchase shares of LPI common stock issued to CMRG optionholders in connection with this offering are exercised, then assuming full exercise of these options, LPI anticipates that the proceeds from exercise of these options, before payment of any associated fees and expenses, will be approximately $550,000. LPI expects that any proceeds from the exercise of options will be used to fund working capital. LPI's current plan for future liquidity is not dependent on its ability to raise additional funds through the exercise of the options.

         If and to the extent that any of the options to purchase shares of LPI common stock issued to LPI's executive officers and LPI's management upon completion of this offering pursuant to the 2003 Stock Incentive Plan are exercised, then assuming full exercise of these options, LPI anticipates that the proceeds from exercise of these options, before payment of any associated fees and expenses, will be approximately $817,500. LPI expects that any proceeds from the exercise of options will be used to fund working capital. LPI's current plan for future liquidity is not dependent on its ability to raise additional funds through the exercise of the options.

         The preceding allocations are only estimates and the amounts that LPI will actually expend for different purposes depends upon several factors, including its available cash resources and the growth of its client base. In any event, the minimum amount allocated for working capital is $1.5 million.

POTENTIAL ISSUANCE OF LPI PREFERRED STOCK TO CMRG

         If at least $5.5 million of net proceeds to LPI is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay in full the balance of approximately $4.0 million owed by LPI to CMRG. If less than $5.5 million of net proceeds to LPI is raised in the rights offering, then a portion of the amounts owed by LPI to CMRG will remain due and payable following the rights offering. In this case, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.

         Any shares of LPI preferred stock issued to CMRG will include the following significant terms:

         o The shares of LPI preferred stock will be convertible at CMRG's option into shares of LPI common stock at a rate of $1.25 per share of LPI common stock.

         o The preferred stock will earn a cumulative dividend at a rate of 6% per annum, which rate will increase each year and will be capped at 12% per annum. The dividend will be payable in kind in additional shares of preferred stock.

         o LPI will have the option to redeem the preferred stock in whole or in part at any time for cash at a price equal to the face amount plus accrued and unpaid dividends thereon.

         o If CMRG receives LPI preferred stock, it will be entitled to vote on all matters that are subject to stockholder approval on as as-converted basis. In addition, CMRG will have certain special class voting rights on matters that affect its rights as holder of the preferred stock.

         o The preferred stock will have a liquidation preference equal to the face amount plus accrued and unpaid dividends thereon.

         If the only shares sold in the rights offering are the 4,000,000 shares of LPI common stock that the mandatory purchasers have agreed to subscribe for, then LPI will issue to CMRG shares of preferred stock having an aggregate face amount of $1.5 million, which will give CMRG approximately 19.7% of the combined voting rights of LPI capital stock.



                              PLAN OF DISTRIBUTION

GENERAL

         LPI is granting to its stockholders, which consist of CMRG and holders of LPI restricted common stock, rights to subscribe for shares of LPI common stock. The holders of LPI restricted common stock consist of LPI's executive officers, certain other members of LPI management and an LPI director. LPI is issuing these rights at a rate of one right for every approximately 0.60 shares of LPI common stock held as of the record date. CMRG is distributing to its stockholders the approximately 6,000,000 rights that it receives from LPI. CMRG is distributing these rights at a rate of one right for every six shares of CMRG common stock held as of that date. The basic subscription privilege and over-subscription privilege associated with the rights are described in the section of the prospectus entitled "The Rights Offering." Shares of common stock sold in this offering will be distributed directly to holders of subscription rights who exercise their rights in accordance with the terms of this offering.

         No current public trading market exists for the LPI common stock. LPI anticipates that, following the offering, the LPI common stock will be traded over-the-counter and quoted on the Pink Sheets(R) quotation service.

         Jewelcor Management, Inc., Clark Partners I, L.P., Glenhill, as well as LPI's executive officers and certain other members of LPI management, which we refer to as the mandatory purchasers, may be deemed to be a statutory underwriters within the meaning of the Securities Act of 1933 in connection with this offering. Any profit realized by them on the resale of the shares in the future may be deemed to be underwriting discounts and commissions under the Securities Act. The mandatory purchasers have advised LPI that they do not intend to purchase shares in this offering or under a mandatory purchase agreement with a view to distribute such shares. The mandatory purchase agreement is described in more detail under "The Rights Offering--Mandatory Purchase Agreement" above.

ESCROW AGENT

         All proceeds from the sale of shares of LPI's common stock in this offering received by the subscription agent will be promptly delivered to and held by the escrow agent, which is JP Morgan Chase Bank. Upon completion of the offering, LPI will notify the escrow agent and instruct it to deliver to it the proceeds of the offering. LPI will not pay any interest to holders on funds delivered to the escrow agent in connection with the exercise of rights. If the offering is cancelled, LPI will promptly arrange for the refund, without interest or deduction, of all funds received from holders of rights. If you exercise your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned, as soon as practicable, without interest or deduction.

                                    DILUTION

         Contemporaneously with completion of the offering, LPI intends to grant options to CMRG optionholders as described under "The Rights Offering--Treatment of CMRG Options." LPI also intends to grant options to its directors, committee members, its executive officers and certain other members of its management pursuant to the 2003 Stock Incentive Plan as described under "Management--Director Compensation" and "Management--Executive Compensation." In addition, LPI intends to issue warrants to purchase 280,000 shares of LPI common stock at an exercise price of $1.25 per share to the mandatory purchasers in connection with the mandatory purchase agreement. The mandatory purchasers will also be entitled to purchase an additional approximately 1,125,000 shares of LPI common stock on an over-allocation basis if all of the approximately 7,500,000 shares offered in the rights offering are sold.

         As a result of these option grants and warrants, you may experience dilution in your ownership percentage of LPI common stock to the extent any of these options or warrants are exercised. In addition you may also experience dilution in the value of your shares to the extent that any shares of common stock underlying the options or warrants are sold at or exchanged for a price less than the fair market value of the LPI common stock on the exercise date. See the table below for the potential ownership dilution these may have to you.

         Excluding the effect of any exercise of these option grants or warrants, the net tangible book value of a share of LPI common stock immediately after completion of this offering will be $0.62 per share. The subscription price in the rights offering is substantially higher than the anticipated pro forma net tangible book value of each outstanding share of LPI common stock following completion of the rights offering.

         Prior to the rights offering, on October 23, 2003, LPI granted an aggregate of 800,000 shares of its restricted stock to its three executive officers and certain other members of its management. One-third of the restricted stock vested immediately on the date of grant, another one-third will vest on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant, subject to the terms of the restricted stock agreements. Also, on October 23, 2003, LPI granted to one director, 100,000 fully vested shares of restricted stock (which are subject to LPI's right of repurchase and first refusal as described below under "Management--Executive Compensation"). The 900,000 total shares of restricted stock had an immediate dilutive effect on the tangible net book value of LPI of $0.08 per share, resulting in the net book value of $0.62 per share immediately after completion of the rights offering.

         The following table shows the potential dilution that the exercise of following options, warrants and rights may have to an individual LPI stockholder. In addition, the exercise of such options and warrants may potentially dilute the value of an individual's holdings, if on the date of exercise the fair value of LPI common stock is greater than the exercise price of such options or warrants.



                                                       Number of        % of ownership dilution based on
                                                       additional        8.4 million shares outstanding
                                                       shares             immediately following rights
                                                       subject to                   offering
                                                       exercise

                                                       --------------- -----------------------------------

Warrants to purchase shares of LPI common stock               280,000                 3.2%
Options issued to Directors, LPI Management and
    certain employees of LPI                                  817,500                 8.9%
Options issued to existing CMRG option holders                546,000                 6.1%


Rights to mandatory purchasers to acquire shares on
    an over-allocated basis                                 1,125,000                11.8%


         Additionally, to the extent that sufficient funds are not raised in the rights offering to repay the amounts owed to CMRG, LPI will issue to CMRG series A convertible preferred stock in satisfaction of any shortfall. Each share of LPI preferred stock will be convertible at CMRG's option in to one share of LPI common stock at a conversion price of $1.25 per share and the preferred stock will earn a cumulative dividend at a rate of 6% per annum, which rate will increase each year and will be capped at 12% per annum. The dividend will be payable in kind in additional shares of preferred stock. If LPI issues to CMRG shares of series A convertible preferred stock it will dilute your LPI ownership. In addition, depending on the fair value of LPI common stock on the date of any conversion of the series A convertible preferred stock to LPI common stock it may have a potential dilution to the value of your LPI common stock.

                                 DIVIDEND POLICY

         LPI has never paid any dividends on its common stock nor does LPI expect to pay a dividend in the foreseeable future. LPI's dividend policy will be established by its board from time to time based on its results of operations and financial condition and such other business considerations and on the circumstances then in existence as the board considers relevant.

                       DETERMINATION OF SUBSCRIPTION PRICE

         No current public trading market exists for LPI common stock. LPI anticipates that, following the offering, LPI common stock will be traded over-the-counter and be quoted on the Pink Sheets(R) quotation service.

         The board of directors of LPI determined the subscription price of LPI common stock in the rights offering based on various factors, including the intended use of proceeds of the offering, the amount of proceeds LPI needed to raise, prevailing market conditions and an assessment of LPI's management, prospects and capital structure. The price determination does not constitute a recommendation as to the advisability of exercising rights to purchase LPI common stock in this offering. The subscription price does not indicate that LPI common stock has a value of that amount or could be resold at that price.

         MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING

         The following discussion sets forth the material U.S. federal income tax consequences to CMRG upon the receipt and distribution of, and to CMRG stockholders upon the receipt and exercise of, rights to purchase shares of LPI common stock in the rights offering. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document. LPI has not sought any ruling from the Internal Revenue Service (which we refer to as "IRS") or an opinion of counsel with respect to the federal income tax consequences discussed in this registration statement/prospectus, and there can be no assurance that the IRS or a court will not take a position contrary to the federal tax consequences discussed herein or that any such contrary position taken by the IRS or a court would not be sustained.

         The discussion below is for general information only and does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to CMRG and to persons who hold CMRG common stock and will hold rights to purchase shares of LPI common stock as capital assets. The tax treatment of a CMRG stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below, including for example, partners of entities classified as partnerships for U.S. federal income tax purposes that hold CMRG common stock, persons who hold CMRG common stock through entities that are disregarded for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, expatriates, financial institutions, dealers in securities or foreign currencies, holders who hold common stock as part of a "straddle," "hedge," or conversion transaction and individuals who received CMRG common stock pursuant to the exercise of employee stock options or otherwise as compensation.

         As used in this section, a "U.S. Holder" means a beneficial owner of CMRG common stock that receives rights to purchase shares of LPI common stock in the rights offering and that is, for U.S. federal income tax purposes:

         o        a citizen or resident of the U.S.;

         o a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof;

         o an estate whose income is subject to U.S. federal income tax regardless of its source; or

         o a trust if (i) in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

         As used in this section, a non-U.S. Holder is a beneficial owner of CMRG common stock that receives rights to purchase shares of LPI common stock in the rights offering and that is not a U.S. Holder.

         For U.S. federal income tax purposes, income earned through a partnership or an entity treated as such for U.S. federal income tax purposes generally is attributed to its owners.


CONSEQUENCES TO CMRG

         The receipt by CMRG of the rights to purchase shares of LPI common stock will be treated as a nontaxable distribution from LPI to CMRG. However, CMRG will recognize income upon the distribution of the rights to purchase shares of LPI common stock to CMRG stockholders. The amount required to be included in income will reflect the excess of the fair market value of the rights to purchase shares of LPI common stock, taking into account CMRG's associated relinquishment of its existing LPI shares, over CMRG's basis in such rights and in its LPI shares.

CONSEQUENCES TO CMRG STOCKHOLDERS

U.S. HOLDERS

         The receipt by U.S. Holders of rights to purchase shares of LPI common stock in the rights offering will constitute a taxable distribution for U.S. federal income tax purposes, subject to taxation under the rules of Section 301 of the Code. Under those rules, distributions are treated (i) first as dividends to the extent of the distributing corporation's current and/or accumulated earnings and profits, as determined under U.S. federal income tax rules; (ii) then as tax-free returns of capital, to the extent of a stockholder's basis in its shares of the distributing corporation; and (iii) thereafter, as gain from the sale or exchange of property.

         The amount of the distribution will be the fair market value of the rights to purchase shares of LPI common stock on the distribution date. Should CMRG have current and/or accumulated earnings and profits for U.S. federal income tax purposes as of the close of its taxable year in which the distribution occurs, then, to the extent of the lesser of such earnings and profits and the amount of the distribution, the distribution will be treated as a dividend, subject to taxation at a maximum rate of 15% for individuals, estates and trusts if certain requirements are met. Subject to applicable rules, U.S. Holders that are corporations may be eligible to claim a deduction equal to the portion of the distribution treated as a dividend. CMRG will issue a dividend statement (Form 1099-DIV) to record holders who receive rights to purchase LPI shares in the rights offering, which will identify what portion of the distribution is attributable to such earnings and profits. If any portion of the distribution is attributable to its earnings and profits, CMRG will also issue a press release to Bloomberg and/or Reuters announcing the dividend for stockholders who own their shares through a broker or nominee.

         Each U.S. Holder that receives rights to purchase shares of LPI common stock in the rights offering will reduce its adjusted tax basis in its CMRG common stock (but not below zero) to the extent that the distribution is treated as a return of capital as discussed above. Any excess of the fair market value of the rights to purchase shares of LPI common stock received over the sum of a holder's adjusted tax basis in its CMRG common stock and any amount received treated as a dividend will be treated as gain from the sale or exchange of property. Such gain generally will be capital gain and generally will be long term capital gain if such U.S. Holder's holding period for its CMRG common stock was more than one year at the time of the distribution.

         Each U.S. Holder will have a tax basis in the rights to purchase shares of LPI common stock received equal to their fair market values on the distribution date, and such U.S. Holder's holding period for the rights to purchase shares of LPI common stock will begin on the day following the distribution date. A U.S. Holder that exercises its rights should not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise. A U.S. Holder's tax basis in LPI common stock acquired upon exercise of its rights should equal such holder's tax basis in its exercised rights plus the exercise price paid for such stock. The holding period for the common stock acquired upon the exercise of rights should begin on the date the rights are exercised. If a U.S. Holder's rights expire unexercised, the holder should have a capital loss equal to its tax basis in its unexercised rights. The deductibility of capital losses, if any, realized on the expiration of unexercised rights may be subject to certain limitations.

NON U.S. HOLDERS

         In general, if the distribution of rights to purchase shares of LPI common stock constitutes a dividend as discussed above, a non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States ("U.S. trade or business income"). Because CMRG will not know at the time of the distribution what portion of the distribution, if any, will constitute a dividend, it intends to impose withholding on the full fair market value of the distribution in accordance with applicable Treasury Regulations (unless the income is U.S. trade or business income, as discussed below).

         In order to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder generally will be required to provide a properly completed and executed IRS Form W-8BEN (or successor form) to CMRG or its subscription agent, or similar appropriate documentation or substitute form, certifying the non-U.S. Holder's entitlement to benefits under an applicable income tax treaty. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

         Any portion of the distribution that is treated as a dividend, but that is U.S. trade or business income, generally will not be subject to withholding of U.S. federal income tax if the non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form) to CMRG or its subscription agent, or similar appropriate documentation or substitute form, certifying that the dividends are U.S. trade or business income. Instead, dividends that are U.S. trade or business income generally will be subject to regular U.S. federal income tax in the same manner as if such dividends were received by a U.S. Holder. Any dividends that are U.S. trade or business income received by a non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty.

         To the extent that the amount of the distribution is in excess of CMRG's current and/or accumulated earnings and profits for U.S. federal income tax purposes, and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized with respect to its CMRG common stock pursuant to the distribution, unless either (1) the gain is U.S. trade or business income, or (2) in the case of gain realized by an individual non-U.S. Holder, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the exchange and certain other conditions are met. In the event that clause (1) applies, such gain generally will be subject to regular U.S. federal income tax in the same manner as if such gain were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty. In the event that clause
(2), but not clause (1), applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Non-exempt U.S. Holders may be subject to information reporting with respect to the receipt of rights in the rights offering. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at the rates specified in the Code.

         In general, backup withholding will not apply with respect to the receipt of rights in the rights offering to a non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person. If a non-U.S. Holder fails to provide the required certification, the distribution may be subject to backup withholding in certain circumstances. Nevertheless, CMRG must report to the IRS and to each non-U.S. Holder any portion of the distribution that is treated as a dividend and subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. Holder resides.

         Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the distribution of rights to purchase shares of LPI common stock.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS OF THE RIGHTS OFFERING. CMRG STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE RIGHTS OFFERING TO THEM.

         For a description of the tax sharing agreement under which CMRG and LPI have provided for various tax matters, see "Arrangements Between CMRG and LPI Relating to the Rights Offering--Tax Sharing Agreement."

                        ARRANGEMENTS BETWEEN CMRG AND LPI
                         RELATING TO THE RIGHTS OFFERING

         Until completion of this offering, LPI will be a majority-owned subsidiary of CMRG. Immediately following completion of this offering, CMRG will not own any outstanding shares of LPI common stock. Prior to and effective as of the date the offering is completed, CMRG and LPI will enter into certain agreements to define their ongoing relationship after completion of this offering. CMRG may also own shares of LPI convertible preferred stock following completion of the rights offering under certain circumstances.

         For a full understanding of the agreements and form of certificate of designation summarized below, we refer you to the full text of such agreements, which have been filed together as exhibits to the Form S-1 registration statement of which this prospectus forms a part. The summaries of the terms of these agreements are qualified in their entirety by reference to the full text of the relevant documents. The terms of the agreements have not yet been finalized and are being reviewed by LPI and CMRG. These arrangements may be amended by the parties prior to completion of this offering.

         Furthermore, except as described below, all contractual relationships between CMRG and LPI existing prior to this offering will be terminated except for commercial relationships in the ordinary course of business. Included in the ordinary course of business are loss prevention services provided by LPI to CMRG, which are described in more detail below under "Certain Relationships and Related Transactions."

ADMINISTRATIVE SERVICES AGREEMENT

         Prior to and effective upon the date the offering is completed, CMRG and LPI will enter into an administrative services agreement, under which CMRG will agree to provide certain administrative, financial, management and other services to LPI for a period of time following completion of the offering. Services to be included are bookkeeping, internal auditing, and payroll services; providing or supervising the provision of legal advice and services; providing or supervising the performance of certain accounting advice and services; assistance in organizational matters, assistance in preparation of financial reports related to the operation of LPI, employee compensation, incentive and retirement plans; human resources and personnel advice and services; and management information and data processing services.

         LPI will pay CMRG a fixed monthly fee of $25,000 plus actual expenses for the services provided to LPI by CMRG. CMRG will review the monthly fee from time to time and will make a good faith determination whether the fee should be adjusted to an amount agreed upon by CMRG and LPI. The initial term of the agreement is one year. The agreement will automatically renew for additional one year terms, unless either party provides written notice of its intent to terminate the agreement at least 30 days prior to the expiration of the then current term. The agreement can also be terminated at any time by LPI in its sole discretion upon 30 days written notice to CMRG. For a full understanding of the terms of the administrative services agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

TAX SHARING AGREEMENT

         Prior to and effective upon the date the offering is completed, CMRG and LPI will enter into a tax sharing agreement that will provide, among other things, for the allocation of federal, state and local tax liabilities for periods prior to and including the date the offering is completed. Through such date, LPI will be included in the consolidated federal income tax returns of CMRG and, in certain states, the state tax returns of CMRG. In general, the tax sharing agreement will provide that LPI will be liable for taxes related to LPI for all periods prior to completion of the offering. In addition, LPI will not be entitled to any refunds related to LPI for periods prior to completion of the offering.

         Though valid as between CMRG and LPI, the tax sharing agreement will not be binding on the Internal Revenue Service and does not affect the several liability of CMRG and LPI for all federal income taxes of the consolidated group required to be shown on the consolidated federal income tax return. For a full understanding of the terms of the tax sharing agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

SUBLEASE AGREEMENT

         LPI's corporate headquarters is presently located at 66 B Street in Needham, Massachusetts. This location is being subleased by LPI from CMRG. CMRG had been occupying the Needham building until shortly after the Casual Male asset purchase, at which time CMRG relocated its headquarters to Canton, Massachusetts. The term of the sublease commenced as of January 1, 2003 and terminates on December 31, 2005. The subleased space consists of approximately 19,000 square feet. The permitted use of the premises is for offices and for the storage of LPI's product inventory. The annual base rent throughout the entire term is $8.00 per square foot. LPI is also required to pay a pro rata share of real estate taxes, and all operating costs.


ADVANCES FROM CMRG

         Advances from CMRG represent contributions to working capital and funding of losses for LPI subsequent to May 14, 2002. These amounts are expected to be repaid upon completion of the rights offering. Any shortfall in the proceeds of the rights offering below the total advances from CMRG will be converted into series A convertible preferred stock, as described below.



POTENTIAL ISSUANCE OF LPI SERIES A CONVERTIBLE PREFERRED STOCK

         If at least $5.5 million of net proceeds to LPI is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay in full the balance of approximately $4.0 million owed by LPI to CMRG. If less than $5.5 million of net proceeds to LPI is raised in the rights offering, then a portion of the amounts owed by LPI to CMRG will remain due and payable following the rights offering. In this case, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG. For more details about the terms of the series A convertible preferred stock, see "Use of Proceeds--Potential Issuance of LPI Preferred Stock to CMRG." For a full understanding of the terms of the series A convertible preferred stock, we refer you to the full text of the certificate of designation, which has been filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected financial data should be read in conjunction with LPI's financial statements and accompanying notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended February 1, 2003, February 2, 2002 and February 3, 2001, and the balance sheet data as of February 1, 2003 and February 2, 2002, are derived from, and are qualified by reference to, LPI's financial statements and related notes which have been audited by Ernst & Young LLP and are included in this prospectus. The summary historical financial data for the three months ended August 2, 2003 and August 3, 2002 and as of August 2, 2003 and August 3, 2002 have been derived from LPI's unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future.


                                 LPI/
                              PREDECESSOR  PREDECESSOR  PREDECESSOR   PREDECESSOR         LPI       LPI/PREDECESSOR
                              -----------  -----------  -----------   -----------         ---       ---------------
                                                                        FOR THE
                                                                         PERIOD       SIX MONTHS      SIX MONTHS
                                        FISCAL YEAR ENDED             FEBRUARY 3,        ENDED           ENDED
                                                                        2002 TO
                             FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,    MAY 14,         AUGUST 2,       AUGUST 3,
                                2003         2002           2001         2002             2003            2002
                              -----------  -----------  -----------   -----------      ---------      ------------
                                                                      (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
AMOUNTS IN THOUSANDS
STATEMENT OF OPERATIONS
DATA:
Sales                            $9,534       $ 7,675    $ 3,332           $2,593        $ 4,600       $ 4,338
Gross profit                        958           962      1,197             (147)         1,314           170
Net loss                        (3,091)        (5,532)    (1,642)          (1,889)          (586)       (2,106)




                                              LPI       PREDECESSOR      PREDECESSOR       LPI               LPI
                                              ---       -----------      -----------       ---               ---

                                                                            AS OF
                                          --------------------------------------------------------------------------
                                          FEBRUARY 1,    FEBRUARY 2,       MAY 14,       AUGUST 2,      AUGUST 3,
                                             2003            2002            2002          2003           2002
                                          -----------    -----------       -------       ---------      ---------
                                                                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
  AMOUNTS IN THOUSANDS
  BALANCE SHEET DATA:
  Working capital                            $(1,697)         $ 202           $ 1,345        $(2,533)        $(102)
  Accounts receivable, net                     1,958            909             1,234          1,680           838
  Inventory                                      200            667               281            323           370
  Property and equipment, net                    268            572               522            323           151
  Total assets                                 3,074          2,179             2,105          3,417         1,418
  Total long term obligations                     45              -                 -             47             -
  Total parent company (deficit)/equity         (937)           775             1,867         (1,523)           49

                            PRO FORMA FINANCIAL DATA

         The following tables show summary unaudited consolidated pro forma financial data of LPI. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended August 2, 2003 and the year ended February 1, 2003 are based on historical data as reported by the parent company, CMRG, and reflect adjustments related to the separation of LPI as if the rights offering had occurred on February 2, 2003 and February 3, 2002, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on historical data and reflects adjustments related to the spin-off as if the spin-off had occurred on August 2, 2003. The pro forma financial data includes certain pro forma adjustments described in the footnotes that, in the opinion of management, are necessary to reflect the results of operations of LPI as if the spin-off had occurred on the dates indicated.

         The summary unaudited consolidated pro forma financial data is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that actually would have occurred if the spin-off had occurred on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of LPI as a stand-alone entity. This pro forma financial data should be read together with the audited consolidated financial statements and accompanying notes of LPI, which are included in this information statement.

                              LP INNOVATIONS, INC.
                        PRO FORMA CONDENSED BALANCE SHEET
                              AS OF AUGUST 2, 2003
                                   (UNAUDITED)


                                                                               PRO-FORMA
                                                            HISTORICAL        ADJUSTMENTS          PRO-FORMA
                                                            ----------        -----------          ---------
ASSETS
Current assets:
   Cash                                                  $     246,876     $  3,459,805 (a)   $  3,706,681
   Accounts receivable, net of allowance                     1,680,385               -           1,680,385
   Prepaids                                                    109,939               -             109,939
   Inventory                                                   322,960              -              322,960
                                                        --------------------------------       -----------
         Total current assets                                2,360,160        3,459,805          5,819,965

Property, plant and equipment, net of                                                -
   accumulated depreciation                                    322,943               -             322,943
Other assets                                                   734,332        (734,332) (b)              -
                                                            ----------       ----------         ----------
Total assets                                              $  3,417,435     $  2,725,473       $  6,142,908
                                                          ============     ============       ============

LIABILITIES AND EQUITY

Current liabilities:
   Accounts payable                                      $     351,814$               -       $    351,814
   Accrued expenses                                            469,243               -             469,243
   Advances from parent                                      4,047,676     (4,047,676)   (a)             -
   Short-term portion of debt                                   24,843               -              24,843

                                                            ----------      ----------          ----------
Total current liabilities                                    4,893,576     (4,047,676)              845,900
                                                         -------------   -------------        -------------

Long-term portion of debt                                       46,851               -              46,851

Total liabilities                                            4,940,427      (4,047,676)            892,751
                                                        ----------------------------------    -------------

Equity:
CMRG equity (deficit)                                      (1,522,992)       (266,018)   (a)             -
                                                                             1,789,010   (a)
Common stock, $0.01 par value, 39,000,000 shares                     -          84,075 (a),(d)      84,075
 authorized, 8,407,000 shares issued and outstanding
Additional paid-in capital on common stock                           -       7,151,830 (a),(b)   7,151,830
                                                                                       (c),(d)
Deferred compensation                                                -        (66,808)   (c)      (66,808)
Retained deficit                                                     -       (129,930) (c),(d) (1,918,940)
                                                                           (1,789,010)
                                                             ---------      ----------          ----------
Total equity                                               (1,522,992)       6,773,149           5,250,157
                                                            ----------       ---------          ----------
Total liabilities and equity                              $  3,417,435     $ 2,725,473        $  6,142,908
                                                          ============     ===========        ============



         SEE NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS.

                              LP INNOVATIONS, INC.
                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED AUGUST 2, 2003
                                   (UNAUDITED)


                                                                              PRO-FORMA
                                                            HISTORICAL       ADJUSTMENTS      PRO-FORMA

Sales                                                     $  4,600,486        $      -      $  4,600,486
Cost of goods sold                                           3,286,536               -         3,286,536
                                                            ----------       ---------        ----------
Gross profit                                                 1,313,950               -         1,313,950

Expenses:
Selling, general and administrative                          1,726,051         191,631(c),(d)  1,917,682
                                                                                        (e)
Provision for doubtful accounts                                 45,890               -            45,890
Depreciation                                                    32,426               -            32,426
                                                            ----------       ---------        ----------
Total expenses                                               1,804,367         191,631         1,995,998
                                                            ----------       ---------        ----------
Operating loss before interest and taxes                     (490,417)         191,631          (682,048)

Interest expense                                                96,025         (96,025)
Taxes                                                                -               -                 -
                                                           -----------    ------------       -----------
Net loss                                                  $  (586,442)   $     (95,606)      $  (682,048)
                                                          ============   =============      ============



                              LP INNOVATIONS, INC.
                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED FEBRUARY 1, 2003
                                   (UNAUDITED)


                                                                               PRO-FORMA
                                                            HISTORICAL        ADJUSTMENTS       PRO-FORMA

Sales                                                     $  9,534,242        $       -        $  9,534,242
Cost of goods sold                                           8,576,635                -           8,576,635
                                                             ---------        ----------         ----------
Gross profit                                                   957,607                -             957,607

Expenses:
Selling, general and administrative                          3,570,187          108,461(c),(d)     3,678,648
                                                                                        (e)
Provision for doubtful accounts                                363,854                              363,854
Depreciation                                                    72,499               -               72,499
                                                             ---------       ----------          ----------
Total expenses                                               4,006,540         108,461            4,115,001
                                                             ---------      ----------           ----------
Operating loss before interest and taxes                   (3,048,933)        (108,461)          (3,157,394)

Interest expense                                                42,539         (42,539)(f)
Taxes                                                                -              -                     -
                                                         ------------       ----------          -----------
Net loss                                                $  (3,091,472)      $  (65,922)         $ (3,157,394)
                                                        ==============     ===========         ============

         SEE NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS

                              LP INNOVATIONS, INC.
           NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS

(A)      RIGHTS OFFERING OF LPI COMMON STOCK

Rights to purchase shares of LPI common stock will be distributed based on a ratio of one right for every approximately 0.60 shares of LPI restricted common stock and one right for every six shares of CMRG common stock, as applicable. As of October 29, 2003, there were 36,000,000 shares of CMRG common stock and 900,000 shares of LPI restricted common stock outstanding. Assuming that all of the rights are exercised, then approximately 8,407,481 shares of LPI common stock will be outstanding immediately following completion of the rights offering. Given the same assumption, total cash proceeds from this rights offering is expected to be approximately $7,507,481, of which $4,047,676 will be repaid to CMRG in satisfaction of advances which CMRG has provided to LPI since May 14, 2002. The remaining cash proceeds of approximately $3,459,805 will be used primarily for working capital needs of LPI. The CMRG investment of $266,018 was eliminated against additional paid-in capital.

Historical CMRG equity(deficit) at August 2, 2003 included the initial capital contribution of $266,018 which represented the purchase price that CMRG paid for the net assets of LPI. It also included the accumulated deficit since May 14, 2002 of $(1,789,010) . As a result of the rights offering and LPI's new capital structure, the accumulated deficit has been reclassed to retained deficit on the balance sheet of LPI.

(B)      COSTS OF RIGHTS OFFERING

The approximately $734,332 in costs incurred in connection with the Rights Offering through August 2, 2003 have been reclassed to Additional Paid In Capital.

(C)      RESTRICTED STOCK GRANT

On October 23, 2003, LPI issued 800,000 shares of restricted common stock to its three executive officers and certain other members of management. One-third of these restricted stock grants vested immediately on the date of grant, another one-third will vest on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The other terms of the restricted stock grants are described under "Management--Executive Compensation," "Management--Stock Incentive Plan" and "Management-Director Compensation." Upon the issuance of the restricted stock grant, the total compensation expense, as determined by a third-party valuation was approximately $100,212. Since the grants are contingent upon continued employment for the two year vesting, in accordance with APB 25, Accounting for Stock Issued to Employees, LPI will amortize the compensation over the corresponding vesting period. Therefore, $33,404 will be recorded immediately as compensation expense and reflected as a pro forma adjustment to retained deficit, and the remaining $66,808 will be unvested and treated as deferred compensation expense.

On October 23, 2003, LPI also issued 100,000 shares of fully vested restricted common stock to Mr. Filandro, an LPI director. The fair value of such shares was $12,526 and was treated as an adjustment to retained deficit and additional paid in capital as of the date of grant.


(D)      WARRANTS


Pursuant to a mandatory purchase agreement, dated ________, the mandatory purchasers will receive warrants to purchase 70,000 shares of LPI common stock for the first 1,000,000 shares of LPI common stock purchased by each of the mandatory purchasers. As a result, warrants to purchase a maximum of 280,000 shares of LPI common stock may be issued to the mandatory purchasers. The warrants have an exercise price of $1.25 per share and will be exercisable for two years. LPI has calculated the fair value of the warrants, based on a Black-Scholes valuation, to be $84,000. The value has been reflected as an adjustment to retained deficit and additional paid in capital.

(E)      SELLING, GENERAL AND ADMINISTRATIVE

Prior to the distribution, LPI was charged an overhead allocation of various corporate expenses by its parent. As part of the distribution, LPI has entered into an administrative service agreement with CMRG, which will be effective upon completion of the rights offering, under which CMRG will agree to continue to provide certain administrative, financial, management and other services to LPI for a period of time following the distribution. Under the terms of the administrative agreement, LPI will pay CMRG a fixed monthly fee of $25,000 per month plus actual expenses paid for the services provided to LPI by CMRG. According, LPI has included a pro forma adjustment as follows:

                                            FOR THE SIX MONTHS           FOR THE YEAR ENDED
                                           ENDED AUGUST 2, 2003           FEBRUARY 1, 2003
                                            -------------------           ----------------

Reversal of corporate overhead allocation         $  105,000                  $ 342,347
Administrative service fee                          (150,000)                  (300,000)
                                                   ----------                 ----------
Net pro forma adjustment                             (45,000)                    42,347



(F) Interest Expense


Elimination of interest expense related to advances from CMRG that will be repaid from proceeds of the rights offering as described in note (A) above.

                                 CAPITALIZATION


         The following table sets forth the capitalization of LPI as of August 2, 2003:

         o        On a historical basis; and

         o On a pro forma as adjusted basis after giving effect to the distribution of LPI as if it had occurred on August 2, 2003.

         You should read this table in conjunction with the consolidated financial statements of LPI and the accompanying notes, as well as the other financial information included elsewhere in this information statement/prospectus.


                                                                                        AUGUST 2, 2003
                                                                            ----------------------------------------
                                                                                ACTUAL               AS ADJUSTED
                                                                            ----------------       -----------------
Cash and cash equivalents                                                    $   246,876              $  3,706,681
                                                                            ============              ============


Advances from CMRG (1)                                                         4,047,676                        -

Stockholders' equity:
      CMRG equity (deficit) (1)                                               (1,522,922)                       -
      Common Stock, $0.01 par value; 39,000,000 shares authorized;
      8,407,500 shares issued and outstanding (2)                                       -                  84,075
      Additional paid-in capital on Common Stock (3), (4)                               -               7,151,830
      Deferred compensation (3)                                                         -                 (66,808)
      Retained deficit (1), (3)                                                         -   (5)        (1,918,940)
                                                                            --------------              -----------
         Total stockholders' equity                                           (1,522,922)                5,250,157
                                                                            -------------                ---------
              Total capitalization                                          $  2,524,754              $  5,250,157
                                                                            ============              ============


(1) As part of the May 14, 2002 acquisition by CMRG (then known as Designs, Inc.) of substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction, Delaware LPI acquired substantially all of the assets of Former LPI and succeeded to the business and operations of Former LPI. CMRG equity at August 2, 2003 represents the allocation of the purchase price for the assets of Former LPI acquired by Delaware LPI of $0.3 million. Advances from Parent Company represents advances from CMRG to LPI since May 14, 2002 to fund working capital needs of approximately $4.0 million and the funding of approximately $734,000 of expenses through August 2, 2003 in connection with the rights offering..

     Of CMRG's total funding of $4.0 million, LPI expects to repay the full amount to CMRG from the rights offering proceeds. To the extent that there are insufficient funds to fully repay CMRG, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall. Each share of LPI preferred stock will be convertible at CMRG's option into one share of LPI common stock at a conversion price of $1.25 per share. The preferred stock will earn a cumulative dividend at a rate of 6% per year, which rate will increase each year and will be capped at 12% per year. The dividend will be payable in kind in additional shares of preferred stock.

     Historical CMRG equity (deficit) at August 2, 2003 included the initial capital contribution of $266,018 which represented the purchase price that CMRG paid for the net assets of LPI. It also included the accumulated deficit since May 14, 2002 of $(1,789,010) . As a result of the rights offering and the Company new capital structure, the accumulated deficit has been reclassed to retained earnings (deficit) on the balance sheet of LPI.

(2) Pro forma as adjusted shares outstanding reflect the distribution of approximately 7,507,481 rights, of which approximately 6,005,985 will be distributed by CMRG to its stockholders. On October 23, 2003, LPI issued 800,000 shares of restricted common stock to its three executive officers and certain other members of management. On October 23, 2003, LPI also issued 100,000 shares of fully vested restricted common stock to Mr. Filandro, an LPI director.

(3) One-third of the 800,000 in restricted stock grants to LPI management vested immediately on the date of grant, another one-third will vest on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The other terms of the restricted stock grants are described under "Management--Executive Compensation," "Management--Stock Incentive Plan" and "Management-Director Compensation." Upon the issuance of the restricted stock grant, the total compensation expense for these 800,000 shares of restricted stock was approximately $100,212 of which $66,808 is unvested and has been treated as deferred compensation expense. Adjusted retained deficit reflects the amortization of one-third vesting, or $33,404 of the deferred compensation.

     The 100,000 shares of stock granted to Mr. Filandro were fully vested on the date of grant, accordingly the fair value of such stock of $12,526 was expensed and is reflected in the adjustments to retained deficit.

     Pursuant to a mandatory purchase agreement, dated _______, the mandatory purchasers will receive warrants to purchase 70,000 shares of LPI common stock for the first 1,000,000 shares of LPI common stock purchased by each of the mandatory purchasers. As a result, warrants to purchase a maximum of 280,000 shares of LPI common stock may be issued to the mandatory purchasers. The warrants have an exercise price of $1.25 per share and will be exercisable for two years. LPI has calculated the fair value of the warrants, based on a Black-Scholes valuation, to be $84,000. The value has been reflected as an adjustment to retained deficit and additional paid in capital.

(4) Includes $734,332 in transaction costs related to the rights offering through August 2, 2003.

(5)  Represents LPI's cumulative net loss, as adjusted, since May 14, 2002.

       LPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

OVERVIEW OF OUR COMPANY

         LPI is currently a majority-owned subsidiary of CMRG, and from its inception until October 23, 2003 was a wholly-owned subsidiary of CMRG, and its operations have been financed by CMRG. LPI was incorporated in Nevada on November 15, 2002. Our predecessor company, LP Innovations, Inc., a Delaware corporation (which we refer to as Delaware LPI), was originally incorporated on May 9, 2002 under the name Designs LPI Corp. On May 14, 2002, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction. As part of the Casual Male asset purchase, Delaware LPI acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as Former LPI) and wholly owned subsidiary of Casual Male Corp., which was in bankruptcy. Through the Casual Male asset purchase, Delaware LPI succeeded to the business and operations of Former LPI, which was originally incorporated in Massachusetts in 1999. On October 9, 2002, Designs LPI Corp. changed its company name to LP Innovations, Inc. to more accurately reflect the nature of the business and the plan to become a separate publicly held company, detached from CMRG. On November 27, 2002, Delaware LPI merged with LPI in order to effect its reincorporation in Nevada. The principal reason for the Nevada reincorporation is that the franchise tax and related fees that are assessed for a Delaware corporation as a public company are believed to be significantly higher than the comparable fees for a Nevada public corporation.

         The business of Former LPI was originally started as a wholly owned operation of Casual Male Corp. (then known as J. Baker, Inc.) which provided loss prevention services to Casual Male Corp.'s retail stores. LPI's current President, Steven May, was the Director of Loss Prevention and Audit for Casual Male Corp. at that time. On May 28, 1998, Mr. May participated in launching Former LPI as a wholly owned subsidiary of Casual Male Corp. and in 1999, Former LPI began providing in-store audits, investigations and point of sale exception based reporting (which we sometimes refer to as "EBR") analysis for CMRG. Former LPI then identified other smaller retail companies to which it could offer loss prevention services similar to those provided to Casual Male Corp.

         In fiscal year 2000, which was Former LPI's first full year of operation, Former LPI generated approximately $1.6 million from sales, of which approximately 68.2% was from Casual Male Corp., but incurred a net loss of approximately $700,000. Former LPI's net loss grew in fiscal year 2001 to $1.6 million, although its sales for the same period doubled to approximately $3.3 million. Fiscal year 2001 included revenue of approximately 34.4% related to Casual Male Corp. During this time, Former LPI, along with its parent company, made the strategic decision to seek to grow the outsource loss prevention business by building its support infrastructure and hiring a professional loss prevention staff to expand its loss prevention services to other retailers.

         In January 2001, a wholly owned subsidiary of Former LPI acquired the operating assets of Securex, a security equipment and installation company. During fiscal year 2002, Former LPI continued to provide loss prevention services and Securex began providing alarm and security central monitoring services. This resulted in an increase in consolidated LPI and Securex revenue of approximately $4.4 million to $7.7 million in fiscal year 2002, with a corresponding loss of $5.5 million.

         For fiscal year 2002, Former LPI's security equipment sales and installation and central monitoring business generated approximately $3.6 million of the total $7.7 million in sales, but had an operating loss of approximately $4.4 million of the total loss of $5.5 million. Three main factors contributed to this loss: (1) Casual Male Corp., Former LPI's parent, declared bankruptcy in May 2001, impacting Former LPI's ability to sell new contracts for the sale and installation of security equipment, resulting in Securex's sales and installation staff being severely oversized for the level of sales it was generating; (2) Former LPI had to take significant write-downs for excess and obsolete inventory and other related assets that it had purchased prior to the declared bankruptcy of Casual Male Corp.; and (3) the substantial costs associated with the start-up of the alarm and security central monitoring business.

         In fiscal year 2003, subsequent to the Casual Male asset purchase, LPI de-emphasized the alarm and security central monitoring business by significantly reducing its employee base and refocusing LPI's efforts toward its loss prevention services to retailers, in order to, among other things, reduce the operating losses of Securex. LPI eliminated 14 in-house installation and service technician positions and 12 sales, general and administrative personnel positions in June 2002, resulting in future cost savings of $1.2 million on an annualized basis. On an ongoing basis, Securex plans to leverage the current sales and administrative staff of LPI's loss prevention business and outsource the majority of its installation and service activities to external subcontractors.


         Loss prevention services business has generated losses for fiscal years 2001, 2002 and 2003 and for the first six months of fiscal year 2004 of approximately $1.6 million, $1.1 million, $698,000 and $235,000, respectively. Since the acquisition of Securex, the Company's security equipment sales and installation and central monitoring business has generated losses for fiscal year 2002, 2003 and for the first six months of fiscal year 2004 of approximately $4.4 million, $2.4 million and $351,000, respectively.


         Our business plan calls for the continued growth of our client base and resulting revenues combined with the expansion of our infrastructure support services capabilities. This plan results in more efficient utilization of our loss prevention personnel from a higher density of clients in each of our target markets. Although we believe that we can successfully execute our business plan, there can be no assurance that we will ever be profitable.

         Historically, we believe that a major obstacle to expanding our loss prevention services to other retailers has been that we have operated as subsidiaries of national retail companies. As a result, we understand that potential clients in our retail market have been reluctant to enter into outsource loss prevention contracts with LPI. We believe that we may be more successful operating as a separate company than as a subsidiary of a retail company.

         Given the additional costs related not only to the initial registration, but the ongoing administrative and regulatory costs of a stand-alone public company, there can be no assurance that we will be successful in expanding upon our retail client base and capitalizing upon our established infrastructure. However, we have made and continue to make a number of changes to our business to facilitate the realization of our business plan, including:

         o refocusing our efforts on our core retail business and continuing to provide our clients with integrated loss prevention services and security system solutions;

         o significantly reducing our sales, general and administrative expenses associated with Securex;

         o hiring Mr. Laue, formerly of Ernst & Young LLP, as Chief Financial Officer to direct our financial operations;

         o moving, through this offering, to become a separate loss prevention company not majority-owned by a national retail company;

         o    expanding our board of directors; and

         o establishing an executive committee and other committees of the board, which together will function as a bridge from the full board to management and will be comprised of seasoned professionals and executives, to provide LPI with additional expertise, enhance our flexibility and ability to respond quickly to new opportunities, help LPI execute our business plan and navigate the early stages of our development as a public company.

RESULTS OF OPERATIONS

         The following table presents certain information derived from our audited financial statements for the years ended February 1, 2003, February 2, 2002 and February 3, 2001, and from our unaudited financial statements for the six month periods ended August 3, 2003 and August 4, 2002:


AMOUNTS IN THOUSANDS                                  Six Months Ended                 Fiscal Year Ended
                                                      ----------------                 -----------------
                                                   August 2,    August 3,    February 1,   February 2,    February
                                                     2003         2002          2003           2002        3, 2001
                                                     ----         ----          ----           ----        -------

Revenue                                               $ 4,600      $ 4,338        $ 9,534        $7,675      $ 3,332
Cost of goods sold                                      3,287        4,168          8,577         6,713        2,136
                                                      ------     --------        -------      --------     --------
Gross profit                                            1,314          170            958           962        1,197
Selling, general and administrative                     1,726        2,072          3,570         5,646        2,821
Provision for doubtful accounts                            46          147            364           700            -
Depreciation                                               32           58             72            47           17
Write-down of Goodwill                                      -            -              -           100            -
Interest                                                   96            -             43             -            -
                                                      ------     --------        -------      --------     --------
Net loss                                              $ (586)    $ (2,106)       $(3,091)     $ (5,532)    $ (1,642)
                                                      ------     --------        -------      --------     --------
                                                      ------     --------        -------      --------     --------


COMPARISON OF SIX MONTHS ENDED AUGUST 2, 2003 TO SIX MONTHS ENDED AUGUST 3, 2002

         REVENUE. Revenue for the six months ended August 2, 2003 was $4.6 million compared with revenue of $4.3 million for the six months ended August 3, 2002. This increase is due to a slight increase in the Securex business of approximately $74,000 and an increase in retail revenue of approximately $188,000.

         COST OF GOODS SOLD. Cost of goods sold for the six months ended August 2, 2003 was $3.3 million compared with cost of goods sold of $4.2 million for the six months ended August 3, 2002. This decrease is related to LPI's reduction of costs in the Securex line of business, including the elimination of in-house technicians and associated costs.

         SELLING, GENERAL AND ADMINISTRATIVE. Our selling, general and administrative expenses decreased to $1.7 million for the six months ended August 2, 2003, as compared to $2.1 million for the six months ended August 3, 2002. This decrease of $0.4 million is due to LPI's cost savings initiatives implemented in the second quarter of fiscal year 2003, which included the downsizing of the Securex business segment.

         PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts for the six months ended August 2, 2003 was $46,000 compared with $147,000 for the six months ended August 3, 2002. This significant improvement is due to current management's continuing efforts to improve receivable collections.

         DEPRECIATION. Depreciation for the six months ended August 2, 2003 was $32,000 compared with depreciation of $58,000 for the six months ended August 3, 2002. This decrease is the result of write-offs of fixed assets during fiscal year 2003 in connection with the Casual Male asset purchase.

         INTEREST. As of May 14, 2002, when the Casual Male asset purchase was completed, all funds provided to LPI from CMRG were to be reimbursed at a future time, plus interest at a rate of 4.0%. The interest was calculated based upon the average outstanding balance at each month-end. During the period from February 3, 2003 through August 2, 2003, this interest expense amounted to $96,000. Funds provided to Former LPI by Casual Male were considered infusions of equity, which were not intended to be repaid and were eliminated in purchase accounting, as such; no interest was accrued in the prior period.

         INCOME TAXES. No income tax benefit was recorded for the six months ended August 2, 2003 and August 3, 2002 due to the uncertainty regarding LPI's ability to utilize tax benefits in the future. Furthermore, as a result of the Casual Male asset purchase, a portion of the income tax benefits are not available for the six months ended August 3, 2002 since the related tax carryforwards of net operating losses can not be utilized by LPI subsequent to May 2002.


         NET LOSS. Net loss for the six months ended August 2, 2003 was $586,000 compared to a net loss of $2.1 million for the six months ended August 3, 2002. This improvement in net loss is mainly due to the significant reduction in the Securex line of business as well as cost savings initiatives employed by LPI.


COMPARISON OF YEAR ENDED FEBRUARY 1, 2003 TO YEAR ENDED FEBRUARY 2, 2002

         REVENUE. Revenue for fiscal year 2003 was $9.5 million for the 52-week period compared with revenue of $7.7 million for the 52-week period of fiscal year 2002. The $1.8 million increase was attributable an increase in the number of loss prevention customers and corresponding stores of approximately $2.0 million less a decrease in Securex installation revenues of $200,000.

         COST OF GOODS SOLD. Cost of goods sold increased by $1.9 million to $8.6 million for fiscal year 2003 compared with cost of goods sold of $6.7 million for fiscal year 2002. This increase was primarily attributable to the additional labor and travel related costs associated with the additional loss prevention services provided. In addition, Securex incurred inventory and labor costs, prior to the decision to downsize, as well as further write-downs and sales of inventory due to obsolescence.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for fiscal year 2003 were $3.6 million for the 52-week period compared with selling, general and administrative expenses of $5.6 million for the 52-week period of fiscal year 2002. The $2.0 million decrease was the result of an elimination of Securex administrative and sales staff positions during July of fiscal year 2003 combined with cost cutting initiatives put in place as it relates to all selling, general and administrative functions.

         PROVISION FOR DOUBTFUL ACCOUNTS. The provision of doubtful accounts for fiscal year 2003 was $364,000 for the 52-week period compared with $700,000 for the 52-week period of fiscal year 2002. This decrease results from the increased effort put forth by current management to monitor its current receivables as well as a de-emphasis of the Securex line of business, which was responsible for the majority of bad debts in prior periods.

         DEPRECIATION. Depreciation for fiscal year 2003 was $72,000 for the 52-week period compared with depreciation of $47,000 for the 52-week period of fiscal year 2002. Depreciation is recorded in relation to monitoring facilities, software, computers and equipment and furniture and fixtures. The increase in depreciation is the result of depreciation expense recorded on a larger fixed asset base prior to the Casual Male asset purchase.

         INTEREST. As of May 14, 2002, when the Casual Male asset purchase was completed, all funds provided to LPI from CMRG were to be reimbursed at a future time, plus interest at a rate of 4.0%. The interest was calculated based upon the average outstanding balance at each month-end. During the period from May 14, 2002 through February 1, 2003, this interest expense amounted to $43,000. Funds provided to Former LPI by Casual Male were considered infusions of equity, which were not intended to be repaid and were eliminated in purchase accounting, as such; no interest was accrued in the prior period.

         INCOME TAXES. No income tax benefit was recorded for fiscal years 2003 and 2002 due to the uncertainty as to Former LPI's ability to utilize these tax benefits in the future. Furthermore, as a result of the Casual Male asset purchase, no income tax benefits were available for fiscal years 2003 and 2002 since the related tax carryforwards of net operating losses cannot be utilized by LPI subsequent to May 2002.

         NET LOSS. Net loss for fiscal year 2003 was $3.1 million for the 52-week period compared with net loss of $5.5 million for the 52-week period of fiscal year 2002. This $2.4 million decrease in loss is due to the elimination of many operating costs associated with Securex line of business as well as the cost savings initiatives put in place during the year.

COMPARISON OF YEAR ENDED FEBRUARY 2, 2002 TO YEAR ENDED FEBRUARY 3, 2001

         REVENUE. Revenue for fiscal year 2002 was $7.7 million for the 52-week period compared with revenue of $3.3 million for the 53-week period of fiscal year 2001. The $4.4 million increase was primarily attributable to the acquisition of Securex in January 2001 and to a lesser degree growth in outsource loss prevention services to existing clients and the addition of approximately 15 new retail clients which generated approximately $700,000 in incremental revenues.

         COST OF GOODS SOLD. Although there was a significant increase in revenues during the year, cost of goods sold increased by $4.6 million to $6.7 million for fiscal year 2002 compared with cost of goods sold of $2.1 million for fiscal year 2001. This increase was primarily attributable to additional operating costs as a result of the acquisition of Securex at the end of fiscal year 2001, and the subsequent write-down of inventory and related assets acquired from Securex.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for fiscal year 2002 were $5.6 million for the 52-week period compared with selling, general and administrative expenses of $2.8 million for the 53-week period of fiscal year 2001. The $2.8 million increase was primarily due to the increases in staff to support sales, installation personnel, central station personnel, and supporting administrative related personnel associated with Securex and the outsource loss prevention retail services businesses.

         PROVISION FOR DOUBTFUL ACCOUNTS. The provision of doubtful accounts for fiscal year 2002 was $700,000. Based upon actual collection efforts during fiscal year 2003, this allowance is necessary as LPI realized significant write-offs during fiscal year 2003 for both its retail loss prevention and Securex businesses. Furthermore, there is continued substantial risk with respect to the collection of Securex accounts receivable recorded prior to the acquisition. Our collection efforts related to these accounts receivable have been hindered by a challenging economic environment and the declining financial condition of certain clients.

         DEPRECIATION. Depreciation for fiscal year 2002 was $47,000 for the 52-week period compared with depreciation of $17,000 for the 53-week period of fiscal year 2001. Depreciation is recorded in relation to monitoring facilities, computers and equipment and furniture and fixtures. The increase in depreciation is mainly due to the purchases of fixed assets for the monitoring business during fiscal year 2002.

         WRITEDOWN OF GOODWILL. In fiscal year 2002, in connection with our strategic decision to de-emphasize the Securex business, we determined that the goodwill recorded in connection with our fiscal year 2001 purchase of Securex was impaired. Accordingly, we recorded a $100,000 charge in fiscal year 2002 to write off the entire balance.

         INCOME TAXES. No income tax benefit was recorded for fiscal years 2002 and 2001 due to the uncertainty as to Former LPI's ability to utilize these tax benefits in the future. Furthermore, as a result of the Casual Male asset purchase, no income tax benefits were available for fiscal years 2002 and 2001 since the related tax carryforwards of net operating losses cannot be utilized by LPI subsequent to May 2002.

         NET LOSS. Net loss for fiscal year 2002 was $5.5 million for the 52-week period compared with net loss of $1.6 million for the 53-week period of fiscal year 2001. This additional $3.9 million loss is mainly due to the operating costs associated with Securex which was acquired at the end of the prior year, and the significant loss of Securex revenue, which was partially caused by Casual Male Corp.'s bankruptcy filing in May 2001.

LIQUIDITY AND CAPITAL RESOURCES



         Subsequent to the asset purchase transaction, CMRG advanced approximately $4.0 million to fund our losses and working capital needs. If at least $5.5 million of net proceeds to LPI is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay in full the balance of approximately $4.0 million owed by LPI to CMRG. If less than $5.5 million of net proceeds to LPI is raised in the rights offering, then a portion of the amounts owed by LPI to CMRG will remain due and payable following the rights offering. In this case, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG. LPI believes that, absent unforseen circumstances, that $1.5 million, together with continued operation just below or at a cash flow break-even from operations and management efforts to secure additional sources of contractual revenues to meet operating expense levels and other operating needs, will permit LPI to operate for the next 12 months, although the loss of any significant contract could result in substantial losses being incurred.



         During June 2002 management refocused its efforts to primarily grow our outsourced loss prevention services, and to a lesser extent our security and alarm monitoring business, and to increase our revenue base. In connection with our revised strategy to de-emphasize the Securex business, we reduced headcount throughout the Company resulting in annualized salary savings of approximately $1.2 million, the full benefit of which we do not expect to fully realize until fiscal year 2004. Prior to the offering, LPI's expense cost structure was a factor of both internal expenses as well as an allocation of expenses from its parent, CMRG. After completion of the offering, LPI will be a stand-alone entity with specific overhead expenses. Management expects that these expenses will be consistent to the levels experienced as a subsidiary of CMRG. In addition, the Company will engage a public relations firm to assist in building the LPI brand awareness as well as continue to market its loss prevention services primarily through word-of-mouth advertising, trade shows and presentations. Costs associated with a public relations firm are estimated to be under $75,000 for fiscal 2005 and the remaining marketing initiatives will be consistent with historical levels.


         For the first six months of fiscal year 2004, LPI reduced its loss to $586,000 as compared to a loss of $2.1 million for the first six months of fiscal year 2003. As a result of this reduction in net loss, the Company was able to improve cash flow from operations by $2.5 million for the six months ended August 2, 2003 as compared to the six months ended August 3, 2002.



PLAN OF OPERATION

         After having downsized Securex, which has suffered significant operating losses since its acquisition by Former LPI in January 2001, our immediate plan is to focus our efforts on growing our outsource loss prevention services to the primary target market of small to mid-sized retail companies which will more fully utilize our infrastructure built over the past three years. In addition, our primary focus is to generate operating income and cash flow from operations with the need for only nominal amounts of capital expenditures to achieve our short-term goals of reaching and maintaining break-even status.



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

TRANSACTIONS WITH RELATED PARTIES

         Prior to and effective as of the date the offering is completed, CMRG and LPI will enter into certain agreements to define their ongoing relationship after completion of this offering, as follows:

          o For the three-year period that began September 1, 2002 and will continue through September 31, 2005, LPI has and will continue to provide to CMRG a full loss prevention services program. During fiscal years 2001, 2002, 2003 and the six months ended August 2, 2003, CMRG-related revenue has been 34.4%, 19.1%, 18.0% and 18.5% of total LPI revenues, respectively. Also, for the six-month period ended August 2, 2003, total cash receipts from CMRG were approximately $1.1 million.

          o Prior to and effective upon completion of the offering, CMRG and LPI will enter into an administrative services agreement under which CMRG will agree to provide certain administrative, financial, management and other services to LPI for a period of time following completion of the offering at a cost to LPI of $25,000 per month. This arrangement will assist LPI with administrative, financial, management functions that LPI does not currently have the expertise or personnel to perform. The agreement is intended to be a pass-through of actual costs incurred by CMRG to LPI and includes provisions to review the level of services provided by CMRG and adjust the agreed-upon rate based upon actual services performed. The initial term of the administrative services agreement is for one year and will automatically renew for additional one year terms, unless either party provides 30 days notice prior to the expiration of the then current term. The agreement can also be terminated at any time by LPI in its sole discretion upon 30 days written notice to CMRG.

          o Prior to and effective upon completion of the offering, CMRG will enter into a tax sharing agreement that will provide, among other things, for the allocation of federal, state and local tax liabilities for periods prior to and including the date the offering is completed. Through such date, LPI will be included in the consolidated federal income tax returns of CMRG and, in certain states, the state tax returns of CMRG. In general, the tax sharing agreement will provide that LPI will be liable for taxes related to LPI for all periods prior to completion of the offering. In addition, LPI will not be entitled to any refunds related to LPI for periods prior to completion of the offering. The tax sharing agreement will not be binding on the Internal Revenue Service and does not affect the several liability of CMRG and LPI for all federal income taxes of the consolidated group required to be shown on the consolidated federal income tax return.

          o LPI agreed to a sublease agreement with CMRG whereby LPI is leasing from CMRG approximately 19,000 square feet of office space located in Needham, Massachusetts for an annual base rent of $8.00 per square foot. LPI is also required to pay a pro rata share of real estate taxes, and all operating costs. The term of the sublease commenced on January 1, 2003 and will terminate on December 31, 2005. The permitted use of the premises is for office use and for the storage of LPI's product inventory.

          o Advances from CMRG represent contributions to working capital and funding of losses for LPI subsequent to May 14, 2002. These amounts are expected to be repaid upon completion of the rights offering. Any shortfall in the proceeds of the rights offering below the total advances from CMRG will be converted in to series A convertible preferred stock, as described below.

         o If at least $5.5 million of net proceeds to LPI is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay in full the balance of approximately $4.0 million owed by LPI to CMRG. If less than $5.5 million of net proceeds to LPI is raised in the rights offering, then a portion of the amounts owed by LPI to CMRG will remain due and payable following the rights offering. In this case, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.

CRITICAL ACCOUNTING POLICIES

         LPI's financial statements are based on the application of significant accounting policies, many of which require management to make significant estimates and assumptions. (See Note A to the financial statements). LPI believes that the following are some of the more critical judgment areas in the application of its accounting policies that currently affect its financial condition and results of operations.

         INVENTORY. LPI records inventory at the lower of cost or market on a first-in first-out basis (FIFO). LPI reserves for obsolescence based on the difference between the weighted average cost of the inventory and the estimated market value based on assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional reserves may be required.

         REVENUE RECOGNITION. LPI provides loss prevention solutions and security system installations to clients on either a service contract or project basis, respectively. Revenues from retail loss prevention service contracts are recognized ratably over the life of the contract, usually 12 months. These contracts do not require up-front payments and no amounts are considered refundable. Equipment and labor revenues from security system installation projects are recognized upon completion of the project when the client accepts the equipment placed into service and have no relationship to the retail loss prevention service contracts.

         DEFERRED TAXES. LPI records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. LPI has considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill is no longer be amortized but is be subject to annual impairment tests in accordance with the statements. We adopted the new accounting rules under the statements beginning in the first quarter of fiscal year 2003. The adoption of the impairment provisions of the statements did not have a material impact on our overall financial position or results of operations.

         In July 2001, the FASB also issued statement No. 143 "Accounting for Asset Retirement Obligations." This statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizing the associated asset retirement costs as part of the carrying amount of the long-lived asset. Adoption of this statement is required for fiscal years beginning after June 15, 2002. The adoption of this statement beginning in the first quarter of fiscal year 2003 did not have a material impact on our overall financial position or results of operations.

         In October 2001, the FASB issued statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes statement No. 121. Although this statement retains many of the fundamental provisions of statement No. 121, it expands the scope of discontinued operations to include more disposal transactions and significantly changes the criteria for classifying an asset as held-for-sale. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. The adoption of this statement in the first quarter of fiscal year 2003 did not have a material impact on our overall financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         LPI does not utilize financial instruments for trading purposes and hold no derivative financial instruments which could expose LPI to significant market risk. At the present time, LPI does not intend to raise additional capital through debt financings. As such, LPI expects to have no significant exposure to market risk for changes in interest rates. LPI is not subject to any foreign currency exchange risk.

                                    BUSINESS

BACKGROUND

         An effective loss prevention program for a retail organization is a cost-effective solution to reduce the loss of inventory. Historically, retail organizations have internally staffed and developed their own proprietary loss prevention solutions. LPI's goal is to shift this spending from internal staffing and program development to an outsourced solution. LPI has developed products and services that allow retailers to reduce their loss prevention costs through outsourcing, while at the same time decreasing their overall losses due to inventory shrinkage.

         LPI is a national provider of outsourced loss prevention solutions to companies in the retail industry across the United States. LPI's services include in-store audits, investigations, employee training and awareness, and point of sale exception based reporting software and data mining, which are provided by loss prevention experts who, on average, have 10 to 15 years of retail loss prevention and security experience. LPI's loss prevention services are bundled based upon its clients' needs and billed on a structured flat fee, per-month. per-location basis. In addition to these loss prevention services, LPI offers, through its subsidiary, Securex LLC, the sale and installation of security equipment and offers alarm and security central monitoring. This allows LPI to provide a comprehensive loss prevention solution to its clients.

         LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. LPI currently has approximately 50 loss prevention retail clients with over 5,000 retail locations.

         Approximately 65% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits, in-store employee investigation, as well as other services. LPI believes its core market to be the over 7,000 retail and restaurant companies which each operate less than 150 stores and in aggregate represent over 150,000 store locations.

         LPI presently employs 119 loss prevention and administrative personnel, of which approximately 30 employees are loss prevention auditors and investigators located throughout the United States and are on-site at LPI's retail clients. Another 40 employees are security personnel providing specialized security services to specific clients. The balance of LPI's employee base either coordinates the activities of the loss prevention field personnel, directs the loss prevention programs of its clients, conducts analysis of point-of-sale transactions provided through the EBR system, provides central monitoring to its clients, or sells and installs security equipment. Of its total employee base, 88 employees work for the LPI outsourced loss prevention solutions, 13 employees work with the alarm and security central monitoring service, 9 employees work at selling and installing security equipment, and 9 are corporate or administrative. For fiscal year 2003, loss prevention services generated revenues of approximately $6.2 million, which accounted for approximately 64.5% of LPI's total revenues of approximately $9.5 million.

         LPI is currently a majority-owned subsidiary of CMRG, and from its inception until October 23, 2003 was a wholly-owned subsidiary of CMRG, and its operations have been financed by CMRG. LPI was incorporated in Nevada on November 15, 2002. LPI's predecessor company, LP Innovations, Inc., a Delaware corporation (which we refer to as Delaware LPI), was originally incorporated on May 9, 2002 under the name Designs LPI Corp. On May 14, 2002, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction. As part of the Casual Male asset purchase, Delaware LPI acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as Former LPI) and wholly owned subsidiary of Casual Male Corp., which was in bankruptcy. Through the Casual Male asset purchase, Delaware LPI succeeded to the business and operations of Former LPI, which was originally incorporated in Massachusetts in 1999. On October 9, 2002, Designs LPI Corp. changed its company



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

name to LP Innovations, Inc. to more accurately reflect the nature of the business and the plan to become a separate publicly held company, detached from CMRG. On November 27, 2002, Delaware LPI merged with LPI in order to effect its reincorporation in Nevada. The principal reason for the Nevada reincorporation is that the franchise tax and related fees that are assessed for a Delaware corporation as a public company are believed to be significantly higher than the comparable fees for a Nevada public corporation.

         The business of Former LPI was originally started as a wholly owned operation of Casual Male Corp. (then known as J. Baker, Inc.) which provided loss prevention services to Casual Male Corp.'s retail stores. LPI's current President, Steven May, was the Director of Loss Prevention and Audit for Casual Male Corp. at that time. On May 28, 1998, Mr. May participated in launching Former LPI as a wholly owned subsidiary of Casual Male Corp. and in 1999, Former LPI began providing in-store audits, investigations and point of sale exception based reporting analysis for CMRG. Former LPI then identified other smaller retail companies to which it could offer loss prevention services similar to those provided to Casual Male Corp.

         In fiscal year 2000, which was Former LPI's first full year of operation, Former LPI generated approximately $1.6 million of sales, of which a significant portion was from its parent, Casual Male Corp. However, Former LPI incurred a corresponding net loss of approximately $700,000, which grew in fiscal year 2001 to a net loss of approximately $1.6 million, while its sales for the same period doubled to approximately $3.3 million. During this time, Former LPI, along with its parent company, made the strategic decision to seek to grow the outsource loss prevention business by building its support infrastructure and hiring a professional loss prevention staff to expand its loss prevention services to other retailers.

         In January 2001, a wholly owned subsidiary of Former LPI acquired the operating assets of Securex, a security equipment and installation company. The Securex system and installation agreements are typically project based and vary in accordance to the scope and complexity of each project. During fiscal year 2002, Securex began providing alarm and security central monitoring services. This portion of Securex's business unit is structured as a flat fee-per-month per-location.

         For fiscal year 2002, which was the first full year of ownership of Securex by Former LPI, Securex generated approximately $3.6 million in sales, but had an operating loss of approximately $4.4 million. Three main factors contributed to this loss: (1) Casual Male Corp., Former LPI's parent, declared bankruptcy in May 2001, impacting Former LPI's ability to sell new contracts for the sale and installation of security equipment, resulting in Securex's selling and installation staff being severely oversized for the level of sales it was generating; (2) Former LPI had to take significant write-downs for excess and obsolete inventory and other related assets that it had purchased prior to the declared bankruptcy of Casual Male Corp.; and (3) the substantial costs associated with the start-up of the alarm and security central monitoring business.

         In fiscal year 2003, subsequent to the Casual Male asset purchase, LPI, as a subsidiary of CMRG, de-emphasized the alarm and security central monitoring business by significantly reducing its employee base and refocusing LPI's efforts toward its loss prevention services to retailers, in order to, among other things, reduce the operating losses of Securex. LPI eliminated 14 in-house installation and service technician positions and 12 sales, general and administrative personnel positions in June 2002, resulting in an annualized cost savings of approximately $1.2 million on an annualized basis. On an ongoing basis, Securex plans to leverage the current sales and administrative staff of LPI's loss prevention business and outsource the majority of its installation and service activities to external subcontractors. Securex's future revenues will be derived mainly through cross-selling to LPI's existing and future client base.


         Loss prevention services business has generated losses for fiscal years 2001, 2002 and 2003 and for the first six months of fiscal year 2004 of approximately $1.6 million, $1.1 million, $698,000 and $235,000, respectively. Since the acquisition of Securex, the Company's security equipment sales and installation and central monitoring business has generated losses for fiscal year 2002, 2003 and for the first six months of fiscal year 2004 of approximately $4.4 million, $2.4 million and $351,000, respectively.


         LPI's business plan calls for the continued growth of its client base and resulting revenues combined with the expansion of its infrastructure support services capabilities. This plan results in more efficient utilization of our loss prevention personnel from a higher density of clients in each of LPI's target markets. Although LPI believes that it can successfully execute its business plan, there can be no assurance that LPI will ever be profitable.

         Historically, LPI believes that a major obstacle to expanding its loss prevention services to other retailers has been that LPI has operated as a subsidiary of a national retail company. As a result, LPI understands that potential clients in its retail market have been reluctant to enter into outsource loss prevention contracts with LPI. LPI believes that it may be more successful operating as a separate company than as a subsidiary of a retail company.

         Given the additional costs related not only to the initial registration, but the ongoing administrative and regulatory costs of a stand-alone public company, there can be no assurance that LPI will be successful in expanding upon its retail client base and capitalizing upon its established infrastructure. However, LPI has made and continues to make a number of changes to its business to facilitate the realization of its business plan, including:

          o refocusing its efforts on its core retail business and continuing to provide its clients with integrated loss prevention services and security system solutions;

          o significantly reducing its sales, general and administrative expenses associated with Securex;

          o hiring Mr. Laue, formerly of Ernst & Young LLP, as Chief Financial Officer to direct its financial operations;

          o moving, through this offering, to become a separate loss prevention company not majority-owned by a national retail company;

          o    expanding its board of directors; and

          o establishing an executive committee and other committees of the board, which together will function as a bridge from the full board to management and will be comprised of seasoned professionals and executives, to provide LPI with additional expertise, enhance its flexibility and ability to respond quickly to new opportunities, help LPI execute its business plan and navigate the early stages of LPI's development as a public company.

SERVICES AND PRODUCTS

         A comprehensive loss prevention solution includes all of the following services. LPI believes that only LPI presently delivers all of these services.

          o INVESTIGATIONS - LPI has selected the Wicklander-Zulawski technique as the exclusive style of interview and interrogation technique to identify its client's potentially dishonest employees or inappropriate or fraudulent acts of employees causing losses to their respective operations. It is one of the most recognized and accepted styles of interview and interrogation techniques utilized and endorsed by security professionals. Investigative solutions include covert camera installation, interviews and surveillance. Upon the conclusion of a successful investigation, LPI provides a detailed report of its findings and assists clients as a liaison through criminal and civil proceeding.

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

          o "BEST PRACTICE" AUDITS - Audits designed to provide clients with a complete overview of its business. Audit areas include store operations, loss prevention, merchandise flow, sales performance, guest service, and associate performance.

          o EXCEPTION-BASED REPORTING (EBR) - EBR is a point-of-sale process of remotely reviewing point-of-sale transactions to primarily identify fraud. LPI remotely accesses its clients' point-of-sale data and analyzes this data through the use of specialized software designed to synthesize the data into customized reports. LPI's analysts then examine the data, searching for transactions that indicate fraud. Once the analysts identify a potentially fraudulent transaction, training deficiency and/or systemic issue, the information is disseminated to a field employee so that they can respond to the location and further investigate the identified transactions.

          o TRAINING AND AWARENESS - Loss prevention awareness programs designed to educate all levels of associates. LPI offers clients customized training materials designed for company culture and loss prevention needs.

          o TRAINING AND DEVELOPMENT - Comprehensive training and development curriculum, including modules designed for the development of store managers, district managers, regional managers, and loss prevention personnel.

          o CONSULTING - Services to help clients identify strengths and weaknesses in loss prevention programs. LPI delivers cost-effective recommendations to cure or reduce deficiencies and maximize resources in a variety of areas, including: risk analysis to determine areas of vulnerability, site surveys relating to security equipment needs, vendor assistance, vendor selection, and bidding and negotiating support.

          o CENTRAL STATION - Modern 24-hour alarm and monitoring system, located in Needham Massachusetts, including:

                    o UL-listed central alarm station for fire and burglary monitoring; and

                    o    real-time digital video and audio monitoring.

          o REMOTE VIDEO & AUDIO "LOOK-IN" - Provides controlled pan/tilt/zoom cameras to review operations, with real-time look-in through multi-channel transmissions such as T1, ISDN, DSL, and Potts.

          o VIRTUAL GUARD TOURS - With the advancement of remote video monitoring technology offered through LPI's Securex systems, installation and central monitoring business, LPI can offer clients the ability to visually inspect critical properties/assets such as bank ATM's from a central location. These "virtual guard tours" can replace the current inefficient and costly "guard tours" methodology of dispatching people to conduct physical guard tours of the properties/assets.

TARGETED CLIENTS AND MARKETING

         LPI sells its loss prevention solutions to chief executive, chief financial and chief operating officers and to directors of loss prevention who have both the budget and mandate to reduce inventory shrinkage through increased store coverage and advanced loss prevention solutions. LPI has identified the small (150 or less stores) and mid-sized retailer (151 to 1000 stores) as its ideal, primary target market. However, since LPI believes its solutions should be attractive to any retailer, regardless of the retail segment and/or size, LPI believes that the overall market potential for LPI is substantially broader. Other market opportunities include, but are not limited to distributors, independent warehouses/distribution centers and any other business that handles significant volumes of inventory.

         Within the retail industry and loss prevention community, success is achieved by reducing and maintaining a below average inventory shrink rate. This goal is widely sought and freely communicated within the retail industry and the LPI name has become well recognized for these accomplishments. The Company will continue to market its loss prevention services primarily through word-of-mouth advertising, trade shows and presentations. However, LPI is planning to enlist the services of a public relations firm to assist it in building brand awareness and generate increased market share of LPI as a leading provider of full-service, outsourced loss prevention solutions.

CLIENT CONCENTRATIONS

         A significant portion of LPI's loss prevention revenues are derived from its business with CMRG and Reebok International Ltd. During fiscal year 2003, Reebok accounted for approximately 21.7% of LPI's revenue. CMRG, which is currently, and until completion of this offering will be LPI's parent company, accounted for approximately 18.0% of LPI's revenue. The loss of either of these clients would have a material adverse effect on LPI's revenues and could have a material adverse effect on LPI's results of operations.

COMPETITION

         LPI's primary competition currently comes from captive loss prevention departments at retailer companies. However, LPI believes that the visibility of loss prevention within the executive suite, rising inventory shrink rates, and the rising cost (both in terms of compensation and travel expenses) of maintaining a high coverage, highly skilled loss prevention department may create significant opportunities for LPI.

EMPLOYEES

         LPI has approximately 119 employees, which are broken down as follows:

                    Executive management                          3
                    General                                       6
                    Retail                                        88
                    Securex                                       9
                    Central Station                               13


PROPERTIES AND ASSETS

         LPI's corporate headquarters is presently located at 66 B Street in Needham, Massachusetts. This location is being subleased from CMRG. CMRG had been occupying the Needham building until shortly after the Casual Male asset purchase, at which time CMRG relocated its headquarters to Canton, Massachusetts. The term of the sublease commenced as of January 1, 2003 and terminates on December 31, 2005. The subleased space consists of approximately 19,000 square feet. The permitted use of the premises is for office use and for the storage (as ancillary to its use as office space) of LPI's product inventory. The annual base rent throughout the entire term is $8.00 per square foot. LPI is also required to pay a pro rata share of real estate taxes, and all operating costs.

LEGAL PROCEEDINGS

         LPI is not currently party to any litigation or proceedings that it believes could have a material adverse effect on its business, financial condition or operating results.

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




                                   MANAGEMENT

DIRECTORS, COMMITTEE MEMBERS AND EXECUTIVE OFFICERS

         As of the completion of the offering, the following persons will serve as LPI's directors and officers. The names of such persons and their respective ages and positions are as follows:



         NAME                      AGE     POSITION
         ----                      ---     --------
         Seymour Holtzman          68      Chairman of the Board, Director, Executive Committee
                                           member and Strategic Development Committee member
         William N. Britton        57      Director
         Stewart L. Cohen          48      Director
         Thomas A. Filandro        40      Director and Strategic Development Committee member
         Dennis R. Hernreich       47      Executive Committee member
         David A. Levin            51      Director and Executive Committee member
         Steven P. May             41      President, Director and Executive Committee member
         Douglas A. Laue           34      Senior Vice President, Chief Financial Officer and
                                           Treasurer
         Craig Matsumoto           43      Senior Vice President, Chief Operating Officer and
                                           Secretary


         Mr. Levin and Mr. Hernreich served continuously as the sole directors of LPI since its inception until October 23, 2003, when Mr. Filandro was appointed as the third director of LPI. Effective upon completion of the offering, Mr. Hernreich will resign from LPI's board and will be appointed as a non-director member of the executive committee of the board. Messrs. Holtzman, Britton, Cohen and May will be appointed to LPI's board as of the date the offering is completed. At the same time, Messrs. Holtzman, Levin and May will be appointed as members of the executive committee and Mr. Holtzman will also be appointed as Chairman of the Board. Each director will hold office until the next annual meeting of LPI's stockholders or until his successor has been elected or until his resignation or removal, if earlier. None of the directors listed above will serve as a director pursuant to any arrangement or understanding between him and any other person. Each member of the executive committee will hold office until removed or replaced by resolution of the board. Non-director committee members will serve until their successors have been elected or until their resignation or removal, if earlier.

         The following are brief biographies of LPI's directors and executive officers:

         SEYMOUR HOLTZMAN will be appointed as Chairman of the Board, director and member of both the executive committee and strategic development committee and retained as an executive officer of LPI effective as of the date the offering is completed. Mr. Holtzman has served as Chairman of Board of CMRG since April 11, 2000 and as an executive officer of CMRG since May 25, 2001. Mr. Holtzman has been involved in the retail business for over 30 years. For many years, he has been the President and Chief Executive Officer of Jewelcor, Inc., a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management, Inc., a company primarily involved in investment and management services; C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in Chicago, Illinois. Mr. Holtzman is currently Chairman of the Board of MM Companies, Inc. (OTCBB:
"MMCO") and a Co-Chairman of the board of Liquid Audio, Inc. (NASDAQ: "LQID"). Mr. Holtzman is a well-known shareholder activist who specializes in the banking and retail industries.

         WILLIAM N. BRITTON will be appointed as a director of LPI effective as of the date the offering is completed. Mr. Britton retired in December 2001 from JP Morgan Chase Bank where he was a Senior Vice President. From 1997 to his retirement he served as executive in charge of JPMorgan Business Credit Corp. (Asset Based Lending), JPMorgan Leasing Corp., Middle Market Structured Finance., Middle Market Mergers & Acquisitions and Middle Market Syndications. Mr. Britton is on the Board of Advisors of the Rutgers University School of Business.

         STEWART L. COHEN will be appointed as a director of LPI effective as of the date the offering is completed. Mr. Cohen is a founding partner and principal of The Ozer Group which is one of the country's leading retail business evaluation and asset disposition consulting firms. From 1996 to 2000, he held the position of Chief Executive Officer of Paragon Capital. Mr. Cohen serves on the board of Smith and Hawkens, Jewish Big Brother/Jewish Big Sister and the Anti Defamation League (ADL). He is also a contributing editor to the American Bankruptcy Institute Journal.

         THOMAS A. FILANDRO was appointed as a director of LPI on October 23, 2003 . Mr. Filandro will be appointed as a member of the strategic development committee effective as of the date the offering is completed. Mr. Filandro has over 17 years of sell-side research experience providing fundamental equity analysis of the retailing sector. Mr. Filandro is currently the Senior Specialty Retail Analyst for Susquehanna Financial Group, a division of Susquehanna International Group, LLP. Mr. Filandro's previous sell-side experience includes senior positions at Goldman Sachs, JP Morgan Chase and Merrill Lynch.

         DAVID A. LEVIN, a director of LPI since its inception, will be appointed as a member of the executive committee effective as of the date the offering is completed. Since April 2000, Mr. Levin has served as President, Chief Executive Officer and a director of CMRG, a national retailer with over 1,300 stores and $600 million in annual sales. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of Casual Male Corp. (then known as J. Baker, Inc.), from 1995 to 1997. In addition, Mr. Levin was President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for more than 30 years.

         STEVEN P. MAY, PRESIDENT will be appointed as a director of LPI and member of the executive committee effective as of the date the offering is completed. Mr. May began his career in loss prevention in 1981. He has held a variety of positions of increasing responsibility within retail, manufacturing, wholesale and distribution organizations. In 1988, Mr. May became the Director of Loss Prevention for Casual Male Corp. (then known as J. Baker, Inc.), a national retailer with over 1,300 stores and $600 million in annual sales. During his tenure with Casual Male Corp., he was promoted several times, eventually holding the title of First Senior Vice President, Director of Loss Prevention and Auditing. His responsibilities included all corporate facilities, distribution centers, and retail stores. Mr. May is a member in good standing of the American Society for Industrial Security (ASIS) and an associate member of the National Retail Federation.

         CRAIG MATSUMOTO, SENIOR VICE PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY has been employed by LPI since its inception. Mr. Matsumoto began his career in loss prevention in 1980 and has held senior executive positions in loss prevention and operations for such companies as Mervyn's



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Department Stores, Reebok International, and T.J. Maxx, where he was the Vice
President of Loss Prevention and Audit. Mr. Matsumoto joined Former LPI as the Vice President of Retail Operations in 1999 and was subsequently promoted to Senior Vice President in 2001. Throughout his career, his responsibilities included all corporate facilities, distribution centers, retail stores and catalogue/mail order operations. His experiences in global asset protection practices include the design and implementation of effective information protection strategies, integrated loss prevention solutions, organizational assessments and the design of comprehensive development and evaluation processes for all levels of personnel. Mr. Matsumoto has served on several committees as an advisor for loss prevention industry initiatives such as global source tagging, anti-counterfeiting measures and Electronic Article Surveillance Standardization.

         DOUGLAS A. LAUE, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER joined LPI in July 2002. Mr. Laue began his career at Ernst & Young LLP's as an auditor for approximately five years, followed by two years with their Boston mergers and acquisitions group. As an auditor, he worked for three years in Ernst & Young's entrepreneurial services group gaining experience in small to midsize companies, both public and non-public. He also spent two years in Ernst & Young's Global Exchange program in the Netherlands working on large multinational U.S. and foreign companies.

COMMITTEES OF THE BOARD OF DIRECTORS

         An executive committee of the board will be established as of the completion of the offering and will have all of the powers and authority of the board in the management of the business and affairs of LPI, except as prohibited by the Nevada Revised Statutes, LPI's articles of incorporation or LPI's bylaws. It will be comprised of seasoned professionals and executives that will provide LPI with additional expertise that should enhance its flexibility and ability to respond quickly to new opportunities and will help LPI execute its business plan. Management will likely need additional guidance and oversight as it navigates the early stages of LPI's development as a public company. CMRG's board believes that it will be useful for LPI to have an executive committee in place to help LPI's management focus on LPI's day-to-day operations. The executive committee will function as a bridge from the full board to management and is intended to be a resource for management when needed without having to convene a meeting of the full board.

         A Strategic Development Committee was formed on October 23, 2003 and consists of two members, Mr. Holtzman and Mr. Filandro. The strategic development committee will assist LPI in strengthening its presence in the retail market and provide general guidance on increasing LPI's market share, brand awareness and other related business opportunities.

         LPI anticipates that, at its first regularly scheduled meeting, its board will also establish an audit committee and such other committees, if any, as it deems necessary or appropriate.

NON-DIRECTOR, MEMBER OF THE EXECUTIVE COMMITTEE

         DENNIS R. HERNREICH will be appointed as a non-director member of the executive committee effective as of the date the offering is completed. Mr. Hernreich served as a director of LPI since its inception. Mr. Hernreich will resign from LPI's board as of the completion of the offering. Since September 2000, Mr. Hernreich has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of CMRG. Prior to joining CMRG, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann's Inc., a national retailer of women's apparel. Most recently, from 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

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DIRECTOR COMPENSATION

         To date, no compensation has been paid to the directors of LPI for services provided in their capacity as directors.

         Pursuant to its 2003 Stock Incentive Plan, LPI intends to grant, contemporaneously with completion of the offering, options to purchase shares of LPI common stock to each of its non-employee directors and committee members. Mr. Holtzman will receive 250,000 options for his service as an executive committee member. Mr. Levin will receive 100,000 options for his service as an executive committee member. Mr. Hernreich will receive 100,000 options for his service as executive committee member. Mr. Filandro will receive 100,000 options for his service as director and as a strategic development committee member. Messrs. Britton and Cohen will each receive 75,000 options for their service as directors.

         One-third of the options will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The term of the options will be ten years and they will have an exercise price of $1.00 per share.

EXECUTIVE COMPENSATION

         Prior to the Casual Male asset purchase, Messrs. Matsumoto and May were employed and paid by Casual Male Corp. Mr. Laue was hired by LPI on July 22, 2002. Between the time of the Casual Male asset purchase and completion of the offering, CMRG will have employed and paid all compensation to LPI's executive officers. Following completion of the offering, the executive officers will cease to be employed or paid by CMRG and will be employed and paid by LPI.

EMPLOYMENT AGREEMENTS

         On October 23, 2003, LPI entered into employment agreements with its three executive officers, Messrs. May, Matsumoto and Laue. The initial term of the employment agreements for Messrs. May and Matsumoto is for a two-year period. The initial term of the employment agreement for Mr. Laue is for a one-year period.

         The employment agreements require each executive to devote substantially all of his time and attention to LPI's business as necessary to fulfill his respective duties. The agreements provide that Messrs. May, Matsumoto and Laue be paid base salaries at annual rates of $220,000, $195,000 and $120,000, respectively. While Messrs. May, Matsumoto and Laue are employed by LPI, it will provide each of them with an automobile or an automobile allowance. Each executive is entitled to vacation and other customary benefits, as determined from time to time by the board or executive committee.

         The employment agreements provide that each executive receive shares of restricted stock of LPI subject to certain conditions, forfeiture, right of first refusal and restrictions on transferability. For a discussion of the terms of the restricted stock, see "Restricted Stock" and "Stock Incentive Plan" below.

         The employment agreements also provide that in the event the executive's employment is terminated by LPI at any time for any reason other than justifiable cause, disability or death, LPI will be required to pay the executive the greater of the base salary for the remaining term of the applicable employment agreement or an amount equal to eight months worth of the executive's annual salary for Messrs. May and Matsumoto, and six months worth of the executive's annual salary for Mr. Laue, subject to mitigation by the executive. The agreements contain confidentiality provisions under which each executive agrees not to disclose confidential information regarding LPI. The agreements also contain covenants pursuant to which each executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with LPI's business.

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RESTRICTED STOCK

         In order to ensure the continued dedication of LPI's three executive officers and to recognize their valuable past service to LPI, on October 23, 2003, LPI entered into agreements with each of Messrs. May, Matsumoto and Laue, pursuant to which shares of restricted stock were granted to each of them under LPI's 2003 Stock Incentive Plan. The three executive officers received 576,000 shares of restricted stock in the aggregate, which after completion of the rights offering will represent 6.9% of the total outstanding LPI common stock, assuming that all of the approximately 7,500,000 shares offered in the rights offering are sold but not taking into account the exercise of any options and/or warrants. Mr. May received 260,000 shares of restricted LPI common stock. Mr. Matsumoto received 224,000 shares of restricted LPI common stock. Mr. Laue received 92,000 shares of restricted LPI common stock. One-third of the restricted stock vested immediately on the date of grant, another one-third will vest on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant, subject to the terms of the restricted stock agreements. The other principal terms of the restricted stock are described below under "Stock Incentive Plan." For a more complete understanding of the terms of the restricted stock agreements, please refer to the entire text of the form of restricted stock grant agreement, filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

OPTIONS

         Pursuant to its 2003 Stock Incentive Plan, LPI intends to grant, contemporaneously with completion of the offering, options to purchase shares of LPI common stock to each of its executive officers and certain other members of management. Mr. May will receive 26,000 options. Mr. Matsumoto will receive 22,400 options. Mr. Laue will receive 9,200 options. The other members of LPI management will receive an aggregate of 22,400 options. Consistent with the terms of LPI's 2003 Stock Incentive Plan, one-third of the options will become exercisable on the first anniversary of the date of grant, another one-third on the second anniversary of the date of grant, and the final one-third on the third anniversary of the date of grant. The term of the options will be ten years and they will have an exercise price of $1.00 per share.

STOCK INCENTIVE PLAN

         Prior to the offering, LPI's board adopted, and LPI's stockholders approved, the LP Innovations, Inc. 2003 Stock Incentive Plan (which we refer to below as the "Plan"). The Plan provides for the granting of stock options and restricted stock (referred to collectively as "awards"). LPI has reserved for issuance under the Plan 5,000,000 shares of LPI common stock, subject to adjustment upon the occurrence of certain corporate changes. Since the stock is not yet publicly traded it is not possible to ascertain a precise value. The following is a brief description of the Plan. For a more complete understanding of the Plan, please refer to the entire text of the Plan, filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

GENERAL

         ADMINISTRATION. LPI's Plan will be administered by the board or a committee of the board.

         ELIGIBILITY. Awards under the Plan may be granted to officers, directors (whether or not they also are employees), executive, managerial, professional or administrative employees of LPI and its affiliated companies and to any other key persons, as selected from time to time by the board or committee. Immediately following completion of the offering, approximately 96 individuals will be eligible to participate in the Plan as directors or employees of LPI. Since the granting of awards is discretionary, it is not possible to determine how many individuals will receive awards in the future, or the amount of any such awards. The board or committee administering the Plan will determine the specific persons to whom awards will be granted and the terms and conditions of each award, as described below. The board or committee may delegate this authority to an officer of LPI, except with respect to awards to individuals



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who could reasonably be considered to be subject to the insider trading provisions of section 16 of the Securities Exchange Act of 1934.

         OPTIONS. Stock options granted under the Plan may be either "incentive stock options" (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended), which provide the recipient with favorable tax treatment, or options that are not incentive stock options ("non-qualified stock options").

         TERMS AND CONDITIONS OF OPTIONS. The board or committee will determine the terms and conditions of each option, including the number of shares subject to such option, the exercise price per share, which must be at least the fair market value of a share of LPI common stock on the date of grant, and when the option will become exercisable. Generally, options will become exercisable in three equal installments, on each of the date of grant and the first two anniversaries of the date of grant. However, the board or committee may establish other vesting schedules and may condition vesting upon other factors. The exercise period for incentive stock options may not extend beyond ten years from the date of grant.

         An option may be exercised in whole or in part. The option exercise price must be paid either in cash or cash equivalents or, if approved by the board or committee, with previously acquired shares of stock, by means of a brokered cashless exercise or such other methods as the board or committee may from time to time prescribe.

         TERMINATION OF EMPLOYMENT. If a participant terminates employment or service with LPI, then, unless the board or committee specified otherwise, (1) any option that is not exercisable as of the termination of employment will expire as of that date; (2) any option that is exercisable as of the termination of employment will remain exercisable until the earlier of the expiration of the option term or (a) one year after a termination of employment by reason of disability, (b) six months after a termination of employment by reason of retirement, (c) three months after a termination of employment for any reason other than cause, disability, retirement or death, and (d) one year after the date of death if the participant dies while employed by LPI or during the 1-year, 6-month or 3-month exercise period described above. If the participant's employment or service terminates for cause (as defined in the Plan), all of the participant's options will terminate as of the date of the termination of employment or service. Any person who exercises a participant's options after the participant's death will be bound by the same terms and conditions that applied to the participant.

         NON-TRANSFERABILITY OF OPTIONS. An option is not transferable other than by will or the laws of descent and distribution, except that the board or committee may permit the transfer of a non-qualified option to the grantee's family members, trusts for those family members or partnerships in which those family members are the sole partners.

         RELOAD OPTIONS. The board or committee may include in an agreement evidencing an option (the "original option") a provision that a "reload option" will be granted to any grantee who delivers shares of stock in partial or full payment of the exercise price of the original option. The reload option will relate to that number of shares of stock equal to the number of shares of stock delivered, and will have an exercise price per share equal to the fair market value of a share of stock on the exercise date of the original option.

         RESTRICTED STOCK. The board or committee may grant shares of restricted stock that are forfeitable until they vest and are subject to restrictions on transferability. The board or committee will specify the date or dates on which the restricted stock will vest as well as any additional conditions to the vesting of the restricted stock, such as, for example, the achievement of specified performance goals. The participant cannot transfer the restricted stock before it vests, and, after it vests, can only transfer the restricted stock after giving LPI an opportunity to purchase it first. If the participant's employment or other service with LPI terminates, all unvested shares of restricted stock will be forfeited and LPI will return to the



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participant any amounts paid by the participant for the shares, and LPI will have the right to repurchase at fair market value all vested shares of restricted stock.

         AMENDMENT AND TERMINATION OF PLAN. No incentive stock options may be granted more than 10 years after the Plan was approved by the board. The board may amend or terminate the Plan at any time, except that stockholders' approval will be required for amendments where necessary to satisfy specific regulatory requirements. The board or committee may amend or modify any award in any manner, including accelerating the vesting or exercisability of an award. No amendment of the Plan or any award may reduce an award recipient's rights under any previously granted and outstanding award without the recipient's consent, except to the extent that the board determines that such amendment is necessary or appropriate to prevent the award from being subject to the deduction limit of ss.162(m) of the Internal Revenue Code of 1986, as amended. Awards granted before the termination of the Plan may extend beyond that date in accordance with their terms.

         CERTAIN CORPORATE CHANGES/CHANGE OF CONTROL. In the event of a change in the capitalization of LPI, a stock dividend or split, a merger or combination of shares and certain other similar events, the board or committee will appropriately adjust the number of shares of stock available for grant under the Plan, the number of shares subject to outstanding options, and the exercise prices of those options. The Plan also provides for the adjustment or termination of awards upon the occurrence of certain other corporate events. For example, in the event of a change of control (as defined in the Plan) of LPI, all options will be immediately and fully exercisable and all shares of restricted stock will be immediately and fully vested, (under the board or committee provided otherwise in the document evidencing the grant.

         SECTION 162(M). A federal income tax deduction for either of CMRG or LPI generally will be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. The board or committee may defer payment of awards that would not be deductible until the grantee is no longer subject to the $1 million limit.

SUMMARY OF FEDERAL TAX CONSEQUENCES

         INTRODUCTION. The following is a brief description of the federal income tax treatment that generally will apply to Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Plan. A grantee may also be subject to state and local taxes.

         NON-QUALIFIED STOCK OPTIONS. The grant of a non-qualified stock option will not result in taxable income to the grantee. The grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the stock acquired over the exercise price for those shares and LPI will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

         INCENTIVE STOCK OPTIONS. The grant of an incentive stock option will not result in taxable income to the grantee. The exercise of an incentive stock option will not result in taxable income to the grantee if the grantee was, without a break in service, an employee of LPI or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled). The excess of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the grantee's alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

         If the grantee does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the grantee, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the grantee as capital gain and LPI will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding


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period requirements are not met, the grantee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and LPI will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the grantee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

         RESTRICTED STOCK. A grant of restricted stock will not result in taxable income to the grantee at the time of grant and LPI will not be entitled to a corresponding deduction, assuming that the restrictions on the shares constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and LPI will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period also will be compensation income to the grantee and LPI will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture. A grantee may elect pursuant to ss.83(b) of the Internal Revenue Code of 1986, as amended, to have income recognized at the date a restricted stock award is granted and to have the applicable capital gain holding period commence as of that date. In such a case, LPI will be entitled to a corresponding deduction on the date of grant.

         TAX WITHHOLDING. As a condition to the delivery of any shares to the recipient of an award, LPI may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

OTHER RESTRICTED STOCK GRANTS

         Besides the grants of restricted stock to LPI's three executive officers, to ensure the continued dedication and to recognize the valuable past service of certain other members of LPI's management team, LPI granted to these employees an aggregate of 224,000 shares of restricted stock on October 23, 2003 pursuant to the 2003 Stock Incentive Plan. Following completion of the rights offering, these 224,000 shares will represent approximately 2.7% of the total outstanding shares of LPI common stock assuming that all of the approximately 7,500,000 shares offered in the rights offering are sold, but prior to the sale of any over-allocation shares and exercise of any options and/or warrants. The vesting schedule and other terms of these restricted stock grants are the same as the terms described in connection with the grants of restricted stock to LPI's three executive officers, described in "Management--Executive Compensation" above.

         Additionally, on October 23, 2003, LPI issued 100,000 shares of fully vested restricted common stock to Mr. Filandro, an LPI director, pursuant to a restricted stock agreement. Following completion of the rights offering, these 100,000 shares will represent approximately 1.2% of the total outstanding shares of LPI common stock assuming that all of the approximately 7,500,000 shares offered in the rights offering are sold, but prior to the sale of any over-allocation shares and any exercise of options and/or warrants. Other than the fact that the shares of restricted stock issued to Mr. Filandro were fully vested as of the date of the grant, and therefore not subject to forfeiture, the other terms of this restricted stock grant are the same as the terms described in connection with the grants of restricted stock to LPI's three executive officers, described in "Management--Executive Compensation" above.

         Together with the shares described above, the aggregate of 900,000 shares of restricted stock that LPI granted to its executive officers, other members of management and Mr. Filandro will constitute approximately 10.7% of the total outstanding shares of LPI common stock immediately following completion of the rights offering assuming that all of the approximately 7,500,000 shares offered in the


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rights offering are sold, but prior to the sale of any over-allocation shares and any exercise of options and/or warrants.




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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OWNERSHIP BY AND RELATIONSHIP WITH CMRG

         LPI is currently a majority-owned subsidiary of CMRG, and from its inception until October 23, 2003 was a wholly-owned subsidiary of CMRG, and its operations have been financed by CMRG. Immediately following completion of the offering, CMRG will not own any outstanding shares of LPI common stock. In connection with the offering and the separation of LPI as a separate company which is not a subsidiary of CMRG, LPI and CMRG will enter into an administrative services agreement, tax sharing agreement and sublease agreement. CMRG may also own shares of LPI convertible preferred stock following completion of the offering under certain circumstances. Details of each agreement and the potential preferred stock issuance are set forth below.

ADMINISTRATIVE SERVICES AGREEMENT

         Prior to and effective upon the date the offering is completed, CMRG and LPI will enter into an administrative services agreement, under which CMRG will agree to provide certain administrative, financial, management and other services to LPI for a period of time following completion of the offering. Services to be included are bookkeeping, internal auditing, and payroll services; providing or supervising the provision of legal advice and services; providing or supervising the performance of certain accounting advice and services; assistance in organizational matters, assistance in preparation of financial reports related to the operation of LPI, employee compensation, incentive and retirement plans; human resources and personnel advice and services; and management information and data processing services.

         LPI will pay CMRG a fixed monthly fee of $25,000 plus actual expenses for the services provided to LPI by CMRG. CMRG will review the monthly fee from time to time and will make a good faith determination whether the fee should be adjusted to an amount agreed upon by CMRG and LPI. The initial term of the agreement is one year. The agreement will automatically renew for additional one year terms, unless either party provides written notice of its intent to terminate the agreement at least 30 days prior to the expiration of the then current term. The agreement can also be terminated at any time by LPI in its sole discretion upon 30 days written notice to CMRG. For a full understanding of the terms of the administrative services agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

TAX SHARING AGREEMENT

         Prior to and effective upon the date the offering is completed, CMRG and LPI will enter into a tax sharing agreement that will provide, among other things, for the allocation of federal, state and local tax liabilities for periods prior to and including the date the offering is completed. Through such date, LPI will be included in the consolidated federal income tax returns of CMRG and, in certain states, the state tax returns of CMRG. In general, the tax sharing agreement will provide that LPI will be liable for taxes related to LPI for all periods prior to completion of the offering. In addition, LPI will not be entitled to any refunds related to LPI for periods prior to completion of the offering.

         Though valid as between CMRG and LPI, the tax sharing agreement will not be binding on the Internal Revenue Service and does not affect the several liability of CMRG and LPI for all federal income taxes of the consolidated group required to be shown on the consolidated federal income tax return. For a full understanding of the terms of the tax sharing agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

LOSS PREVENTION SERVICE AGREEMENT BETWEEN LPI AND CMRG

         CMRG is a significant loss prevention and security services client of LPI, representing approximately 18.0% of LPI's total revenues for fiscal year 2003. LPI renewed the contract for services to CMRG effective on October 1, 2002. The initial term of the agreement is for three years and the



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agreement is terminable by either CMRG or LPI upon default of the other. For a full understanding of the terms of the loss prevention service agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

SUBLEASE AGREEMENT

         LPI's corporate headquarters is presently located at 66 B Street in Needham, Massachusetts. This location is being subleased from CMRG. CMRG had been occupying the Needham building until shortly after the Casual Male asset purchase, at which time CMRG relocated its headquarters to Canton, Massachusetts. The term of the sublease commenced as of January 1, 2003 and terminates on December 31, 2005. The subleased space consists of approximately 19,000 square feet. The permitted use of the premises is for office use and for the storage (as ancillary to its use as office space) of LPI's product inventory. The annual base rent throughout the entire term is $8.00 per square foot. LPI is also required to pay a pro rata share of real estate taxes, and all operating costs.

ADVANCES FROM CMRG

         Advances from CMRG represent contributions to working capital and funding of losses for LPI subsequent to May 14, 2002. These amounts are expected to be repaid upon completion of the rights offering. Any shortfall in the proceeds of the rights offering below the total advances from CMRG will be converted into series A convertible preferred stock, as described below.

POTENTIAL ISSUANCE OF LPI CONVERTIBLE PREFERRED STOCK TO CMRG

         If at least $5.5 million of net proceeds to LPI is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay in full the balance of approximately $4.0 million owed by LPI to CMRG. If less than $5.5 million of net proceeds to LPI is raised in the rights offering, then a portion of the amounts owed by LPI to CMRG will remain due and payable following the rights offering. In this case, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG.



OTHER RELATIONSHIPS

         Mr. Levin, who is a director and executive committee member of LPI, is also President, Chief Executive Officer and a director of CMRG. Mr. Levin, through his potential exercise of rights, may own up to approximately 0.9% of LPI's outstanding common stock immediately following completion of the offering. Pursuant to the 2003 Stock Incentive Plan, Mr. Levin will receive options to purchase 100,000 shares of LPI common stock upon completion of the rights offering. Mr. Levin also beneficially owns approximately 1.8% of CMRG's outstanding common stock.

         Mr. Hernreich, who was, immediately prior to completion of the offering, a director of LPI and will be appointed as an non-director member of the executive committee as of the date the offering is completed, is Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary of CMRG. Mr. Hernreich, through his potential exercise of rights, may own up to approximately 0.6% of LPI's outstanding common stock immediately following completion of the offering. Pursuant to the 2003 Stock Incentive Plan, Mr. Hernreich will receive options to purchase 100,000 shares of LPI common stock upon completion of the rights offering. Mr. Hernreich also beneficially owns approximately 0.7% of CMRG's outstanding common stock.

         Mr. Holtzman, who will be appointed as Chairman of the Board, a director, member of the executive committee, member of strategic development committee and employee of LPI as of the date the offering is completed, is also Chairman of the Board and an executive officer of CMRG and President and Chief Executive Officer of Jewelcor Management, Inc., of which Mr. Holtzman, together with his wife, is indirectly the primary stockholder. Mr. Holtzman will beneficially own approximately 13.5% of LPI's outstanding common stock immediately following completion of the offering. Pursuant to the 2003 Stock Incentive Plan, Mr. Holtzman will receive options to purchase 250,000 shares of LPI common stock upon completion of the rights offering. Mr. Holtzman, beneficially through Jewelcor Management, Inc., will receive warrants to purchase 70,000 shares of LPI common stock. Mr. Holtzman also beneficially owns approximately 12.8% of CMRG's outstanding common stock.

         Pursuant to a mandatory purchase agreement, dated _______, Jewelcor Management, Inc., Clark Partners I, L.P., Glenhill Capital, L.P. and Glenhill Capital Overseas Partners, Ltd., which are collectively holders in the aggregate of approximately 23.0% of the outstanding CMRG common stock, as well as certain other members of LPI management, have agreed to subscribe for a minimum of 4,000,000 shares of LPI common stock, in the aggregate, through exercise of their basic subscription privileges and over-subscription privileges. The mandatory purchasers will be entitled to purchase any shares not subscribed for in the rights offering at the completion of the offering. In addition, for the first 1,000,000 shares of LPI common stock purchased by each mandatory purchaser, such mandatory purchaser will receive 70,000 warrants to purchase LPI common stock at an exercise price of $1.25 per share. The warrants will be exercisable for two years. As a result, warrants exercisable for a maximum of 280,000 LPI shares may be issued to the mandatory purchasers. The mandatory purchasers will also be entitled to purchase an additional approximately 1,125,000 over-allocation shares if all of the shares offered in the rights offering are sold. As a result, assuming that all of the approximately 7,500,000 shares offered in the rights offering are sold, but prior to the exercise of any options and/or warrants, the mandatory purchasers are expected to acquire an aggregate of at least 63.2% of LPI common stock through this offering.

         Jeffrey Unger, an employee of CMRG, will be appointed as LPI's vice president of investor relations. Mr. Unger will receive a salary as well as options to purchase 25,000 shares of LPI common stock for his service in this capacity. In addition, the services of another CMRG employee will be made available to LPI and this person will receive options to purchase 12,500 shares of LPI common stock.

         Jewelcor Mangament Inc., or Mr. Holtzman, or other members of the LPI board or their affiliates, may be retained to perform additional services for LPI in connection with future acquisition opportunities or other matters and may receive fees for such services, subject in each case to approval by the disinterested members of the LPI board.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Prior to this offering, CMRG owned 80% of the outstanding shares of LPI common stock and the remaining 20% was owned by holders of LPI restricted common stock, which consist of LPI's executive officers, certain other members of LPI management and an LPI director.

         The following table sets forth certain information with respect to persons, who are beneficial owners of more than five percent of the issued and outstanding shares of CMRG common stock as of October 29, 2003 and who are expected to be beneficial owners of more than five percent of the issued and outstanding shares of LPI common stock immediately following the completion of the rights offering. The table sets forth (i) the beneficial ownership of CMRG common stock as of October 29, 2003 and (ii) the estimated beneficial ownership of LPI common stock immediately following completion of the rights offering based on each individual's beneficial ownership of CMRG common stock on October 29, 2003. These projections are based on the assumption that all of the approximately 7,500,000 shares offered in the rights offering are sold. Although there is no assurance that they would do so, any one or more of Jewelcor Management, Inc. and the other stockholders referred to below may acquire additional shares of LPI common stock through open market purchases following the rights offering.

                                                        SHARES OF CMRG COMMON STOCK           ESTIMATED SHARES OF LPI COMMON
                                                             BENEFICIALLY OWNED               STOCK BENEFICIALLY OWNED AFTER
                                                         AS OF OCTOBER 29, 2003 (1)              THE RIGHTS OFFERING (2)
                                                        -----------------------------       -----------------------------------
NAME                                                       NUMBER       PERCENTAGE              NUMBER              PERCENTAGE

Jewelcor Management, Inc..............................    4,123,973      11.37%  (3)          1,070,000              12.63%  (4)
100 N. Wilkes Barre Blvd.
Wilkes Barre, Pennsylvania 18702

Wellington Management Group, LLP......................    3,222,800       8.94%  (5)           537,134               6.39%
75 State Street
Boston, Massachusetts 02109

Baron Capital Group, Inc..............................    3,010,353       8.02%  (6)           250,500              2.98%
767 Fifth Avenue, 49th Floor
New York, New York 10153

Clark Partners I, L.P.................................    2,446,324       6.74%  (7)         1,070,000             12.63%  (8)
1 Rockefeller Plaza, 31st Floor
New York, New York 10020

Gardner Lewis Asset Management L. P...................    2,281,000       6.33%  (9)           380,167             4.52%
285 Wilmington West Chester Pike
Chadds Ford, PA 19317

Oppenheimer Funds, Inc................................    2,070,460       5.75%  (10)          345,077             4.10%
498 Seventh Avenue
New York, New York 10018

Glenn J. Krevlin......................................    1,817,000       5.04%  (11)        1,070,000            12.63%  (12)
650 Madison Avenue
New York, New York 10153



(1) As of October 29, 2003, 36,035,907 shares of CMRG common stock were issued and outstanding.

(2) The estimated number of shares of LPI common stock that LPI expects will be issued and outstanding immediately after the completion of the rights offering is 8,400,000 shares. This assumes the sale of all of the approximately 7,500,000 shares offered in the rights offering and includes the 900,000 shares of restricted stock that were granted on October 23, 2003 to LPI's executive officers, certain other members of LPI management and an LPI director, pursuant to LPI's 2003 Stock Incentive Plan.

(3) Jewelcor Management, Inc. had indicated to the Company that it is the beneficial owner of 4,123,973 shares of CMRG Common Stock. Includes 227,059 shares of CMRG common stock issuable upon the exercise of warrants, which are exercisable within 60 days. Excludes 576,099 shares (including 563,334 shares subject to options exercisable within 60 days) owned individually by Seymour Holtzman. Mr. Holtzman is the Chairman of the Board, President and Chief Executive Officer and, indirectly with his wife, the primary stockholder of Jewelcor Management, Inc.

(4) Includes a minimum of 1,000,000 shares covered by the mandatory purchase agreement. Includes 70,000 shares subject to warrants exercisable within 60 days. Excludes 85,461 shares (including 83,333 shares subject to options exercisable within 60 days) owned individually by Seymour Holtzman.

(5) Wellington Management Group, LLP has indicated to LPI that, as of October 29, 2003, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

(6) Baron Capital Group, Inc. has indicated to LPI that, as of October 29, 2003, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. Includes 1,507,353 shares subject to warrants exercisable within 60 days.

(7) The Clark Estates, Inc. has indicated to LPI that, as of October 29, 2003, it was the beneficial owner of 2,446,324 shares of CMRG common stock, all of which are held of record by Clark Partners I, L.P. Includes 247,059 shares of CMRG common stock issuable upon the exercise of warrants, which are exercisable within 60 days.

(8) Includes a minimum of 1,000,000 shares covered by the mandatory purchase agreement. Includes 70,000 shares subject to warrants exercisable within 60 days.

(9) Gardner Lewis has indicated to LPI that, as of October 29, 2003, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

(10) Oppenheimer Funds, Inc. has indicated to LPI that, as of October 29, 2003, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

(11) Glenn J. Krevlin has indicated to LPI that, as of October 29, 2003, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

(12) Includes a minimum of 1,000,000 shares covered by the mandatory purchase agreement, of which approximately 71.49% are attributable to Glenhill Capital LP and the remaining 28.51% are attributable to Glenhill Capital Overseas Partners Ltd. Includes 70,000 shares subject to warrants exercisable within 60 days.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth (i) the beneficial ownership of CMRG common stock as of October 29, 2003 and (ii) the estimated beneficial ownership of LPI common stock immediately following the completion of the rights offering with respect to the directors of LPI and a former director of LPI who will be a non-director member of LPI's executive committee as of the date the rights offering is completed, the listed executive officers of LPI and the directors and executive officers of LPI as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of CMRG common stock and LPI common stock shown as beneficially owned by such person, subject to community property laws where applicable. These projections are based on the assumption that all basic subscription privileges will be subscribed for.

         Certain numbers below reflect shares of CMRG common stock issuable upon the exercise of presently exercisable warrants, although such warrants do not entitle their holder to receive rights to purchase shares of LPI common stock in this rights offering except to the extent such warrants are exercised prior to the record date for this rights offering. The table excludes options to acquire LPI common stock which LPI intends to issue contemporaneously with the completion of the rights offering to all holders of outstanding CMRG options because none of these options will be exercisable within 60 days of the completion of the rights offering date. See "The Rights Offering--Treatment of CMRG Options" above for a further discussion.

                                                           SHARES OF CMRG                     ESTIMATED SHARES OF
                                                            COMMON STOCK                        LPI COMMON STOCK
                                                         BENEFICIALLY  OWNED                   BENEFICIALLY OWNED
                                                        AS OF OCTOBER 29, 2003                 AFTER THE RIGHTS
                                                                  (1)                            OFFERING (2)
                                                        ------------------------           ------------------------
NAME AND POSITION WITH LPI                                NUMBER        PERCENTAGE           NUMBER      PERCENTAGE

Seymour Holtzman......................................  4,700,072       12.76%  (3)         1,155,461       13.50%      (4)
     Chairman of the Board, Director and Executive
     Committee member
David A. Levin........................................    636,640        1.75%  (5)            71,384            *      (6)
     Director and Executive Committee member
William N. Britton....................................         --           --                 25,000            *      (7)
     Director
Stewart L. Cohen  ....................................     23,500            *                 28,917            *      (8)
     Director
Thomas Filandro  .....................................         --           --                133,333        1.58%      (9)
     Director
Dennis R. Hernreich (10)..............................    253,866            *  (11)           46,200            *     (12)
     Executive Committee member, former Director
Steven P. May.........................................         --           --                581,000        6.89%     (13)
     President, Director and Executive Committee
         Member
Craig Matsumoto.......................................         --           --                545,000        6.47%     (14)
     Senior Vice President, Chief Operating
         Officer and Secretary
Douglas A. Laue.......................................         --           --                145,500        1.73%     (15)
     Senior Vice President and Chief Financial
         Officer
Directors and Executive Officers as a group (9
         persons)                                       5,614,078       15.01%  (16)        2,731,796       29.40%     (17)

----------------

* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options held by that person that are currently exercisable, or that will become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. Percentage ownership is based on 36,035,907 shares of CMRG common stock outstanding as of October 29, 2003, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2) The estimated number of shares of LPI common stock that LPI expects will be issued and outstanding immediately after the completion of the rights offering is 8,400,000 shares. Includes 900,000 shares of restricted stock which were issued on October 23, 2003 to LPI's executive officers, a director and certain other employees pursuant to LPI's 2003 Stock Incentive Plan.

(3) Mr. Holtzman may be deemed to have voting and investment power over 4,700,072 shares of CMRG common stock, which includes 4,123,973 shares (including warrants to acquire 227,059 shares) beneficially owned by Jewelcor Management, Inc., of which Mr. Holtzman is the Chairman of the Board, President and Chief Executive Officer and, indirectly with his wife, the primary stockholder; Includes 576,099 shares (which includes 563,334 shares subject to stock options exercisable within 60 days) owned individually by Mr. Holtzman.

(4) Includes 1,070,000 shares covered by the mandatory purchase agreement, which includes 70,000 shares subject to warrants exercisable within 60 days. Includes 85,461 shares, which includes 83,333 shares subject to options exercisable within 60 days, owned individually by Seymour Holtzman.

(5) Includes 408,334 shares of CMRG common stock subject to stock options exercisable within 60 days.

(6) Includes the shares of LPI common stock that LPI expects Mr. Levin to purchase in the rights offering based on his ownership of CMRG common stock on the record date. Includes 33,333 shares of LPI common stock subject to stock options exercisable within 60 days.

(7) Includes 25,000 shares of LPI common stock subject to stock options exercisable within 60 days.

(8) Includes the shares of LPI common stock that LPI expects Mr. Cohen to purchase in the rights offering based on his ownership of CMRG common stock on the record date. Includes 25,000 shares of LPI common stock subject to stock options exercisable within 60 days.

(9) Includes 100,000 shares of fully vested restricted LPI common stock issued to Mr. Filandro on October 23, 2003. Includes 33,333 shares of LPI common stock issuable upon the exercise of stock options exercisable within 60 days.

(10) Mr. Hernreich will not be an officer or director of LPI but will be appointed as a member of the executive committee as of the date the offering is completed.

(11 ) Includes 176,666 shares of CMRG common stock subject to stock options exercisable within 60 days.

(12) Includes the shares of LPI common stock that LPI expects Mr. Hernreich to purchase in the rights offering based on his ownership of CMRG common stock on the record date. Includes 33,333 shares of LPI common stock subject to stock options exercisable within 60 days.

(13) Includes 300,000 shares of LPI common stock covered by the mandatory purchase agreement and 260,000 shares of restricted LPI common stock issued to Mr. May on October 23, 2003. Includes 21,000 shares subject to warrants exercisable within 60 days.

(14) Includes 300,000 shares of LPI common stock covered by the mandatory purchase agreement and 224,000 shares of restricted LPI common stock issued to Mr. Matsumoto on October 23, 2003. Includes 21,000 shares subject to warrants exercisable within 60 days.

(15) Includes 50,000 shares of LPI common stock covered by the mandatory purchase agreement and 92,000 shares of restricted LPI common stock issued to Mr. Laue on October 23, 2003. Includes 3,500 shares subject to warrants exercisable within 60 days.

(16) Includes 1,148,334 shares of CMRG common stock issuable upon the exercise of stock options and 227,059 shares of CMRG common stock subject to warrants exercisable within 60 days.

(17) Includes 676,000 shares of LPI restricted common stock. Includes 233,333 shares of LPI common stock issuable upon the exercise of stock options and 115,500 shares of LPI common stock subject to warrants exercisable within 60 days.

                                LPI CAPITAL STOCK

         The following summary of the material terms of LPI capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in LPI's articles of incorporation (which we refer to below as the "charter"), and LPI's bylaws, both of which LPI has filed as exhibits to the Form S-1 registration statement of which this prospectus forms a part.

AUTHORIZED CAPITAL STOCK

         LPI is authorized to issue up to 39,000,000 shares of common stock, par value $0.01 per share, and up to 1,000,000 shares of preferred stock, par value $0.01 per share. Immediately upon completion of this rights offering, but prior to the exercise of any options or warrants, there may be up to a maximum of 9,525,000 shares of LPI common stock outstanding. This assumes the sale of all of the approximately 7,500,000 shares offered in the rights offering, the sale of all approximately 1,125,000 over-allocation shares and includes the 900,000 shares of LPI restricted common stock granted on October 23, 2003 to LPI's executive officers, certain other members of LPI management and an LPI director, pursuant to the 2003 Stock Incentive Plan. In addition, there will be outstanding options to purchase approximately 1,330,000 shares of common stock and there may be warrants to purchase up to 280,000 shares of LPI of LPI common stock. The Form S-1 registration statement of which this prospectus forms a part, registers the shares of LPI common stock that are being offered in this offering. It also registers the shares of LPI common stock that will be issued upon exercise of LPI options that will be granted upon completion of the offering to holders of certain CMRG options. All of the outstanding shares of LPI common stock will be duly authorized, validly issued, fully paid and non-assessable as of the date issued.

COMMON STOCK

         VOTING RIGHTS. Holders of LPI common stock are entitled to one vote per share on all matters to be voted on by stockholders and will possess all voting power, except as otherwise required by law or provided in any resolution adopted by LPI's board with respect to any series of preferred stock. There are no cumulative voting rights. Corporate actions requiring approval of LPI's stockholders, other than the election of directors, are to be authorized by a majority of votes cast at a meeting of stockholders. Directors are elected by a plurality of votes cast at a stockholders meeting, unless otherwise required by law.

         DIVIDENDS. Holders of LPI's common stock are entitled to any dividends that may be declared by the board, subject to any provisions of the charter, as it may be amended from time to time, or resolutions of the board requiring that dividends be paid upon the outstanding shares of any class of preferred stock or any other capital stock ranked senior to the common stock or that LPI fulfill any obligations it may have with respect to the redemption of any outstanding preferred stock as a condition to the payment of any dividend on the common stock. This, however, does not restrict the board from declaring or paying any dividend or distribution on the common stock payable solely in shares of common stock.

         LIQUIDATION RIGHTS AND PREEMPTIVE RIGHTS. In the event of a liquidation, dissolution or winding up of LPI, holders of common stock are entitled to share ratably in the net assets available for distribution after satisfaction of any prior claims of holders of preferred stock or any other capital stock ranked senior to the common stock. Holders of LPI common stock have no preemptive rights to subscribe for additional shares.

PREFERRED STOCK

         GENERAL. LPI's board is authorized, subject to any limitation prescribed by law, from time to time to issue up to an aggregate of 1,000,000 shares of preferred stock, in one or more series, each of such series to have such voting power, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereon as shall be determined by the board in a resolution providing for the issuance of such preferred stock. The shares of any class or series of preferred stock need not be identical. Thus, any series may, if so determined by LPI's board, have full voting rights together with the common stock or superior or limited voting rights, be convertible into common stock or another of LPI's securities, and have such other relative rights, preferences and limitations as LPI's board shall determine.

         POTENTIAL ISSUANCE OF PREFERRED STOCK. If at least $5.5 million of net proceeds to LPI is raised in the rights offering, then LPI will allocate the first $1.5 million to working capital and use the remaining proceeds to repay in full the balance of approximately $4.0 million owed by LPI to CMRG. If less than $5.5 million of net proceeds to LPI is raised in the rights offering, then a portion of the amounts owed by LPI to CMRG will remain due and payable following the rights offering. In this case, LPI will issue to CMRG shares of series A convertible preferred stock in satisfaction of any shortfall between the amounts actually repaid to CMRG and the approximately $4.0 million owed to CMRG. For more details about the terms of the series A convertible preferred stock, see "Use of Proceeds--Potential Issuance of LPI Preferred Stock to CMRG." For a full understanding of the terms of the series A convertible preferred stock, we refer you to the full text of the certificate of designation, which has been filed as an exhibit to the Form S-1 registration statement of which this prospectus forms a part.

GOVERNANCE

         SPECIAL MEETINGS OF STOCKHOLDERS. A special meeting of stockholders, unless otherwise prescribed by law, may be called only by the board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

         QUORUM AT STOCKHOLDER MEETINGS. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of any business.

         NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the stockholders at a meeting called for such purpose, or by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, may fill such vacancy or vacancies, to take effect when such resignation or resignations become effective. The directors have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the charter or bylaws as to the number of directors required for a quorum or for any vote or other actions.

         COMMITTEES OF THE BOARD OF DIRECTORS. Pursuant to the bylaws, a majority of the board may designate one or more committees, each committee to consist of one or more persons. Vacancies in membership of any committee may be filled by the vote of a majority of the board and the board may designate one or more persons as alternate members of any committee.

         AMENDMENT OF BYLAWS. LPI's bylaws may be amended or repealed or new bylaws may be adopted at any meeting of stockholders or by the board.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

         LPI's charter and bylaws contain provisions that may have potential anti-takeover effects. These provisions may delay or prevent a change of control of LPI. These provisions include:

         AUTHORIZED BUT UNISSUED STOCK. LPI's charter authorizes the board to approve the issuance of common stock and one or more series of preferred stock, and to determine, with respect to any series, its terms, rights and preferences. One of the effects of the existence of unissued common and preferred stock may be to enable the board to render more difficult an attempt to obtain control of LPI. For example, shares of common or preferred stock issued by LPI may deter a takeover transaction by diluting the voting or other rights of the proposed acquirer, by creating a substantial voting block to support the position of the board or by effecting an acquisition that might complicate or preclude the takeover. Furthermore, the issuance of a series of preferred stock that includes class-voting rights may enable the holder to block a takeover.

         EXCLUSIVE BOARD AUTHORITY TO CALL SPECIAL STOCKHOLDER MEETINGS. LPI's bylaws vest the right to call a special stockholder meeting exclusively in the board.

         ADVANCE NOTICE AND INFORMATIONAL REQUIREMENTS FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS. LPI's bylaws require stockholders wishing to bring stockholder proposals and nominations of directors before a stockholder meeting, other than at the direction of the board, to meet advance notice procedures and reveal certain information. Informational requirements include the nature of a stockholder proposal and the reasons for conducting such business at the meeting, the identity of a proposed nominee, the identity of the stockholder bringing the proposal or director nomination and the class and number of shares of LPI stock beneficially owned or represented by proxy by such stockholder and any other stockholder supporting such proposal or nomination.

         NO CUMULATIVE VOTING. LPI's charter and bylaws do not provide for cumulative voting in the election of directors.

         EXCLUSIVE BOARD AUTHORITY TO CHANGE THE SIZE OF THE BOARD OF DIRECTORS. LPI's bylaws vest the right to set the size of the board exclusively in the board.

                                     EXPERTS


         The consolidated financial statements of LP Innovations, Inc. at February 1, 2003 and February 2, 2002, and for each of the three years in the period ended February 1, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         LPI has filed with the SEC a Form S-1 registration statement under the Securities Act, with respect to the LPI common stock that is being offered in this offering. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the schedules and other exhibits thereto, and reference is made to the registration statement for further information regarding LPI and its securities. In particular, copies of certain agreements and other documents in this prospectus are qualified by reference to such agreements and other documents as filed. When the registration statement becomes effective, LPI will be subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports with the SEC. The registration statement, including the exhibits and schedules thereto, and the reports, proxy statements and other information filed by LPI with the SEC can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at the address given above. The SEC also maintains a site on the internet at http://www.sec.gov that contains reports, proxy and prospectus and other information regarding registrants that file electronically with the SEC.

         No current public trading market exists for LPI common stock. LPI anticipates that, following completion of the offering, the LPI common stock will be traded over-the-counter and quoted on the Pink Sheets(R) quotation service.

         No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any offering, sale or distribution of securities made hereunder will imply that there has been no change in the information set forth herein or in LPI's affairs since the date hereof.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                  PAGE
                                                                                  ----

Report of Independent Auditors.....................................................F-2

Audited Financial Statements

Consolidated Balance Sheets........................................................F-3
Consolidated Statements of Operations and Parent Company Equity (Deficit)..........F-4
Consolidated Statements of Cash Flows..............................................F-5
Notes to Consolidated Financial Statements.........................................F-6

                         Report of Independent Auditors

To the Board of Directors and Stockholder of LP Innovations, Inc.:

We have audited the accompanying consolidated balance sheets of LP Innovations, Inc. as of February 1, 2003 and February 2, 2002, and the related consolidated statements of operations and parent company equity (deficit), and cash flows for each of the three years in the period ended February 1, 2003. Our audits also included the financial statement schedule listed in Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LP Innovations, Inc. at February 1, 2003 and February 2, 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended February 1, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                          /s/ Ernst & Young LLP

Boston, Massachusetts

August 1, 2003

                              LP INNOVATIONS, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                                                                    PREDECESSOR/
                                                        COMPANY       PREDECESSOR    PREDECESSOR       COMPANY         COMPANY
                                                      FEBRUARY 1,     FEBRUARY 2,      MAY 14,        AUGUST 2,       AUGUST 3,
                                                         2003            2002            2002           2003            2002
                                                    -------------------------------------------------------------------------------
                                                                                     (unaudited)     (unaudited)     (unaudited)
ASSETS
Current assets:
  Cash                                               $      1,506    $          -   $            - $      246,876  $
                                                                                                                   -
  Accounts receivable, net of allowance for
    doubtful accounts of $235,829 and $700,000
    at February 1, 2003 and February 2, 2002,
     respectively                                       1,799,597         871,348        1,035,418      1,440,797         536,869
  Accounts receivable from related parties                158,062          38,144          198,097        239,588         300,754
  Inventory                                               200,239         666,590          280,792        322,960         370,151
  Other assets                                            108,107          30,687           68,529        109,939          59,404
                                                    -------------------------------------------------------------------------------
     Total current assets                               2,267,511       1,606,769        1,582,836      2,360,160       1,267,178

Property and equipment, net of accumulated
     depreciation                                         268,103         572,462          522,179        322,943         150,803

Other assets                                              537,886               -               -         734,332               -
                                                    -------------------------------------------------------------------------------

Total assets                                        $   3,073,500   $   2,179,231   $   2,105,015  $    3,417,435  $    1,417,981
                                                    ===============================================================================

LIABILITIES AND PARENT COMPANY EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                  $     403,002    $    964,524   $        1,325 $      351,814  $      564,909
  Accrued expenses                                        707,966         440,045          236,422        469,243         365,131
  Advances from parent company                          2,835,455               -                -      4,047,676         439,368
  Short-term portion of debt                               18,275               -                -         24,843               -
                                                    -------------------------------------------------------------------------------
     Total current liabilities                          3,964,698       1,404,569          237,747      4,893,576       1,369,408

Long-term debt                                             45,352               -                -         46,851               -
                                                    -------------------------------------------------------------------------------
                                                        4,010,050       1,404,569          237,747      4,940,427       1,369,408

Parent company equity (deficit)                          (936,550)        774,662        1,867,268     (1,522,992)         48,573
                                                    -------------------------------------------------------------------------------


Total liabilities and parent company equity
     (deficit)                                        $ 3,073,500    $  2,179,231    $   2,105,015  $   3,417,435   $   1,417,981
                                                    ===============================================================================


See accompanying notes.

                              LP INNOVATIONS, INC.

    CONSOLIDATED STATEMENTS OF OPERATIONS AND PARENT COMPANY EQUITY (DEFICIT)



                                                                                                                       PREDECESSOR/
                                PREDECESSOR/     PREDECESSOR       PREDECESSOR        PREDECESSOR        COMPANY          COMPANY
                                  COMPANY                                           FOR THE PERIOD
                                                                                   FEBRUARY 3, 2002    FOR THE SIX       FOR THE SIX
                                              FOR THE YEARS ENDED                        TO           MONTHS ENDED     MONTHS ENDED
                                 FEBRUARY 1,      FEBRUARY 2,       FEBRUARY 3,         MAY 14,         AUGUST 2,         AUGUST 3,
                                     2003             2002             2001              2002              2003             2002
                               -----------------------------------------------------------------------------------------------------
                                                                                      (unaudited)      (unaudited)      (unaudited)
Sales:
   Third party                 $     7,818,454    $   6,208,387    $   2,185,686     $   2,181,367     $   3,747,249  $   3,663,380
   Related party                     1,715,788        1,466,991        1,146,723           412,108           853,237        674,407
                               -----------------------------------------------------------------------------------------------------
      Total sales                    9,534,242        7,675,378        3,332,409         2,593,475         4,600,486      4,337,787
Cost of sales                        8,576,635        6,713,187        2,135,839         2,740,231         3,286,536      4,167,570
                               -----------------------------------------------------------------------------------------------------
Gross profit (loss)                    957,607          962,191        1,196,570          (146,756)        1,313,950        170,217
                               -----------------------------------------------------------------------------------------------------


Expenses:
   Selling, general and
      administrative                 3,570,187        5,646,359        2,820,647         1,561,085         1,726,051      2,071,962
   Provision for doubtful
      accounts                         363,854          700,000                -           128,025            45,890        146,861
   Depreciation                         72,499           47,492           17,493            53,038            32,426         57,743
   Write-down of goodwill                    -          100,000                -                 -                 -              -
                               -----------------------------------------------------------------------------------------------------
      Total expenses                 4,006,540        6,493,851        2,838,140         1,742,148         1,804,367      2,276,566
                               -----------------------------------------------------------------------------------------------------

Net loss from operations            (3,048,933)      (5,531,660)      (1,641,570)       (1,888,904)         (490,417)    (2,106,349)

Interest expense                        42,539                -                -                 -            96,025              -
                               -----------------------------------------------------------------------------------------------------
Net loss                            (3,091,472)      (5,531,660)      (1,641,570)       (1,888,904)         (586,442)    (2,106,349)

Parent company equity
     (deficit) beginning of
     the period                        774,662          873,857          304,430           774,662          (936,550)       774,662
Parent company funding               2,981,510        5,432,465        2,210,997         2,981,510                 -      2,981,510
Acquisition of net assets by
     Designs LPI Corp.              (1,601,250)               -                -                 -                 -     (1,601,250)
                               -----------------------------------------------------------------------------------------------------
 arent company equity
     (deficit) end of the
     period                     $     (936,550)   $     774,662   $      873,857     $   1,867,268     $  (1,522,992)   $    48,573
                               =====================================================================================================


         See accompanying notes.

                              LP INNOVATIONS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                                        PREDECESSOR/
                                     COMPANY        PREDECESSOR      PREDECESSOR       PREDECESSOR        COMPANY          COMPANY
                                                                                     FOR THE PERIOD
                                                                                    FEBRUARY 3, 2002    FOR THE SIX      FOR THE SIX
                                                FOR THE YEARS ENDED                        TO           MONTHS ENDED    MONTHS ENDED
                                   FEBRUARY 1,      FEBRUARY 2,      FEBRUARY 3,         MAY 14,         AUGUST 2,        AUGUST 3,
                                      2003              2002             2001             2002              2003            2002
                                ----------------------------------------------------------------------------------------------------
                                                                                       (unaudited)      (unaudited)      (unaudited)
OPERATING ACTIVITIES
Net loss                         $  (3,091,472)   $  (5,531,660)   $  (1,641,570)   $   (1,888,904)  $    (586,442)  $   (2,106,349)
Adjustments to reconcile net
loss to net cash used in
operating activities:
    Depreciation                        72,499           47,492           17,493            53,038          32,426           57,743
    Write-down of goodwill                   -          100,000                -                 -               -                -
    Provision for doubtful
      accounts                         363,854          700,000                -           128,025          45,890          146,861
    Changes in operating
      assets and liabilities:
      Accounts receivable           (2,327,521)        (936,918)        (398,791)         (292,095)        312,910         (847,800)
      Accounts receivable from
         related parties              (318,015)          32,446          (70,590)         (159,953)        (81,526)        (460,707)
      Inventory                        466,351         (590,124)         (75,636)          385,798        (122,721)         296,439
      Other assets                    (615,306)         (30,687)               -           (37,842)       (198,278)         (28,717)
      Accounts payable and
         accrued expenses             (293,601)       1,257,287          132,749        (1,166,822)       (289,911)        (474,529)
                               -----------------------------------------------------------------------------------------------------
Net cash used in operating
      activities                    (5,743,211)      (4,952,164)      (2,036,345)       (2,978,755)       (887,652)      (3,417,059)

INVESTING ACTIVITIES
Purchase of business                         -                -         (100,000)                -               -                -
Purchases of property and
    equipment                          (72,248)        (506,387)         (52,493)           (2,755)        (70,757)          (3,819)
                               -----------------------------------------------------------------------------------------------------
Net cash used in investing             (72,248)        (506,387)        (152,493)           (2,755)        (70,757)          (3,819)
     activities

FINANCING ACTIVITIES
Parent company contributions         2,981,510        5,432,465        2,210,997         2,981,510               -        2,981,510
Advances from parent company         2,835,455                -                -                 -       1,212,221          439,368
Repayment of debt                            -                -                -                 -          (8,442)               -
                               -----------------------------------------------------------------------------------------------------
Net cash provided by financing
     activities                      5,816,965        5,432,465        2,210,997         2,981,510       1,203,779        3,420,878
                               -----------------------------------------------------------------------------------------------------

Net increase (decrease) in cash          1,506          (26,086)          22,159                 -         245,370                -

Cash at beginning of period                  -           26,086            3,927                 -           1,506                -
                               -----------------------------------------------------------------------------------------------------

Cash at end of period            $       1,506   $            -   $       26,086    $            -   $     246,876   $            -
                               =====================================================================================================
SUPPLEMENTAL CASH FLOW
       INFORMATION
Acquisition of fixed assets
    financed by vendor          $       63,627   $            -   $            -    $            -   $      16,509   $            -
                                ====================================================================================================
See accompanying notes.

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND LINE OF BUSINESS

The accompanying financial statements include the accounts of LP Innovations, Inc., a Nevada corporation (the "Company") and, for periods prior to May 14, 2002, LP Innovations, Inc., a Massachusetts corporation (which we refer to as "Predecessor" or "Former LPI"). The Company is a wholly-owned subsidiary of Casual Male Retail Group, Inc. ("CMRG" or the "Parent Company"). On May 14, 2002, the Parent Company (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction. In the asset purchase transaction, LP Innovations, Inc. (then known as Designs LPI Corp., and which we refer to as "Delaware LPI"), a Delaware corporation and wholly-owned subsidiary of CMRG, acquired substantially all of the assets of Former LPI, a wholly-owned subsidiary of Casual Male Corp. which was in bankruptcy. On November 27, 2002, Delaware LPI merged with the Company in order to effect its reincorporation in Nevada. All assets, liabilities and results of operations of Casual Male Corp. that relate to the loss prevention, alarm and security central monitoring businesses are reflected in the financial statements of LPI. The Company is engaged in providing outsourced loss prevention solutions to the retail industry, including in-store audits, investigations, point-of-sale exception based reporting and security equipment sales, installation and monitoring.

In September 2002, the board of directors of CMRG approved a plan to spin off the Company in a rights offering of the Company's common stock to CMRG stockholders. Immediately following the completion of the rights offering, which is expected to be completed during fiscal year 2004, the Company will be a separate, publicly-held company.

The consolidated financial statements include the accounts of the Company and, since December 30, 2000, the accounts of its wholly owned subsidiary, Securex LLC ("Securex") (see Note H). All intercompany accounts, transactions and profits have been eliminated.



As discussed in Note G, certain selling, general and administrative costs of CMRG or, prior to May 14, 2002, Casual Male Corp. have been allocated to the Company based on certain allocation criteria, principally sales. In the opinion of management, the methods for allocating such costs are reasonable. It is not practicable to estimate additional costs, if any, that would have been incurred by the Company had it operated as a separate entity during the periods presented.



USE OF ESTIMATES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from estimates.

INTERIM FINANCIAL STATEMENTS

The unaudited financial statements as of August 2, 2003 and August 3, 2002 and for the six month periods then ended may be subject to normal year-end adjustments. These statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the Company's financial position, results of operations and cash flows for the periods indicated.

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FISCAL YEAR

The Company's fiscal year is a 52- or 53-week period ending on the Saturday closest to January 31. Fiscal years 2003, 2002 and 2001 ended on February 1, 2003, February 2, 2002 and February 3, 2001, respectively. Fiscal years 2003 and 2002 were 52-week periods; fiscal 2001 was a 53-week period.

REVENUE RECOGNITION

The Company provides loss prevention solutions and security system installations to clients on either a service contract or project basis, respectively. Revenues from retail loss prevention service contracts are recognized ratably over the life of the contract, usually 12 months. These contracts do not require up-front payments and no amounts are considered refundable. Equipment and labor revenues from security system installation projects are recognized upon completion of the project when the customer accepts the equipment placed into service and have no relationship to the retail loss prevention service contracts.

INVENTORY

Inventory consists principally of security equipment for resale to clients and is carried at the lower of cost or market on the first-in, first-out basis.

INCOME TAXES

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

For each of the three years in the period ended February 1, 2003, the Company was included in the consolidated federal and certain state income tax returns of its parent for income tax reporting purposes. However, income taxes in the Company's consolidated financial statements were calculated as if the Company had filed separate income tax returns for all periods presented.

Upon completion of the May 2002 purchase of the Predecessor's assets by Designs LPI Corp., the carrying amount of the Company's assets and liabilities was adjusted to reflect the acquisition price paid by Designs LPI Corp. As a result, any deferred tax assets or liabilities recorded by Predecessor prior to the May 2002 purchase were eliminated effective with the purchase. For reporting periods ending after May 2002, the Company's financial statements present only those deferred tax assets and liabilities that arose subsequent to the May 2002 purchase.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Major additions and improvements are capitalized while repairs and maintenance are charged to expense as incurred. Depreciation is computed on the straight-line method over the assets' estimated useful lives as follows:


     Equipment                         Three to five years
     Furniture and fixtures            Five to seven years
     Hardware and software             Three to five years

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

Advertising costs, which are included in selling, general and administrative expenses, are expensed when incurred. Advertising expense was $389,733, $222,763 and $190,930 for fiscal 2003, 2002 and 2001, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company reviews its long-lived assets for events or changes in circumstances that might indicate the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of the assets by determining whether the carrying value of such assets over the remaining lives can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of funds.

CONCENTRATION OF CREDIT RISK

The credit risk with respect to accounts receivable is minimized by the creditworthiness of the Company's customers and the Company's credit and collection policies. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. For fiscal 2003, 2002 and 2001 respectively, sales to Casual Male Corp. and Designs, collectively, represented 18%, 19% and 34% of revenue. Amounts receivable from Casual Male Corp. and Designs, collectively, represented 8% and 4%, respectively, of accounts receivables at February 1, 2003 and February 2, 2002. In fiscal 2003, 2002 and 2001, sales to another, unrelated customer accounted for 22%, 20% and 38%, respectively, of total revenue and 20% and 28%, respectively, of accounts receivable at February 1, 2003 and February 2, 2002.

FINANCIAL INSTRUMENTS

The recorded values of financial instruments, including receivables and accounts payable, approximate fair value due to their short maturity.

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

B. PROPERTY AND EQUIPMENT



Property and equipment consists of the following:




                                               February 1, 2003      February 2, 2002
                                               ----------------      ----------------
Furniture and equipment                            $215,428             $626,968
Hardware and software                                93,742               22,908
                                                   --------             --------
                                                    309,170              649,876
Less accumulated depreciation                        41,067               77,414
                                                   --------             --------
Total property and equipment                       $268,103             $572,462
                                                   ========             ========

C. INCOME TAXES

The components of the net deferred tax assets as of February 1, 2003 and February 2, 2002 are as follows:



                                                February 1, 2003     February 2, 2002
                                                ----------------     ----------------
Excess of book over tax (tax over book)
  depreciation                                   $   (16,000)          $     7,000
Allowance for doubtful accounts                       87,000               252,000
Inventory valuation reserve                           38,000               101,000
Net operating loss carryforwards                     300,000             2,469,000
                                                 -----------           -----------
Total deferred tax assets                            409,000             2,829,000
Valuation allowance                                 (409,000)           (2,829,000)
                                                 -----------           -----------
Deferred tax assets, net                         $        --           $        --
                                                 -----------           -----------

As of February 1, 2003, the Company had net operating loss carryforwards of approximately $800,000 for federal and state income tax purposes that would have been available to offset future taxable income through fiscal year 2023. Realization of the Company's deferred tax assets, which relate principally to these net operating loss carryforwards, was dependent on generating sufficient taxable income in the future. In consideration of the Company's losses since inception, management is unable to conclude that it is more likely than not the deferred tax assets will be realized; accordingly, a full valuation allowance has been recorded.

As discussed in Note A, any deferred tax assets or liabilities recorded by the Company prior to its May 2002 purchase by Designs LPI Corp. were eliminated effective with the purchase. For reporting periods ending after May 2002, the Company's financial statements present only those deferred tax assets and liabilities that arose subsequent to the May 2002 purchase.

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

C. INCOME TAXES (CONTINUED)

The provision (benefit) for income taxes consists of the following:


                                                          Years ended
                                 -------------------------------------------------------------
                                 February 1, 2003       February 2, 2002      February 3, 2001
                                 ----------------       ----------------      ----------------
Current:
     Federal                       $  (849,000)          $(1,454,000)           $  (470,000)
     State                             (77,000)             (132,000)               (43,000)
                                   -----------           -----------            -----------
                                      (926,000)           (1,586,000)              (513,000)
                                   -----------           -----------            -----------
Deferred:
     Federal                       $   849,000           $ 1,454,000            $   470,000
     State                              77,000               132,000                 43,000
                                   -----------           -----------             ----------
                                       926,000             1,586,000                513,000
                                   -----------           -----------             ----------
Total provision/(benefit)          $      --             $      --              $        --
                                   -----------           -----------             ----------


The following is reconciliation between the statutory and effective income tax rates:


                                                                                Years ended
                                                        ---------------------------------------------------------
                                                        February 1, 2003     February 2, 2002    February 3, 2001
                                                        ----------------     ----------------    ----------------
Federal income tax at the statutory rate                        34%                 34%                 34%
State income and other taxes, net of federal tax
      benefit                                                    3%                  3%                  3%
Change in valuation allowance                                  (37)%               (37)%               (37)%
                                                               ---                 ---                 ---
Provision/(benefit) for income tax                               0%                  0%                  0%
                                                               ===                 ===                 ===

The Company neither paid income taxes nor received income tax refunds for fiscal years 2003, 2002 or 2002.

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

D. ADVANCES FROM PARENT COMPANY



As noted in Note A above, on May 14, 2002, CMRG acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction. In the asset purchase transaction, all prior equity interests of Casual Male Corp. in LPI were eliminated in purchase accounting.



Advances from Parent Company at February 1, 2003 and August 2, 2003 represent advances from CMRG to LPI to fund LPI's operations since May 14, 2002. These amounts are expected to be repaid to CMRG with proceeds from the rights offering described in Note A. To the extent such proceeds are not adequate to repay the entire amount due to CMRG, advances still outstanding after completion of the rights offering will be converted into Series A convertible preferred stock of LPI.

Advances from Parent Company accrue interest at a rate of 4.0%, compounded monthly. The interest was calculated based upon the average outstanding balance at each month-end. During the period from May 14, 2002 through February 1, 2003, total interest expense amounted to $42,539.

E. LONG TERM DEBT

During January 2003, the Company entered into a financing agreement with a software vendor to purchase accounting and management software. The financing agreement allows a total financing amount of $80,136 at a rate of 10.9%, to be paid in regular monthly payments of $2,600 over a 36-month period beginning April 1, 2003.



Amounts outstanding under this arrangement at February 1, 2003 are as follows:







Total debt                                  $63,627
Less: short-term portion                     18,275
                                            -------
Long-term portion                           $45,352
                                            =======



F. COMMITMENTS AND CONTINGENCIES

As of February 1, 2003, the Company was obligated to pay under operating leases for its corporate headquarters and certain equipment as follows:





Fiscal 2004                               $177,710
Fiscal 2005                                177,777
Fiscal 2006                                165,110
Fiscal 2007                                  4,239
Fiscal 2008                                  2,281
Thereafter                                     570
                                          --------
                                          $527,687
                                          ========

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

G. TRANSACTIONS WITH AFFILIATES

Prior to the acquisition of substantially all of the assets of Casual Male Corp. by CMRG, the net operations of LPI were entirely funded through capital contributions from Casual Male Corp. Subsequent to the acquisition by CMRG, the operations of LPI have been funded by advances from CMRG.

Certain general and administrative expenses of the Company, including rent expense related to the Company's corporate offices and certain equipment used by the Company, are incurred directly by CMRG or, prior to May 15, 2002, Casual Male Corp., and charged to the Company using allocation criteria, primarily sales (including related party sales). For fiscal 2003, 2002 and 2001, such expenses totaled $793,877, $833,616 and $455,180, respectively, and are included in selling, general and administrative expenses in the accompanying statements of operations and parent company equity (deficit). In the opinion of management, the methods for allocating such costs are reasonable. It is not practicable to estimate additional costs, if any, that would have been incurred by the Company had it operated as a separate entity during the periods presented.

The Company provides loss prevention services to CMRG and, prior to May 15, 2002, Casual Male Corp. and Designs. Aggregate revenue for fiscal 2003, 2002 and 2001 derived from Casual Male Corp., CMRG and Designs totaled $1,715,788, $1,466,991 and $1,146,723, respectively.

Prior to the acquisition in May 2002, employees of the Company participated in the 401(k) profit sharing plan of Casual Male Corp. (the Plan). Under the Plan, Casual Male Corp. matched 50% of each qualified employee's contribution up to 6% of the employee's salary. Subsequent to the acquisition, the Plan is administered by CMRG with no significant change to the provisions of the Plan.

During December 2002 the Company entered into a sub-lease agreement with CMRG for the lease of the Company's corporate headquarters. The lease began on January 1, 2003 for a period of 36 months at a rate of $12,666 per month.

Certain debt obligations of CMRG are secured by a lien on all of its assets. As a result of these debt obligations of CMRG, a lien exists on all of the Company's assets as of February 1, 2003.

H. ACQUISITION OF SECUREX

In January 2001, the Company paid $100,000 to acquire all of the assets of Securex, a security business. The acquisition was accounted for as a purchase under accounting principles generally accepted in the United States. At acquisition, the fair value of the net tangible assets acquired was immaterial and the entire purchase price was allocated to goodwill. In fiscal 2002, due in part to the uncertainty resulting from the Casual Male Corp. bankruptcy, management determined that the carrying amount of the goodwill should be written off.

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

I. SEGMENT DATA

Since the acquisition of Securex by Former LPI, the Company had two reportable segments: retail loss prevention (Retail LP) and Securex. The Company's Retail LP division provides outsourced loss prevention solutions to companies in the retail industry. These solutions include in-store audits, investigations, employee training and awareness, and point-of-sale exception based reporting software and data-mining. The Company's Securex division sells and installs security equipment and provides alarm and security central monitoring services.

The Company evaluates the performance of its Retail LP and Securex segments based on sales and operating income. All expenses have been allocated based either on specific identification or on revenues, whichever is most appropriate. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There were no intersegment sales and transfers during any period.

The Company's reportable segments are business units that offer different products and/or services. The reportable segments are each managed separately because they provide different services and sell distinct products. In fiscal year 2001, the Company had only one reportable segment.



                                                        Year ended February 1, 2003
                                        ---------------------------------------------------------------
                                         Retail LP        Securex         Corporate (1)        Total
                                        -----------      -----------      -------------     -----------
Revenues - Third party                  $ 5,029,942      $ 2,788,512       $      --        $ 7,818,454
Revenues - Intercompany                   1,123,490          592,298              --          1,715,788
                                        -----------      -----------       -----------      -----------
  Total revenues                          6,153,432        3,380,810              --          9,534,242
Gross margin                              1,424,298         (466,691)             --            957,607
Selling, general and
  administrative and interest             1,968,910        1,643,817              --          3,612,727
Provision for doubtful accounts             106,808          257,046              --            363,854
Depreciation                                 46,791           25,708              --             72,499
                                        -----------      -----------       -----------      -----------
Segment loss                            $   698,210      $ 2,393,262       $      --        $ 3,091,472
                                        ===========      ===========       ===========      ===========
Segment Assets                          $ 1,252,943      $ 1,109,406       $   711,151      $ 3,073,500

Expenditures for long lived assets      $    22,624           18,124       $    95,127      $   135,875



            (1) Corporate includes certain property and equipment which is used in the operations of both segments and as such is not allocated between the two segments; however, for management reporting purposes, depreciation expense associated with these assets is allocated to these operating segments based upon relative revenue.

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

            I. SEGMENT DATA (CONTINUED)




                                            Year ended February 2, 2002
                                     ------------------------------------------
                                      Retail LP       Securex          Total
                                     ----------      ----------      ----------
Revenues - Third-party               $2,868,409      $3,339,978      $6,208,387
Revenues - Intercompany               1,214,520         252,471       1,466,991
                                     ----------      ----------      ----------
  Total revenues                      4,082,929       3,592,449       7,675,378
Gross margin                            639,213         322,978         962,191
Selling, general and
 administrative                       1,361,861       4,284,498       5,646,359
Provision for doubtful accounts         337,735         362,265         700,000
Depreciation                             22,272          25,220          47,492
Write-down of goodwill                       --         100,000         100,000
                                     ----------      ----------      ----------
Segment loss                         $1,082,655      $4,449,005      $5,531,660
                                     ==========      ==========      ==========

Segment Assets                       $  759,551      $1,419,880      $2,179,231
Expenditures for long
     lived assets                        42,106         464,281         506,387




                                  Six months ended August 2, 2003
                             ------------------------------------------
                              Retail LP        Securex         Total
                             ----------      ----------      ----------
Revenues - Third party       $2,631,236      $1,116,013      $3,747,249
Revenues - Intercompany         490,970         362,267         853,237
                             ----------      ----------      ----------
  Total revenues              3,122,206       1,478,280       4,600,486

Segment loss                 $  235,395      $  351,047      $  586,442





                                  Six months ended August 3, 2002
                             ------------------------------------------
                              Retail LP        Securex         Total
                             ----------      ----------      ----------
Revenues - Third party       $2,398,226      $1,265,154      $3,663,380
Revenues - Intercompany         535,630         138,777         674,407
                             ----------      ----------      ----------
  Total revenues              2,933,856       1,403,931       4,337,787

Segment loss                 $  419,941      $1,686,408      $2,106,349

                              LP INNOVATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 1, 2003

J. ACQUISITION OF PREDECESSOR

On May 14, 2002, pursuant to an asset purchase agreement entered into as of May 2, 2002, CMRG completed the acquisition of substantially all of the assets of Casual Male Corp. and certain of its subsidiaries for a purchase price of approximately $161 million, plus the assumption of certain operating liabilities. In the asset purchase transaction, CMRG acquired substantially all of Casual Male Corp.'s assets including, but not limited to, the assets of the Former LPI, which was a wholly-owned subsidiary of Casual Male Corp. at that time.



The transaction was recorded by CMRG using the purchase method of accounting, which requires that all assets and liabilities be valued at fair value at the time of acquisition. The allocation of purchase price for the assets of the Former LPI was based upon the value of the assets acquired. Of the total $161 million purchase price paid by CMRG, approximately $50.7 million was recorded as goodwill, which CMRG attributed solely to the premium paid to acquire the Casual Male business. No goodwill was therefore attributable to the acquisition of LPI since it was CMRG's belief that it acquired this subsidiary at fair value. The allocation of purchase price for the assets of LPI by CMRG was as follows (in thousands):






              Inventory                                    $281
              Other assets                                   69
              Property and equipment                        154
              Accounts payable and accrued
                expenses                                   (238)
                                                          ------
              Total purchase price allocated to
                assets of LPI                              $266
                                                          =====



Coincident with the acquisition and the decision to separate the Company from its parent and operate the Company as a separate entity, the Company deemed certain property and equipment with a net carrying value of $367,735 to be no longer useful in day to day operations and therefore wrote these down to zero as part of the purchase accounting. The majority of these assets included leasehold improvements that were abandoned when the Company moved to its new headquarters facility.

Through and including _________ (the 25th day after the date the offering is completed), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver an prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.


           APPROXIMATELY 9,455,000 SHARES OF COMMON STOCK PURSUANT TO APPROXIMATELY 7,500,000 RIGHTS, APPROXIMATELY 1,125,000 OVER-ALLOCATION
           SHARES, APPROXIMATELY 550,000 OPTIONS AND 280,000 WARRANTS


                              LP INNOVATIONS, INC.



                                -----------------
                                   PROSPECTUS
                                -----------------






                                -----------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth an estimate of the costs and expenses payable in connection with the offering and/or sale of the common stock being registered.


                                                                                        Amount to
                                                                                         be Paid
                                                                                     -----------------
SEC registration fee                                                                  $       826
Legal fees and expenses                                                                         *
Accounting fees and expenses                                                              300,000
Printing and engraving                                                                     15,000
Transfer agent fees                                                                         5,000
Total                                                                                           *

* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Registrant will indemnify each person who at any time is, or in the past served as, a director or officer of the Registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of the Registrant, or served at the request of the Registrant as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Nevada Revised Statutes. This right of indemnification is not exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. Such indemnification shall include payment by the Registrant, in advance of the final disposition of any suit or proceedings, of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such payment if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant. The Registrant may accept any such undertaking without reference to the financial ability of the person to make such repayment.

       No director of the Registrant will be personally liable to the Registrant or to any of LPI's stockholders for monetary damages arising from the director's breach of fiduciary duty as a director of the Registrant, except to the extent that the elimination or limitation of liability is not permitted by the Nevada Revised Statues.

ITEM 16(a). EXHIBITS



Exhibit
  No.                                Description
-------                              -----------
   2.1      Form of Mandatory Purchase Agreement by and among LP Innovations, Inc., Jewelcor
            Management, Inc., Clark Partners I, L.P., Glenhill Capital, L.P., Glenhill Capital
            Overseas Partners, Ltd. and certain members of LPI management (1)

   3.1      Articles of Incorporation of LP Innovations, Inc. (2)

   3.2      Form of Certificate of Voting Powers, Designations, Preferences, Limitations,
            Restrictions and Relative Rights of Series A Preferred Stock of LP Innovations, Inc. (1)

   3.3      Bylaws of LP Innovations, Inc. (2)

   4.1      Form of LP Innovations, Inc. Common Stock Certificate (1)

   4.2      Form of LP Innovations, Inc. Series A Convertible Preferred Stock Certificate (1)

   4.3      Form of Subscription Certificate to Subscribe for Shares of Common Stock of LP
            Innovations, Inc. (1)

   5.1      Opinion of Counsel (1)

  10.1      Form of LP Innovations, Inc. 2003 Stock Incentive Plan (1)

  10.2      Not Used

  10.3      Not Used

  10.4      Form of Administrative Services Agreement between Casual Male Retail Group, Inc. and LP
            Innovations, Inc. (2)

  10.5      Form of Tax Sharing Agreement between Casual Male Retail Group, Inc. and LP Innovations,
            Inc. (2)

  10.6      Form of Employment Agreement between LP Innovations, Inc. and Steven P. May (2)

  10.7      Form of Employment Agreement between LP Innovations, Inc. and Craig Matsumoto (2)

  10.8      Form of Employment Agreement between LP Innovations, Inc. and Douglas A. Laue (2)

  10.9      Form of Restricted Stock Grant Agreement between LP Innovations, Inc. and each of Steven
            P. May, Craig Matsumoto and Douglas A. Laue (1)

  10.10     Loss Prevention Service Agreement between LP Innovations, Inc. and Casual Male Retail
            Group, Inc. (1)

  21.1      List of Significant Subsidiaries (2)

  23.1      Consent of Independent Auditors

  23.2      Consent of Counsel (included in Exhibit 5.1) (1)

  99.__     Important Tax Information, Substitute Form W-9 and Guidelines (1)

  99.__     Consents of Director Nominees (2)

  99.__     Form of Instructions for Use of LP Innovations, Inc. Subscription Certificates (1)

  99.__     Form of Letter to CMRG Stockholders Who Are Record Holders and Beneficial Owners (1)

  99.__     Form of Letter to CMRG Stockholders Who Are Record Holders (1)

  99.__     Form of Letter to Clients of CMRG Stockholders Who Are Record Holders (1)

  99.__     Form of Nominee Holder Certification Form (1)

  99.__     Substitute Form W-9 for Use with the Rights Offering (1)

  99.__     Form of Beneficial Owner Election Form (1)

  99.__     Form of Subscription Agent Agreement to be entered into by and between LP Innovations,
            Inc. and American Stock Transfer & Trust Company (1)

  99.__     Form of Escrow Agreement to be entered into by and between Innovations, Inc. and JP Morgan Chase Bank (1)

---------------------
(1) To be filed by amendment.

(2) Filed previously.

ITEM 16(b). FINANCIAL STATEMENT SCHEDULES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              LP Innovations, Inc.

                                February 3, 2003


-----------------------------------------------------------------------------------------------------------------------------------
                COL. A                       COL. B                         COL. C                     COL. D.           COL. E
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Additions
                                                          ---------------------------------------
                                        Balance at         Charged to Costs    Charged to Other      Deductions--    Balance at End
              Description           Beginning of Period      and Expenses      Accounts--Describe    Describe (1)      of Period
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended February 1, 2003:
  Allowance for doubtful accounts       $    700,000       $    363,854         $          -         $    828,025     $    235,829
                                        ============       ============         ============         ============     ============

Year Ended February 2, 2002:
  Allowance for doubtful accounts       $          -       $    700,000         $          -         $          -     $    700,000
                                        ============       ============         ============         ============     ============

Year Ended February 3, 2001:
  Allowance for doubtful accounts       $          -       $          -         $          -         $          -     $          -
                                        ============       ============         ============         ============     ============





(1) On May 14, 2002 CMRG acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction. For the year ended February 1, 2003, the Company eliminated as part of purchase accounting certain accounts receivables and the related allowance that were not included in the asset purchase transaction.



ITEM 17. UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

       (1) That insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       (3) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the cancellation of the offering.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Needham, Commonwealth of Massachusetts, on this 12th day of November, 2003.

                                         LP INNOVATIONS, INC.
                                         (Registrant)


                                         By: /s/ DOUGLAS A. LAUE
                                           ------------------------------------
                                           Name:  Douglas A. Laue
                                           Title: Chief Financial Officer

       Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated below:



               SIGNATURE                               TITLE(S)                                 DATE
               ---------                               --------                                 ----
/s/  STEVEN P. MAY*                      President                                       November 12, 2003
-------------------------------          (Principal Executive Officer)
Steven P. May

/s/  DOUGLAS A. LAUE                     Chief Financial Officer                         November 12, 2003
-------------------------------          (Principal Financial and Accounting
Douglas A. Laue                          Officer)


/s/  DENNIS R. HERNREICH*                Director                                        November 12, 2003
-------------------------------
Dennis R. Hernreich

/s/  DAVID A. LEVIN*                     Director                                        November 12, 2003
-------------------------------
David A. Levin

/s/  THOMAS A. FILANDRO                  Director                                        November 12, 2003
-------------------------------
Thomas A. Filandro

* Pursuant to Power of Attorney

/s/ DOUGLAS A. LAUE
---------------------------
Douglas A. Laue

Attorney-in-fact

                                INDEX TO EXHIBITS


 Exhibit
   No.                             Description
 -------                           -----------
   2.1      Form of Mandatory Purchase Agreement by and among LP Innovations, Inc., Jewelcor
            Management, Inc., Clark Partners I, L.P., Glenhill Capital, L.P., Glenhill Capital
            Overseas Partners, Ltd. and certain members of LPI management (1)

   3.1      Articles of Incorporation of LP Innovations, Inc. (2)

   3.2      Form of Certificate of Voting Powers, Designations, Preferences, Limitations,
            Restrictions and Relative Rights of Series A Preferred Stock of LP Innovations, Inc. (1)

   3.3      Bylaws of LP Innovations, Inc. (2)

   4.1      Form of LP Innovations, Inc. Common Stock Certificate (1)

   4.2      Form of LP Innovations, Inc. Series A Convertible Preferred Stock Certificate (1)

   4.3      Form of Subscription Certificate to Subscribe for Shares of Common Stock of LP
            Innovations, Inc. (1)

   5.1      Opinion of Counsel (1)

  10.1      Form of LP Innovations, Inc. 2003 Stock Incentive Plan (1)

  10.2      Not Used

  10.3      Not Used

  10.4      Form of Administrative Services Agreement between Casual Male Retail Group, Inc. and LP
            Innovations, Inc. (2)

  10.5      Form of Tax Sharing Agreement between Casual Male Retail Group, Inc. and LP Innovations,
            Inc. (2)

  10.6      Form of Employment Agreement between LP Innovations, Inc. and Steven P. May (2)

  10.7      Form of Employment Agreement between LP Innovations, Inc. and Craig Matsumoto (2)

  10.8      Form of Employment Agreement between LP Innovations, Inc. and Douglas A. Laue (2)

  10.9      Form of Restricted Stock Grant Agreement between LP Innovations, Inc. and each of Steven
            P. May, Craig Matsumoto and Douglas A. Laue (1)

  10.10     Loss Prevention Service Agreement between LP Innovations, Inc. and Casual Male Retail
            Group, Inc. (1)

  21.1      List of Significant Subsidiaries: (2)

  23.1      Consent of Independent Auditors

  23.2      Consent of Counsel (included in Exhibit 5.1) (1)

  99.__     Important Tax Information, Substitute Form W-9 and Guidelines (1)

  99.__     Consents of Director Nominees (2)

  99.__     Form of Instructions for Use of LP Innovations, Inc. Subscription Certificates (1)

  99.__     Form of Letter to CMRG Stockholders Who Are Record Holders and Beneficial Owners (1)

  99.__     Form of Letter to CMRG Stockholders Who Are Record Holders (1)

  99.__     Form of Letter to Clients of CMRG Stockholders Who Are Record Holders (1)

  99.__     Form of Nominee Holder Certification Form (1)

  99.__     Substitute Form W-9 for Use with the Rights Offering (1)

  99.__     Form of Beneficial Owner Election Form (1)

  99.__     Form of Subscription Agent Agreement to be entered into by and between LP Innovations,
            Inc. and American Stock Transfer & Trust Company (1)

  99.__     Form of Escrow Agreement to be entered into by and between Innovations, Inc. and JP Morgan Chase Bank (1)

---------------------
(1) To be filed by amendment.

(2) Filed previously.